     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 28, 2000

                                                     REGISTRATION NO. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                               CHANNELPOINT, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                          7375                         84-1367639
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)       Identification Number)

                             ---------------------

                              10155 WESTMOOR DRIVE
                                   SUITE 210
                             WESTMINSTER, CO 80021
                                 (303) 410-6180
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               KENNETH E. HOLLEN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               CHANNELPOINT, INC.
                              10155 WESTMOOR DRIVE
                                   SUITE 210
                             WESTMINSTER, CO 80021
                                 (303) 410-6180
      (Name, Address, Including Zip Code, And Telephone Number, Including
                        Area Code, Of Agent For Service)
                             ---------------------

                                   Copies To:

          JAMES C. T. LINFIELD, ESQ.                          ALAN DEAN, ESQ.
              COOLEY GODWARD LLP                           DAVIS POLK & WARDWELL
       2595 CANYON BOULEVARD, SUITE 250                     450 LEXINGTON AVENUE
            BOULDER, CO 80302-6737                           NEW YORK, NY 10017
                (303) 546-4000                                 (212) 450-4000

                             ---------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

                             ---------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration serial number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
             TITLE OF SECURITIES                          PROPOSED MAXIMUM                    AMOUNT OF
               TO BE REGISTERED                    AGGREGATE OFFERING PRICE(1)(2)          REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value.................               $75,000,000                       $19,800
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

(1) Includes shares that the Underwriters have the option to purchase solely to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o).

     REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject to Completion)

Issued March 28, 2000

                                              Shares

                              [CHANNELPOINT LOGO]

                                  COMMON STOCK
                            ------------------------
CHANNELPOINT, INC. IS OFFERING      SHARES OF ITS COMMON STOCK. THIS IS OUR
INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE
ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $     AND
$     PER SHARE.
                            ------------------------
WE HAVE APPLIED TO HAVE THE COMMON STOCK APPROVED FOR QUOTATION ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "CHPT."
                            ------------------------
INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.
                            ------------------------
                              PRICE $     A SHARE
                            ------------------------

                                                                UNDERWRITING
                                         PRICE TO               DISCOUNTS AND             PROCEEDS TO
                                          PUBLIC                 COMMISSIONS             CHANNELPOINT
                                         --------               -------------            ------------
Per Share.......................             $                        $                        $
Total...........................             $                        $                        $

ChannelPoint, Inc. has granted the underwriters the right to purchase up to an
additional      shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares of common stock
to purchasers on             , 2000.
                            ------------------------
MORGAN STANLEY DEAN WITTER
                  CHASE H&Q
                                     ROBERTSON STEPHENS
                                                   WIT SOUNDVIEW
                 , 2000

[Our artwork will consist of diagrams displaying how carriers, distributors and buyers interact with our applications and Exchange Platform technology. Descriptive captions will be used to describe the diagrams. In addition, we plan to use our corporate logo, which contains the word "ChannelPoint."]

                                 [INSIDE COVER]

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    8
Forward-Looking Statements............   18
Use of Proceeds.......................   19
Dividend Policy.......................   19
Concurrent Private Transactions.......   19
Capitalization........................   20
Dilution..............................   21
Selected Consolidated and Combined Pro
  Forma Financial Data................   22
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   24

                                        PAGE
                                        ----
Business..............................   33
Management............................   50
Certain Transactions..................   58
Principal Stockholders................   62
Description of Capital Stock..........   65
Shares Eligible for Future Sale.......   68
Underwriters..........................   70
Legal Matters.........................   72
Experts...............................   72
Where You Can Find Additional
  Information.........................   72
Index to Consolidated Financial
  Statements..........................  F-1

                            ------------------------

     UNTIL           (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, especially "Risk Factors" and the financial statements and notes attached to those statements, before deciding to invest in shares of our common stock.

     We are a leading provider of Internet based, business-to-business solutions that enable e-commerce in the approximately $2.8 trillion global insurance industry. Our software applications and professional services offerings are designed to meet the evolving needs of carriers, distributors and buyers of insurance. Our technologies leverage the power of the Internet to streamline and automate the insurance distribution process to facilitate end-to-end transaction processing. We have developed proprietary Exchange Platform technology, which allows the creation of dynamic electronic marketplaces, or e-markets, that bring together buyers and sellers of insurance products. Our technology electronically links insurance carriers with distribution channels, ranging from traditional brokers that sell the majority of insurance today to banks, financial brokerage firms and other emerging distribution channels, such as Internet portals. Using our technology, individual carriers or groups of carriers can create e-markets that are customized to their particular distribution strategies. Carriers and distributors can significantly decrease costs, increase revenue and improve service levels by using our applications and Exchange Platform technology to conduct e-insurance transactions.

     We complement our technology with a professional services organization that offers a range of services, including selected strategic, process reengineering, customization of applications, implementation assistance and project management services. We have designed these services to decrease implementation risk, shorten the time it takes to create e-markets, improve our customers' competitive position and maximize their return on investment. We believe that our ability to successfully deliver a complete e-insurance solution to our customers provides us with a significant competitive advantage.

     We expect that our merger with InsurQuote Systems, Inc. will accelerate our ability to provide e-commerce solutions to the property and casualty sectors of the insurance industry. We intend to capitalize on InsurQuote's extensive relationships with insurance carriers and distributors and to integrate its comparative rating technology and its substantial inventory of carrier rating and plan content with our Exchange Platform technology.

     Our customers and strategic partners cover nearly all facets of the insurance industry:

     - Health and Ancillary Carriers. Our health and ancillary carrier customers include leading companies such as Blue Cross and Blue Shield of Colorado, two regional Kaiser Foundation Health Plans, The Regence Group, Standard Insurance Companies and UnitedHealthcare.

     - Life Insurance and Annuity Carriers. Our life insurance and annuity carrier customers include 40 leading insurance carriers, including Equitable, GE Financial Assurance Holdings, Hartford Life, John Hancock, Merrill Lynch, Mutual of Omaha, New York Life, Phoenix Home Life, Travelers and Zurich Kemper Life.

     - Property and Casualty Carriers. We provide solutions to leading property and casualty carriers such as Zurich Financial Services in the U.S., Canada, and Europe. Through our acquisition of InsurQuote, we provide insurance distributors with rating services using data received from over 400 property and casualty carriers, including leaders such as AIG, Metropolitan Property and Casualty, The Hartford, Nationwide, Progressive and Travelers.

     - Distributors. Our distributor customers are among the largest brokerage firms in the U.S. and include Acordia of California; CBIZ Benefits & Insurance Services, Inc.; Lockton Companies of Colorado; Seabury & Smith (a division of Marsh McLennan) and USI Insurance Services.

     - Portals. We provide our solutions to a rapidly growing number of leading insurance portals such as Autobytel.com, Cars.com, Insurance.com (an affiliate of Fidelity Investments), Insure.com, InsWeb, Intuit's QuickenInsurance and Perksatwork.com.

     We believe that our solutions for enabling e-commerce in the insurance industry, together with our strategic relationships with leading insurance carriers and distributors, give us a significant first mover advantage as the insurance industry capitalizes on the opportunities created by the Internet.

                                  THE OFFERING

Common stock offered.................................   shares

Common stock to be outstanding after this offering...   shares

Use of proceeds......................................   To fund the expansion of our professional
                                                        services, product development, content
                                                        management and sales and marketing
                                                        capabilities, repayment of indebtedness and
                                                        for other working capital and general
                                                        corporate purposes, including potential
                                                        strategic acquisitions or investments.

Proposed Nasdaq National Market symbol...............   CHPT

     You should be aware that we are permitted, and in some cases obligated, to issue shares of common stock in addition to the common stock to be outstanding after this offering. The foregoing information is based on shares outstanding as of March 28, 2000. This information:

     - excludes an aggregate of 13,519,961 shares issuable upon the exercise of options outstanding as of March 28, 2000 under our stock option plan, at a weighted average exercise price of $6.54 per share;

     - excludes 42,076 additional shares that could be issued under our stock option plan as of March 28, 2000;

     - excludes      shares available for issuance to our employees who elect to buy stock in the future under our employee stock purchase plan;

     - includes 50,000 shares of common stock issuable upon the conversion of a convertible promissory note;

     - includes $     million of our common stock to be sold to           ,
                 and           in a private transaction concurrent with the
       closing of this offering at a price per share equal to the initial public
       offering price. At an assumed initial public offering price of $     per
       share (the midpoint of the filing range),      shares will be sold;

     - includes an aggregate of           shares of common stock, which we
       expect to issue in connection with the proposed acquisition of InsurQuote, subject to certain adjustments; and

     - excludes an aggregate of           shares issuable upon the exercise of
       options and warrants outstanding as of March 28, 2000 which we expect to assume from InsurQuote upon the closing of the proposed acquisition of
       InsurQuote, at a weighted average exercise price of $     per share.

                              RECENT DEVELOPMENTS

  Acquisition of InsurQuote Systems, Inc.

     In February 2000, we signed a definitive agreement to acquire InsurQuote Systems, Inc., which we refer to in this prospectus as InsurQuote. InsurQuote is a leading provider of integrated insurance rating solutions to insurance carriers, distributors, Internet portals and consumers in the property and casualty insurance market. InsurQuote's applications enable its customers to develop, distribute and compare insurance rating information for desktop and online property and casualty rate quoting. We expect to close the InsurQuote acquisition in April 2000.

  Acquisition of LifeLink Corporation

     In March 2000, we acquired LifeLink Corporation, which we refer to in this prospectus as LifeLink. LifeLink is a provider of illustration applications, Internet-based quoting services, and comparative financial and rating data for the life insurance industry.

                             ADDITIONAL INFORMATION

     Unless otherwise indicated, all information in this prospectus:

     - assumes the sale of $     million of our common stock to           ,
                 and           in private transactions concurrent with the
       closing of this offering at a price per share equal to the initial public
       offering price. At an assumed initial public offering price of $     per
       share (the midpoint of the filing range),      shares will be sold;

     - assumes that the underwriters' overallotment option will not be exercised;

     - reflects the closing of our proposed acquisition of InsurQuote in April 2000;

     - reflects the closing of our acquisition of LifeLink in March 2000; and

     - reflects the conversion of all of our outstanding shares of preferred stock and our convertible promissory note automatically upon the closing of the offering.

     "ChannelPoint," "HealthSearch," "P.D.,Q. 2000," "P.D.,Q. LITE," "PROBOL," "Policy $hopper," "InsurQuote," "InsurWare," "Quotesearch," "Rate Analyst" and "Insight" are United States trademarks of ours. All brand names or trademarks of other companies appearing in this prospectus are owned by their respective holders.

     Unless the context requires otherwise, "ChannelPoint," "we," "us," and "our" in this prospectus refer to ChannelPoint, Inc.

     We were incorporated in Delaware on December 5, 1996. Our principal executive office is located at 10155 Westmoor Drive, Suite 210, Westminster, Colorado 80021 and our telephone number is (303) 410-6180. Our worldwide web site address is www.channelpoint.com. The information on our web site is not a part of this prospectus.

     You should rely only on the information contained in this prospectus. Neither we nor any underwriter has authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

           SUMMARY CONSOLIDATED AND COMBINED PRO FORMA FINANCIAL DATA

                                                              ACTUAL                        PRO FORMA
                                           ---------------------------------------------   -----------
                                             INCEPTION
                                           (DECEMBER 5,
                                           1996) THROUGH             YEAR ENDED DECEMBER 31,
                                           DECEMBER 31,    -------------------------------------------
                                               1996         1997       1998       1999        1999
                                           -------------   -------   --------   --------   -----------
                                            (UNAUDITED)                                    (UNAUDITED)
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenue..................................     $   --       $    --   $  1,603   $  5,498    $  16,031
Costs and expenses:
  Cost of revenue........................         --            --      1,748     12,159       25,774
  Product development....................         49         3,983      7,829     18,212       21,754
  Selling and marketing..................         12         1,292      4,714     19,884       23,060
  General and administrative.............         67           609      1,428      8,595       17,393
  Amortization of intangible assets
     acquired from InsurQuote............         --            --         --         --       38,270
                                              ------       -------   --------   --------    ---------
          Total operating expenses.......        128         5,884     15,719     58,850      126,251
                                              ------       -------   --------   --------    ---------
Loss from operations.....................       (128)       (5,884)   (14,116)   (53,352)    (110,220)
Interest and other income, net...........          3            77        249      1,001          732
                                              ------       -------   --------   --------    ---------
Net loss.................................     $ (125)      $(5,807)  $(13,867)  $(52,351)   $(109,488)
                                              ======       =======   ========   ========    =========
Basic and diluted net loss per common
  share..................................     $(0.07)      $ (1.22)  $  (1.72)  $  (4.60)   $   (4.22)
Weighted average common shares
  outstanding used in computing basic and
  diluted net loss per common share......      1,889         4,743      8,077     11,378       25,969
Pro forma basic and diluted net loss per
  common share, (unaudited)..............                                       $  (1.55)   $   (2.26)
Weighted average common shares
  outstanding used in computing pro forma
  basic and diluted net loss per common
  share (unaudited)......................                                         33,831       48,422

                                                                   AS OF DECEMBER 31, 1999
                                                              ---------------------------------
                                                                                     PRO FORMA
                                                              ACTUAL    PRO FORMA   AS ADJUSTED
                                                              -------   ---------   -----------
                                                                              (UNAUDITED)
                                                                       (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $26,028   $ 29,304
Working capital.............................................   22,581     17,405
Total assets................................................   74,524    230,730
Deferred revenue............................................   29,919     32,970
Long-term obligations (net of current portion)..............      131      9,138
Total stockholders' equity..................................   32,952    168,018

     The unaudited pro forma financial information reflects the acquisition of InsurQuote, which is expected to be completed in April 2000. The unaudited pro forma financial information is derived from the unaudited pro forma consolidated condensed financial statements and should be read in conjunction with such pro forma statements and the notes thereto, which are included elsewhere in this prospectus. In preparing the unaudited pro forma consolidated statement of operations data, the InsurQuote operations have been included as if the acquisition had occurred on January 1, 1999 and the unaudited pro forma consolidated balance sheet data assumes the acquisition occurred on December 31, 1999. The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of future operating results or our financial position following the acquisition of InsurQuote. The unaudited pro forma as adjusted balance sheet financial data reflects:

- the receipt of the estimated net proceeds from the sale of      shares of
  common stock offered by us at an assumed initial public offering price of
  $     per share, after deducting estimated underwriting discounts and offering expenses payable by us;

- the sale of           shares of common stock in a private transaction
  concurrent with the closing of this offering; and

- the conversion of all outstanding shares of preferred stock and the
  convertible promissory note into           shares of common stock.

     See note 1 of notes to our consolidated financial statements for an explanation of the determination of the number of shares used in computing per share data.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that are currently deemed immaterial may also impair our business. The trading price of our common stock may decline due to any of these risks and you may lose part or all of your investment.

RISKS RELATING TO OUR BUSINESS

     OUR LIMITED OPERATING HISTORY MAKES FINANCIAL FORECASTING DIFFICULT.

     We were founded in December 1996 and began providing professional services to clients in 1997. Because of our limited operating history, it is difficult to evaluate our business and our prospects. Our historical financial information is of limited value in projecting our future operating results because of our limited operating history and the emerging nature of the online insurance distribution market. While our revenues to date have principally been generated from our professional services to carriers, our long-term business model depends on our ability to generate transaction fees from the use of our Exchange Platform technology and software license fees from related applications. Moreover, companies in an early stage of development like ourselves frequently encounter enhanced risks and unexpected expenses and difficulties. Therefore, our past results and rate of growth may not be meaningful and you should not rely on them as an indication of future performance.

     OUR PLAN TO CHARGE TRANSACTION FEES FOR OUR TECHNOLOGY IS NOVEL AND
UNPROVEN.

     Our plan to generate transaction fees from our Exchange Platform technology and related software applications is based on a novel and unproven business model in the insurance industry. We will be successful only if insurance carriers and distributors adopt our Exchange Platform technology to streamline and automate the distribution of their insurance products, use our technology to complete transactions and pay us transaction fees based on the use of our technology. To date, we have generated limited transaction fees. We cannot predict whether our technology will be successful or achieve the degree of acceptance necessary to become profitable or whether a transaction fee model will prove to be viable. Factors that might slow or reduce acceptance of our technology or our ability to generate transaction fees include:

     - Insurance carriers and distributors may be reluctant to use our technology out of concern for placing competitively sensitive pricing information on our database;

     - Carriers and distributors might have a concern that electronic methods will not adequately protect their customers' privacy and confidential information;

     - Carriers or distributors may not want to invest the significant time and resources necessary to use our technology; and

     - Buyers of insurance may be reluctant to buy insurance from participating carriers or distributors due to privacy concerns and other factors.

     WE HAVE A HISTORY OF LOSSES AND WE EXPECT TO INCUR SIGNIFICANT LOSSES IN THE FUTURE AS WE EXPAND OUR OPERATIONS.

     We had net losses of $5.8 million in calendar year 1997, $13.9 million in calendar year 1998 and $52.4 million in calendar year 1999. In addition, InsurQuote has incurred net losses of $2.8 million in the eleven months ended June 30, 1997, $8.8 million in fiscal year ended June 30, 1998, $17.3 million in fiscal year ended June 30, 1999 and $9.2 million for the six months ended December 31, 1999. As of December 31, 1999, we had an accumulated deficit of $72.2 million and InsurQuote had an accumulated deficit of $41.6 million. We have never been profitable and we expect to remain unprofitable for the foreseeable future as we continue to incur significant expenses to expand our operations by growing our professional services, sales and marketing and product development organizations and incur expenses in developing new applications and adding new content to our Exchange Platform technology. We have not generated enough revenues to exceed the substantial amounts we have spent to develop our Exchange Platform technology and electronic insurance applications and build our operational infrastructure. If our revenues do not increase substantially in future periods, we will never become profitable.

     WE ARE LIKELY TO NEED TO OBTAIN FUTURE CAPITAL AND OUR INABILITY TO DO SO COULD SIGNIFICANTLY HARM OUR BUSINESS.

     To date, we have not been able to fund our operations from cash generated by our business and do not expect to be able to do so for the foreseeable future. We expect that the money generated from this offering, combined with our current cash resources, will be sufficient to meet our requirements for at least the next 12 months. The time period for which we believe our capital is sufficient is an estimate; the actual time period may differ materially as a result of a number of factors, risks and uncertainties. After that time, we expect that we will need to raise additional financing to support expansion, develop new or enhanced applications, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. We may need to raise additional funds by selling debt or equity securities, by entering into strategic relationships or through other arrangements. We may be unable to raise any additional funds on reasonable terms when they are needed. In addition, equity financing may dilute the equity interest of existing shareholders.

     OUR QUARTERLY REVENUES AND OPERATING RESULTS FLUCTUATE AND ARE DIFFICULT TO PREDICT, AND, IF OUR RESULTS ARE BELOW THE EXPECTATIONS OF THE PUBLIC MARKET ANALYSTS AND INVESTORS, THE PRICE OF OUR COMMON STOCK MAY DECLINE.

     Our quarterly revenues and operating results have fluctuated significantly in the past and we expect them to continue to fluctuate significantly in the future. As a result, you should not rely on year-to-year or quarter-to-quarter comparisons of our operating results as an indication of future performance. These fluctuations are due to a variety of factors, not all of which are in our control. Some of the factors that may lead to fluctuations in our results include:

     - the amount and timing of operating costs relating to expansion of our infrastructure and business;

     - the demand for and acceptance of our applications;

     - the mix of software license, professional service and transaction fee revenue;

     - the utilization rate of our professional services organization; and

     - the lengthy sales cycle and product implementation period for our applications.

     In addition, our operating expenses are based largely on our expectations of our future revenues and are expected to grow significantly due to continued investments in expanding the capabilities of and adding content to our Exchange Platform technology, developing and launching new applications, and servicing our customers. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we have a shortfall in revenues in relation to our expenses, or if our expenses precede increased revenues, then our operating results and financial condition would be harmed. It is possible that in some future periods our results may be below expectations of public market analysts and investors. If this were to occur, the price of our common stock may fall.

     OUR LENGTHY SALES CYCLE COULD IMPACT THE TIMING OF OUR REVENUE, CAUSING OUR QUARTERLY OPERATING RESULTS TO FLUCTUATE.

     A customer's decision to purchase our applications typically involves a significant decision by its senior management, as our products are generally critical to the customer's business and involve both a transformation of business processes and a significant commitment of resources. The period between our initial contact with a potential customer and the purchase of our applications is often long and subject to delays associated with educating customers as to the strategic benefits of our Exchange Platform technology and with the budgeting, approval, competitive evaluation, project definition, and contract negotiation processes that frequently accompany significant technology purchasing decisions. Our lengthy sales process makes the timing of sales unpredictable and subjects us to the risk that revenues for a particular quarter will be less than expected. In addition, we incur significant expenses in the sales process and failure to complete sales would significantly impair our operating results.

     OUR CUSTOMER BASE IS CONCENTRATED AND LOSS OF A MAJOR CUSTOMER COULD CAUSE OUR REVENUE TO DECLINE.

     During the year ended December 31, 1999, three customers accounted for approximately 88% of our revenue. During the year ended December 31, 1998, one customer accounted for all of our revenue. We may continue to derive a significant portion of our revenue from a relatively small number of customers in the future. While we typically seek to enter into long-term relationships with our customers, if a major customer terminates its relationship with us or fails to use our applications, our revenue could decline and our operating results and financial condition could be harmed.

     WE RELY ON RELATIONSHIPS WITH LEADING CARRIERS AND DISTRIBUTORS; AN INABILITY TO ESTABLISH SUCH RELATIONSHIPS WOULD IMPAIR OUR ABILITY TO GENERATE INCREASED REVENUES.

     To be successful, we must establish and maintain relationships with leading carriers and distributors. This is critical to our success because we believe that these relationships will enable us to:

     - extend the reach of our applications and services to the various participants in the insurance industry;

     - obtain specialized insurance industry expertise and input to refine our applications;

     - obtain content about carrier plans which is critical to the success of our Exchange Platform technology; and

     - develop and deploy new applications to further enhance our Exchange Platform technology.

     We may not be able to establish relationships with key carriers or distributors in the insurance industry if we have established relationships with their competitors. Moreover, many potential carrier and distributor participants may resist working with us until our applications have been successfully introduced and have achieved market acceptance.

     In addition, potential carriers may not be willing to invest the time and resources necessary to implement our Exchange Platform technology and our applications, or we may not be able to overcome the technological difficulties associated with, or devote the time and resources necessary to, successfully implement our applications. Carriers may already have substantial investments in their legacy systems, and may refuse to adopt new systems when they have made extensive investment in hardware, software and training for older systems. Some carriers might not be willing to implement our other applications if they cannot achieve end-to-end processing because they find it too expensive or difficult to implement one of our applications.

     WE DO NOT HAVE EXCLUSIVE RELATIONSHIPS WITH INSURANCE CARRIERS, AND CARRIERS DO NOT NEED TO USE OUR TECHNOLOGY TO DISTRIBUTE THEIR PRODUCTS.

     We do not have an exclusive relationship with any of the insurance carriers who use our Exchange Platform technology and electronic insurance applications. These carriers are free to use the traditional means of distributing insurance through brokers, insurance agents or direct sales. In addition, these carriers can also offer their products and services over the Internet, either directly to consumers or through online portals, or both. Accordingly, brokers and consumers could have multiple methods to obtain quotes and coverage from these insurance companies and would not have to use our technology.

     IF WE ENCOUNTER DIFFICULTY IMPLEMENTING OUR TECHNOLOGY FOR NEW CARRIERS, WE COULD HARM OUR REPUTATION AND LOSE CUSTOMERS AND REVENUE.

     Implementation of many of our applications, particularly our Insure application, which automates a carrier's core sales and distribution processes, requires a significant commitment of time and resources on our

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

part and on the part of the carrier and is a technologically difficult process. Implementation problems could delay market acceptance of our applications, divert our development resources, harm our reputation and give rise to claims against us. If we encounter difficulties implementing our applications, our professional service costs could increase and our revenue could decline. Furthermore, an unexpected delay in the completion of a major implementation could result in a delay in the redeployment of professional services personnel to new assignments for which we are contractually committed to achieve milestones on a timely basis. Conversely, because we assign significant numbers of professional services personnel to our large implementation projects, unexpected early terminations of any large implementation could result in under-utilization of project personnel until such persons can be redeployed to other projects. For these and other reasons, our failure to successfully complete implementations within the time frame projected could have a material adverse effect on our business, results of operations and financial condition.

     IF WE ARE REQUIRED TO COMMIT UNANTICIPATED RESOURCES TO COMPLETE FIXED-PRICE CONTRACTS, OUR OPERATING RESULTS MAY DECLINE AND WE MAY INCUR LOSSES IN FULFILLING THOSE CONTRACTUAL OBLIGATIONS.

     To date, a significant number of our contracts have been billed on a fixed-price basis. These contracts specify obligations and deliverables to be met by us regardless of our actual costs incurred. We cannot assure you that we can successfully complete these contracts on budget, and our inability to do so could seriously harm our business, financial condition and results of operations.

     Our failure to accurately estimate the resources required for a fixed-price contract could require us to record losses which could cause our operating results to decline. In the past, we have been required to commit unanticipated additional resources to complete certain project plans during the project to ensure that the project was completed on schedule. We may experience similar situations in the future.

     WE DEPEND ON INCREASED BUSINESS FROM OUR CURRENT AND NEW CUSTOMERS, AND IF WE FAIL TO GROW OUR CUSTOMER BASE OR INCREASE THE AMOUNT OF BUSINESS WE RECEIVE FROM OUR CURRENT CUSTOMERS, OUR OPERATING RESULTS COULD BE HARMED.

     Once we have established relationships with a significant number of insurance carriers and distributors, we will depend on our customers' ability to generate increased acceptance and use of our applications. Our customer relationships are in the early stages of development. We have limited experience in establishing and maintaining relationships with insurance industry participants. Some of these customers may not choose to expand their use of our applications. Our business model depends on the expanded use of our applications within our customers' organizations. If we do not expand our current relationships, or if we lose any of these relationships or fail to establish additional relationships, we would not be able to execute our business plan and our business would suffer significantly.

     WE MUST SUCCESSFULLY INTEGRATE OUR RECENT ACQUISITIONS, INCLUDING OUR ACQUISITION OF INSURQUOTE SYSTEMS, INC.

     On February 1, 2000, we executed an agreement to acquire InsurQuote, a developer of applications used to price and rate insurance coverage. We acquired LifeLink Corporation on March 24, 2000, a provider of illustration applications, Internet based quoting services, and comparative financial and rating data for the life insurance industry. On November 15, 1999, we acquired the assets related to p.d.,q., an agency management software package designed for broker general agents in the individual life insurance market. On June 7, 1999, we acquired certain assets of Blaise Software, Inc., the primary asset of which is a desktop application used by brokers to generate and complete insurance transactions. Our failure to address successfully the risks associated with the acquisition of these companies could have a material adverse effect on our ability to develop and market applications based on their technology. Our ability to realize the potential benefits and synergies of these acquisitions will depend on our ability to do one or more of the following:

     - integrate and manage the operations of the acquired companies;

     - integrate the acquired companies' applications into our Exchange Platform technology;

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

     - retain the acquired companies' key personnel; and

     - maintain and expand upon the acquired companies' carrier and distributor relationships.

     FUTURE ACQUISITIONS MAY PROVE DIFFICULT TO INTEGRATE, MAY DIVERT MANAGEMENT ATTENTION OR UPSET CUSTOMER RELATIONSHIPS AND MAY RESULT IN SIGNIFICANT CHARGES, EACH OF WHICH COULD HARM OUR BUSINESS AND OPERATING RESULTS.

     We may acquire or make investments in other businesses, technologies, services or products in order to increase the number and variety of applications on our Exchange Platform and increase our distribution base if appropriate opportunities arise. This acquisition and investment strategy may require us to integrate new technology or personnel into our operations. These integration efforts may not succeed or may distract management's attention from our existing business. Our failure to successfully manage future acquisitions could seriously harm our business. Also, our existing stockholders would be diluted if we financed future acquisitions by issuing equity securities. As with our past acquisitions, future acquisitions may also involve significant one-time charges or ongoing charges for amortizing goodwill or other acquired intangible assets.

     OUR OPERATING RESULTS MAY DECLINE AND OUR CUSTOMERS MAY BECOME DISSATISFIED IF WE DO NOT EXPAND OUR PROFESSIONAL SERVICES ORGANIZATION OR IF WE ARE UNABLE TO ESTABLISH AND MAINTAIN RELATIONSHIPS WITH THIRD-PARTY SERVICE PROVIDERS.

     To date, our revenue has been generated principally from professional services. Customers that use our applications typically engage our professional services staff to assist with support, training, consulting and implementation. We believe that our growth depends on our ability to provide our customers with these services and to attract and educate third-party consultants to provide similar services. As a result, we plan to increase the number of our professional services personnel to meet these needs. New professional services personnel will require training and education and take time to reach full productivity. Competition for qualified personnel is intense, particularly because we are in a new market and only a limited number of individuals have acquired the skills needed to provide the services our customers require. We cannot be certain that we can attract or retain a sufficient number of highly qualified professional services personnel. To meet our needs for professional services personnel, we also intend to use more costly third-party consultants to supplement our own professional services staff. Our business may be harmed if we are unable to establish and maintain relationships with third-party implementation providers.

     OUR EXECUTIVE OFFICERS AND KEY PERSONNEL ARE CRITICAL TO OUR BUSINESS, AND THE LOSS OF ANY OF THESE OFFICERS OR KEY PERSONNEL WOULD LIKELY HARM OUR BUSINESS.

     Our future success is substantially dependent on the continued services and continuing contributions of our senior management and other key personnel, particularly Kenneth Hollen, our President and Chief Executive Officer. The loss of the services of any of our executive officers or other key employees could harm our business. We have no long-term employment agreements with any of our key personnel. We do not have "key person" life insurance on any of our key employees.

     BECAUSE OF COMPETITION FOR ADDITIONAL QUALIFIED PERSONNEL, WE MAY NOT BE ABLE TO RECRUIT OR RETAIN NECESSARY PERSONNEL, WHICH COULD IMPACT OUR GROWTH.

     Our future success depends on our ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, sales and marketing and administrative personnel. We have expanded our operations, and we need to hire a significant number of additional personnel in order to implement our business plan. Competition for such personnel is intense, and we cannot guarantee that we will successfully attract, assimilate or retain a sufficient number of qualified personnel. Failure to retain and attract the necessary technical, managerial, sales and marketing and administrative personnel could adversely affect our business, financial condition and operating results.

     The novelty of our technology requires highly trained product development personnel, as well as experienced sales and marketing personnel to educate prospective customers regarding the use and benefits of
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

our applications. Many of our product development and sales and marketing personnel have recently joined us and have limited insurance industry experience. New hires take time to become productive, and we cannot be certain that our new hires will be successful.

     IF WE DO NOT MANAGE OUR GROWTH EFFECTIVELY, OUR BUSINESS COULD BE HARMED.

     We are expanding our operations rapidly, and we expect to continue to grow. This growth has placed and is expected to continue to place a significant strain on our managerial, operational and financial resources. To manage any further growth, we must effectively manage our operational, customer service and financial systems, procedures and controls. Our management may not be able to hire, train, retain, motivate and manage the personnel we need for our business. The majority of our current employees have been with us less than 18 months and we expect that our rate of hiring will continue at a very high pace. If we cannot manage growth effectively, our business, operating results and financial condition will suffer.

     IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, OUR BUSINESS COULD BE HARMED.

     Our success depends, in part, upon our proprietary technology and other intellectual property rights. To date, we have relied primarily upon a combination of copyright, trade secrets, trademark and patent laws, security measures and nondisclosure and other contractual restrictions on copying and distribution to protect our proprietary technology. We have five United States patent applications pending and no foreign patent applications pending. We cannot assure you that our patent applications will result in the issuance of any patents nor can we be certain that any issued patents would protect or benefit us or give us adequate protection from competing products or services. For example, issued patents may be circumvented or challenged and declared invalid or unenforceable. We seek to protect our proprietary rights, but our efforts may be inadequate to protect our proprietary rights. Existing trade secret, copyright, patent and trademark laws offer only limited protection. Further, effective trade secret, copyright, patent and trademark protection may not be available in every country in which our applications are made available through the Internet, and policing unauthorized use of our proprietary information is difficult. The unauthorized misappropriation of our proprietary technology could have a material adverse effect on our business. If we resort to legal proceedings to enforce our proprietary rights, the proceedings could be burdensome and expensive and could involve a high degree of risk, resulting in counterclaims or countersuits against us.

     THIRD-PARTY CLAIMS THAT WE INFRINGE UPON THEIR INTELLECTUAL PROPERTY RIGHTS COULD BE COSTLY TO DEFEND OR SETTLE.

     We are currently involved in litigation in which another company has claimed that we have improperly utilized their trade secrets. We may also be subject to other claims alleging infringement by us of third-party proprietary rights. If we were to discover that any of our technology infringed third-party rights, we may not be able to obtain permission to use such rights on commercially reasonable terms. This inability may require us to expend significant resources to make our technology non-infringing or to discontinue the use of such technology. We have incurred significant expense defending ourselves from the claims that we have improperly used another company's trade secrets. These or other additional claims of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business. In addition, we have agreed, and may agree in the future, to indemnify certain of our customers against claims that our software infringes upon the intellectual property rights of others. We could incur substantial costs in defending our customers against claims that our software infringes third-party proprietary rights. Further, a party making such a claim could secure a judgment that requires us to pay substantial damages or that prevents us from using or selling our applications. Any of these events could have a material adverse effect on our business, operating results and financial condition.

    ONLINE SECURITY BREACHES MAY DETER FUTURE USE OF OUR APPLICATIONS.

     The secure transmission of confidential information over the Internet is essential in maintaining carrier, distributor and consumer confidence in our applications. Substantial or ongoing security breaches affecting our technology or the Internet in general could significantly harm our business. We rely on licensed encryption and
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

authentication technology to effect secure transmission of and access to confidential information, including individuals' confidential data and other confidential data of insurance carriers and distributors. It is possible that advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology used by us to protect confidential data.

     We incur substantial expense to protect against and remedy security breaches and their consequences. A party that is able to circumvent our security systems could steal proprietary information or cause interruptions in our operations. Security breaches could also damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies carry low coverage limits, which may not be adequate to reimburse us for losses caused by security breaches. We cannot guarantee that our security measures will prevent security breaches.

     We also face risks associated with security breaches affecting third parties conducting business over the Internet. Consumers and businesses generally are concerned with security and privacy on the Internet, and any publicized security problems could hinder the growth of e-commerce and, therefore, our applications as a means of distributing insurance.

     SYSTEM FAILURES OR CAPACITY CONSTRAINTS COULD HARM OUR BUSINESS.

     Although we have experienced only minor system failures or outages to date, we may experience further system failures or outages in the future that could disrupt the operation of our Exchange Platform technology and could harm our business. Our future revenues will depend in large part on the volume of transactions on our Exchange Platform. Accordingly, the performance, reliability and availability of our Exchange Platform technology, the software supporting our transaction engines and databases and network infrastructure are critical to our ability to complete transactions and support a high volume of traffic on our Exchange Platform and to attract and retain carriers and distributors.

     Our Exchange Platform is hosted in a Denver, Colorado data center, which includes redundant servers and Internet service providers. In addition, some of our other applications are hosted at other data centers. We do not have backup systems in other locations. If any of these data centers experience a system failure, the performance of our Exchange Platform or applications will be harmed. These systems are also vulnerable to damage from fire, floods, power loss, telecommunications failures, break-ins and similar events. If we seek to replicate any of these systems at other locations, we will face a number of technical challenges, particularly with respect to database replications, which we may not be able to address successfully. Although we carry property and business interruption insurance, our coverage may not be adequate to compensate us for all losses that may occur. Our servers may also be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions.

     OUR APPLICATIONS MAY BE AFFECTED BY UNKNOWN SOFTWARE DEFECTS, WHICH COULD CAUSE US TO LOSE CUSTOMERS AND REVENUE.

     Our applications depend on complex software. Software often contains defects, particularly when first introduced or when new versions are released. We may not discover software defects that affect our applications or enhancements until after they are deployed. These defects could cause service interruptions, which could damage our reputation, increase our service costs, cause us to lose revenue, delay market acceptance or divert our development resources, any of which could cause our business to suffer. Additionally, defects or difficulties in implementing one of our applications may cause a customer to decide not to use other applications offered by our Exchange Platform.

     IF WE BECOME SUBJECT TO PRODUCT LIABILITY CLAIMS, THEY COULD BE TIME-CONSUMING AND COSTLY TO DEFEND.

     Since our customers use our technology for mission-critical applications, errors, defects or other performance problems could result in financial or other damages to our customers. They could seek damages for losses from us, which, if successful, could have a material adverse effect on our business, operating results and financial condition. Although our customer agreements typically contain provisions designed to limit our exposure to product liability claims, existing or future laws or unfavorable judicial decisions could negate these
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

limitation of liability provisions. We have not experienced any product liability claims to date. However, a product liability claim brought against us, even if not successful, could be time-consuming and costly to defend and could harm our reputation.

     IF THE THIRD-PARTY TECHNOLOGIES AND SERVICES WE USE FAIL OR BECOME UNAVAILABLE, OUR BUSINESS COULD BE HARMED.

     We have incorporated technology developed by third parties, including security, encryption and database technology, into our Exchange Platform technology and applications, and we will continue to incorporate third-party technology in our future applications. Our business would be seriously harmed if the providers from whom we license technology ceased to deliver and support these products, enhance their current products in a timely fashion or respond to emerging industry standards. We have limited control over whether or when these third-party technologies will be developed or enhanced.

RISKS RELATING TO OUR INDUSTRY

     CONTINUED ADOPTION OF THE INTERNET AS A METHOD OF CONDUCTING BUSINESS IS NECESSARY FOR OUR FUTURE GROWTH.

     The market for Internet based, business-to-business solutions is relatively new and is evolving rapidly. Our future success depends upon the widespread acceptance of the Internet as an effective medium for business-to-business commerce. The failure of the Internet to continue to develop as a medium for commerce could harm our business. The acceptance of the Internet for business-to-business commerce could be limited by a number of factors, including:

     - inadequate development of the necessary infrastructure for communication speed, access and server reliability;

     - security, confidentiality and personal privacy concerns;

     - lack of development of complementary products, such as high-speed modems and high-speed communication lines;

     - implementation of competing technologies; and

     - delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity.

     THE MARKET FOR BUSINESS-TO-BUSINESS E-COMMERCE SOLUTIONS FOR THE INSURANCE INDUSTRY IS HIGHLY COMPETITIVE.

     The market for business-to-business e-commerce solutions for the insurance industry is a new industry and, like the broader electronic insurance market, is rapidly evolving and is highly competitive. Increased competition, particularly by companies offering electronic insurance distribution, could adversely affect the willingness of insurance companies or distributors to implement our solutions and could reduce the fees we are able to charge for transactions completed on our Exchange Platform, resulting in reduced margins or loss of market share, any of which would harm our business.

     Some of our current competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. In addition, we believe we will face increasing competition as the online financial services industry develops and evolves. Our current and future competitors may be able to:

     - undertake more extensive marketing campaigns for their brands and services;

     - devote more resources to web site and systems development;

     - adopt more aggressive pricing policies; and

     - make more attractive offers to potential employees, distribution partners and third-party service providers.

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

     Accordingly, we may not be able to maintain or grow our customer base, or our competitors may grow faster than we do, any of which would harm our business.

     OUR MARKET IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE, AND OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO MEET THE CHANGING NEEDS OF OUR INDUSTRY.

     The online insurance distribution market is characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing consumer demands. We may not be able to keep up with these rapid changes. In addition, these market characteristics are exacerbated by the emerging nature of the Internet and the increasing use of the Internet by insurance industry participants to offer their products and services. As a result, our future success will depend on our ability to:

     - adapt to rapidly changing technologies;

     - adapt our applications to evolving industry standards; and

     - continually improve the performance, features and reliability of our applications.

     In addition, the widespread adoption of new Internet technologies could require us to incur substantial expenditures to modify or adapt our applications or infrastructure. Our business could be harmed if we incur significant costs without adequate results, or if we are unable to adapt rapidly to these changes.

     IF WE DO NOT COMPLY WITH THE NUMEROUS LAWS AND REGULATIONS THAT GOVERN THE INSURANCE INDUSTRY, OUR BUSINESS COULD BE HARMED.

     We perform functions for licensed insurance carriers and are, therefore, required to comply with a complex set of rules and regulations that often vary from state to state. If we fail to comply with these rules and regulations, an insurance carrier doing business with us could be subject to censure, fines or a cease-and-desist order. This risk, as well as changes in the regulatory climate or the enforcement or interpretation of existing law, could require changes to our business. Furthermore, because the application of e-commerce to the consumer insurance market is relatively new, the impact of current or future regulations on our business is difficult to anticipate.

     REGULATION OF THE INTERNET IS UNSETTLED, AND FUTURE REGULATIONS COULD HARM OUR BUSINESS.

     The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. Furthermore, the growth and development of the market for e-commerce may prompt the enactment of more stringent consumer protection laws that may impose additional burdens on companies conducting business online. The adoption of additional laws or regulations may inhibit the growth of the Internet as a medium for commerce and comparison insurance shopping, which could, in turn, decrease demand for our applications, increase our cost of doing business, or otherwise harm our business. In addition, applicability to the Internet of existing laws governing issues including property ownership, copyrights and other intellectual property issues, taxation, libel and personal privacy is uncertain. The vast majority of these laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

RISKS RELATING TO THIS OFFERING

     WE HAVE BROAD DISCRETION TO USE THE OFFERING PROCEEDS.

     We have not designated any specific use for the net proceeds from the sale of our common stock. We expect to use the net proceeds of the offering to further expand our professional services, product development, content management and sales and marketing capabilities, repayment of indebtedness and other general corporate purposes. Accordingly, management will have broad discretion in applying the net proceeds of this offering. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds. Management's allocation of the proceeds of this offering may not benefit our business, and we may not be able to generate a significant return on any use of the proceeds of this offering.

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

     OUR EXECUTIVE OFFICERS AND DIRECTORS AND ENTITIES AFFILIATED WITH THEM WILL RETAIN SUBSTANTIAL CONTROL OVER OUR BUSINESS AFTER THE OFFERING.

     Our executive officers and directors and entities affiliated with them will
beneficially own approximately      % of our outstanding common stock following
the completion of this offering. These persons and entities, acting together, will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers and other business combinations and may make decisions that are not in the best interest of all stockholders.

     THE PRICE FOR OUR COMMON STOCK IS LIKELY TO BE HIGHLY VOLATILE.

     The market price and trading volume of our common stock is likely to be highly volatile. In particular, the market for Internet related and technology companies has been highly volatile. The trading prices of many technology and Internet related companies' stocks are at or near historical highs and have reflected relative valuations substantially above historical levels. We cannot assure you that our common stock will trade at the same levels of other Internet stocks or that these trading prices and price earnings ratios will be sustained.

     Factors that could cause such volatility may include, among other things:

     - announcements of technological innovations;

     - changes in financial estimates by securities analysts;

     - conditions or trends in the Internet industry;

     - changes in the market valuations of other Internet companies; and

     - announcements by us or our competitors of significant acquisitions, strategic partnerships or joint ventures.

     Fluctuations in our common stock's price may affect our visibility and credibility in the business-to-business e-commerce solutions market. In the event of broad fluctuations in the market price of our common stock, you may be unable to resell your shares at or above the offering price.

     Securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Litigation brought against us could result in substantial costs to us in defending against a lawsuit and management's attention could be diverted from our business.

     OUR SECURITIES HAVE NO PRIOR MARKET, AND OUR STOCK PRICE MAY DECLINE AFTER THEIR OFFERING.

     There has not been a public market for our common stock. We cannot predict the extent to which a trading market will develop or how active that market might become. The initial public offering price will be determined by negotiations between representatives of the underwriters and us and may not be indicative of prices that will prevail in the trading market. The trading market price of our common stock may decline below our initial public offering price.

     FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

     Immediately after the offering, the public market for our common stock will
include only the           shares that we are selling in the offering. At that
time, there will be an additional           shares of common stock outstanding.
The persons that hold           of these shares will be able to sell these
shares in the public market upon the expiration of the 180-day lock-up agreements which they have executed. If our stockholders sell substantial amounts of common stock (including shares issued upon the exercise of outstanding options) in the public market following this offering, the market price of our common stock could fall. Such sales might also make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.

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

     Some of our existing stockholders have the right to require us to register their shares of common stock with the Securities and Exchange Commission. If we register their shares of common stock, they can sell those shares in the public market.

     After the offering, we intend to register approximately           shares of
common stock that we have issued or may issue under our stock plans. Once we register these shares, they can be sold in the public market upon issuance, subject to the "lock-up" agreements described above.

     WE HAVE IMPLEMENTED CERTAIN ANTI-TAKEOVER PROVISIONS THAT COULD MAKE IT MORE DIFFICULT FOR A THIRD-PARTY TO ACQUIRE US.

     Provisions of our certificate of incorporation and our bylaws, as well as Delaware law, could make it more difficult for a third-party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock -- Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws" on page 66 for a description of these provisions.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "expects," "anticipates," "intends," "plans," and similar expressions. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors, including those discussed in "Risk Factors" and elsewhere in this prospectus. Such forward-looking statements speak only as of the date of this prospectus and we caution potential investors not to place undue reliance on such statements.

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

                                USE OF PROCEEDS

     We estimate that we will receive approximately $     million in net
proceeds from this offering based upon an assumed initial public offering of
$     per share. This amount reflects deductions from the gross proceeds of the
offering of approximately $     for underwriting discounts and an estimated
$     for the expenses of this offering. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be $ million.

     We intend to use the net proceeds from the offering to further develop our professional services, product development, contract management and sales and marketing capabilities, repayment of indebtedness and for capital expenditures, working capital and other general corporate purposes. We are obligated to repay certain notes that were issued in connection with our acquisition of LifeLink at the completion of this offering. The notes have an aggregate principal amount of $6.0 million and bear interest at the rate of 7% per annum. The amounts we actually expend in any particular area may vary significantly and will depend on a number of factors, including our future revenues and the other factors described under "Risk Factors." Accordingly, management will retain broad discretion in the allocation of the net proceeds of this offering. A portion of the net proceeds may also be used to acquire or invest in complementary businesses, technologies, or applications. We have no current plans, agreements or commitments with respect to any such acquisition or investment, and we are not currently engaged in any negotiations with respect to any such transaction.

     Pending such uses, the net proceeds of this offering will be invested in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future.

                        CONCURRENT PRIVATE TRANSACTIONS

     Concurrently with the closing of this offering, we plan to sell $
million of our common stock, or           shares, to             ,
               and           in private transactions at a price per share equal
to the initial public offering price.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 1999. This information is presented:

     - on an actual basis;

     - on an unaudited pro forma basis to reflect our capitalization giving effect to the acquisition of InsurQuote; and

     - as adjusted to give effect to the sale of      shares of common stock
       offered hereby at an assumed initial public offering price of $     per
       share (after deducting the estimated underwriting discounts and commissions and offering expenses) and the application of the net
       proceeds therefrom, the sale of           shares of common stock in
       private transactions concurrent with the closing of this offering, and the automatic conversion of our preferred stock and a convertible
       promissory note into           shares of common stock.

     This table should be read together with the financial statements and notes to those statements appearing elsewhere in this prospectus.

                                                                   AS OF DECEMBER 31, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                               (UNAUDITED)
                                                                 (IN THOUSANDS, EXCEPT SHARE
                                                                     AND PER SHARE DATA)
Long-term debt and capital lease obligations, less current
  portion...................................................  $    131   $  9,138     $
                                                              --------   --------     --------
Stockholders' equity:
  Preferred stock, $.001 par value, 15,000,000 shares
     authorized, 13,613,986 shares issued and outstanding
     actual;   shares authorized, 13,613,986 and
     shares issued and outstanding pro forma and pro forma
     as adjusted, respectively..............................        14         14
  Common stock, $.001 par value, 64,000,000 shares
     authorized, 16,974,692 shares issued and outstanding
     actual;      shares authorized, 31,565,532, and
     shares issued and outstanding pro forma, and pro forma
     as adjusted............................................        17         32
  Additional paid-in capital................................   110,263    246,614
  Deferred compensation.....................................    (5,184)    (5,184)
  Accumulated deficit.......................................   (72,158)   (73,458)
                                                              --------   --------     --------
       Total stockholders' equity...........................    32,952    168,018
                                                              --------   --------     --------
          Total capitalization..............................  $ 33,083   $177,156     $
                                                              ========   ========     ========

     The number of shares of common stock outstanding on an actual basis is based on the number of shares outstanding as of December 31, 1999. You should be aware that we are permitted, and in some cases, obligated, to issue shares of common stock in addition to the common stock to be outstanding after this offering. The following is a summary of these additional shares of common stock:

     - 10,742,814 shares issuable upon the exercise of options outstanding as of December 31, 1999 under our stock option plan, at a weighted average exercise price of $4.13 per share;

     - shares issuable upon the exercise of options and warrants outstanding as of December 31, 1999 which we expect to assume from
       InsurQuote, at a weighted average exercise price of $     per share; and

     - 140,922 additional shares that could be issued under our stock option
       plan as of December 31, 1999; and      shares available for issuance to
       our employees who elect to buy stock in the future under our employee stock purchase plan.

                                    DILUTION

     Our pro forma net tangible book value as of December 31, 1999 was $8,413,000, or approximately $0.19 per share. Pro forma net tangible book value represents the amount of total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding, after giving effect to the conversion of all outstanding shares of preferred stock and the convertible promissory note into common stock. Dilution in net tangible book value per share represents the difference between the assumed initial public offering price and the net tangible book value per share of our common stock immediately after completing this offering. After giving effect to (1) our
receipt of the net proceeds from the sale of the      shares of common stock in
this offering at an assumed initial public offering price of $     per share and
(2) the receipt of $     million from           in connection with the sale of
          shares of common stock in private transactions concurrently with the closing of this offering at a price per share equal to the assumed initial
public offering price of $     per share, our pro forma net tangible book value
as of December 31, 1999 would have been approximately $     , or $     per
share. This represents an immediate increase in net tangible book value of
$     per share to existing stockholders and an immediate dilution of $     per
share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............            $
  Pro forma net tangible book value per share as of December
     31, 1999...............................................  $
  Increase per share attributable to new investors..........
                                                              ------
Pro forma net tangible book value per share after the
  offering..................................................
                                                                        ------
Dilution per share to new investors.........................            $
                                                                        ======

     The following table summarizes, on a pro forma basis as of December 31, 1999, the differences between existing stockholders and the new investors with respect to:

     - the number of shares of common stock purchased from us;

     - the total consideration paid to us; and

     - the average price per share paid by existing stockholders and by new investors, before deducting estimated underwriting discounts and commissions and offering expenses payable by us, using an assumed initial
       public offering price of $     per share.

                                           SHARES PURCHASED      TOTAL CONSIDERATION
                                         --------------------   ---------------------   AVERAGE PRICE
                                         NUMBER    PERCENTAGE    AMOUNT    PERCENTAGE     PER SHARE
                                         -------   ----------   --------   ----------   -------------
Existing stockholders..................                   %     $                 %       $
New investors..........................
                                         -------     ------     --------     ------
          Total........................              100.0%     $            100.0%
                                         =======     ======     ========     ======

     If the underwriters' overallotment option is exercised in full, the number
of shares held by new investors will increase to           shares, or      %, of
the total number of shares of common stock outstanding after this offering.

     The foregoing discussion and tables assume no exercise of any stock options outstanding as of December 31, 1999. New investors in this offering will be further diluted to the extent that these options are exercised. If all outstanding options outstanding as of December 31, 1999 were exercised on the date of closing of this offering, investors purchasing shares in this offering
would suffer total dilution of $     per share.

          SELECTED CONSOLIDATED AND COMBINED PRO FORMA FINANCIAL DATA

     The following selected consolidated financial data of ChannelPoint should be read in conjunction with the consolidated financial statements and the notes to those statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and other financial information included elsewhere in this prospectus. The consolidated statement of operations data for each of the years ended December 31, 1997, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 are derived from the audited consolidated financial statements of ChannelPoint included elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 1997 are derived from audited consolidated financial statements not included in this prospectus. The consolidated statement of operations data for the period ended December 31, 1996 and the consolidated balance sheet data as of December 31, 1996 are derived from unaudited consolidated financial statements not included in this prospectus. Historical results are not necessarily indicative of future results to be expected for any interim period or for the year as a whole. See note 1 of our notes to consolidated financial statements for a discussion of the computation of net loss per common share and weighted average common shares outstanding. Unaudited pro forma basic and diluted net loss per share and weighted average shares outstanding used in the unaudited pro forma basic and diluted net loss per share calculation gives effect to the automatic conversion of all outstanding shares of preferred stock and the convertible promissory note into 27,277,972 shares of common stock upon the effectiveness of this offering. Unaudited pro forma statement of operations data and pro forma balance sheet data reflect the planned acquisition of InsurQuote which is expected to be completed in April 2000. The unaudited pro forma financial information is derived from and should be read in conjunction with the unaudited pro forma consolidated condensed financial statements included elsewhere in this prospectus.

                                                             ACTUAL                        PRO FORMA
                                          ---------------------------------------------   -----------
                                            INCEPTION
                                          (DECEMBER 5,
                                          1996) THROUGH             YEAR ENDED DECEMBER 31,
                                          DECEMBER 31,    -------------------------------------------
                                              1996         1997       1998       1999        1999
                                          -------------   -------   --------   --------   -----------
                                           (UNAUDITED)                                    (UNAUDITED)
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenue.................................     $   --       $    --   $  1,603   $  5,498    $  16,031
Costs and expenses:
  Cost of revenue.......................         --            --      1,748     12,159       25,774
  Product development...................         49         3,983      7,829     18,212       21,754
  Selling and marketing.................         12         1,292      4,714     19,884       23,060
  General and administrative............         67           609      1,428      8,595       17,393
  Amortization of intangible assets
     acquired from InsurQuote...........         --            --         --         --       38,270
                                             ------       -------   --------   --------    ---------
          Total operating expenses......        128         5,884     15,719     58,850      126,251
                                             ------       -------   --------   --------    ---------
Loss from operations....................       (128)       (5,884)   (14,116)   (53,352)    (110,220)
Interest and other income, net..........          3            77        249      1,001          732
                                             ------       -------   --------   --------    ---------
Net loss................................     $ (125)      $(5,807)  $(13,867)  $(52,351)   $(109,488)
                                             ======       =======   ========   ========    =========
Basic and diluted net loss per common
  share.................................     $(0.07)      $ (1.22)  $  (1.72)  $  (4.60)   $   (4.22)
                                             ======       =======   ========   ========    =========
Weighted average common shares
  outstanding used in computing basic
  and diluted net loss per common
  share.................................      1,889         4,743      8,077     11,378       25,969
Pro forma basic and diluted net loss per
  common share (unaudited)..............                                       $  (1.55)   $   (2.26)
Weighted average common shares
  outstanding used in computing pro
  forma basic and diluted net loss per
  common share (unaudited)..............                                         33,831       48,422

                                                               AS OF DECEMBER 31,
                                            ---------------------------------------------------------
                                               1996        1997     1998      1999     1999 PRO FORMA
                                            -----------   ------   -------   -------   --------------
                                            (UNAUDITED)                                 (UNAUDITED)
                                                                 (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments.............................    $5,000      $4,883   $24,449   $26,028      $ 29,304
Working capital...........................     4,833       2,826    21,731    22,581        17,405
Total assets..............................     5,012       5,818    29,424    74,524       230,730
Deferred revenue..........................        --       1,000    12,991    29,919        32,970
Long-term obligations (net of current
  portion)................................        --          --       105       131         9,138
Total stockholders' equity................     4,845       3,714    14,814    32,952       168,018

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and the Consolidated Financial Statements and Notes to Consolidated Financial Statements included elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "expects," "anticipates," "intends," "plans," and similar expressions. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors, including those discussed in "Risk Factors" and elsewhere in this prospectus. Such forward-looking statements speak only as of the date of this prospectus and we caution potential investors not to place undue reliance on such statements.

OVERVIEW

     We are a leading provider of Internet based, business-to-business solutions that enable e-commerce in the approximately $2.8 trillion global insurance industry. Our software applications and professional service offerings are designed to meet the evolving needs of carriers, distributors and buyers of insurance. Our technologies leverage the power of the Internet to streamline and automate the insurance distribution process to facilitate end-to-end transaction processing. We have developed proprietary Exchange Platform technology, which facilitates the creation of dynamic e-markets that bring together buyers and sellers of insurance products. Our technology electronically links insurance carriers with distribution channels, ranging from traditional brokers that sell the majority of insurance today to banks, financial brokerage firms and other emerging distribution channels, such as Internet portals. Carriers and distributors can significantly decrease costs, increase revenue and improve service levels using our applications and Exchange Platform technology to conduct insurance e-commerce transactions. We complement our technology with a professional services organization that offers a range of select strategic services including process reengineering, customization of applications, implementation assistance and project management.

     ChannelPoint was formed in December 1996. During 1997, our principal operating activities consisted of developing our ChannelPoint Insure application. The Insure application is designed to automate insurance carriers' core internal sales, marketing, underwriting and distribution processes. During 1998 and 1999, we continued to develop the Insure application, but also designed our Exchange Platform technology which provides a basis to re-engineer the core business processes associated with distribution for both carriers and distributors. The platform was also developed to handle the processing requirements of numerous insurance carriers and heavy volumes of traffic from insurance distributors. Our Insure application can be linked with our Exchange Platform technology and applications to enable automated end-to-end processing for insurance products. During 1998 and 1999, we commenced advertising campaigns and executed strategic relationships with certain insurance carriers and distributors. In 1999, we substantially increased our efforts to attract carriers and brokers to our Exchange Platform technology. We have also incurred significant expenses associated with expanding our professional services organization, increasing our sales and marketing activities and building administrative infrastructure to support our operations and in anticipation of increased demand for our solutions. As a result, we have incurred substantial and increasing net losses since our inception. We expect these net losses to continue for the foreseeable future.

SOURCES OF REVENUE AND REVENUE RECOGNITION POLICY

     Through December 31, 1999, our revenue has been principally derived from professional services provided to our customers. As our applications are more fully deployed by our customers and as our Exchange Platform technology is accepted by the insurance industry, we anticipate future revenue will be generated from a mix of transaction fees, software license fees, professional service fees, maintenance and training.

     We initially focused our efforts on the health insurance market, but have expanded the scope of our business to include the life and annuity and property and casualty markets. During 1999, Zurich Financial Services Group accounted for 46% of our total revenue, UnitedHealthcare accounted for 31% of our total revenue and GE Financial Assurance Holdings accounted for 11% of our total revenue. During the year ended December 31, 1998, we recognized 100% of our total revenue from one customer, UnitedHealthcare. All three are direct or indirect stockholders in our company and two have representation on our board of directors, UnitedHealthcare indirectly through Bernard McDonagh. In the future, we expect that the percentage of total revenue recognized from these customers will significantly decrease as we add additional carriers and distributors. Additionally, we expect to broaden our Exchange Platform technology by adding additional integrated applications in the health and ancillary, life and annuity and property and casualty insurance markets.

     We recognize software license fee and services revenue in accordance with the provisions of Statement of Position ("SOP") 97-2, "Software Revenue Recognition", as amended. Our revenue is derived from license fees and services which include maintenance, installation, implementation and consulting under the terms of both fixed-price and time-and-materials contracts.

     In arrangements where the services are not essential to the functionality of the delivered software, we recognize license revenue when a license agreement has been signed, delivery has occurred, the fee is fixed or determinable and collectibility is probable. Where applicable, fees from such arrangements involving multiple elements are unbundled and recorded as revenue as the elements are delivered to the extent that vendor specific objective evidence of fair value exists. If vendor specific objective evidence of fair value does not exist, fees from such arrangements are deferred until the earlier of the date that vendor specific objective evidence of fair value does exist or all of the elements are delivered.

     License fees and services revenue, other than maintenance revenue, generated from fixed-price contracts, where the services are essential to the functionality of the delivered software, are recognized using the completed-contract method of accounting. Costs incurred on contracts in-progress are capitalized and amounts billed are recorded as deferred revenue because the total costs to fulfill the arrangement are not reasonably estimable at contract signing. We may encounter budget and schedule overruns on fixed-price contracts caused by increased material, labor or overhead costs. Adjustments to cost estimates are made in the periods in which the facts requiring such revisions become known. Estimated losses, if any, are recorded in the period in which current estimates of total contract revenue and contract costs indicate a loss. Revenue from services provided pursuant to time-and-materials arrangements is recognized as the services are performed.

     Annual maintenance revenue is recorded as deferred revenue and is recognized ratably over the service period, which is generally twelve months. Revenue from consulting or training services is recognized as the services are performed. When maintenance or other services are bundled with the original license fee arrangement, their fair value is deferred and recognized during the period that the services are provided.

     As of December 31, 1999, we have $29.9 million in deferred revenue resulting from license, service, maintenance and prepaid transaction fees.

COST OF REVENUE AND OPERATING EXPENSES

     Through December 31, 1999, our cost of revenue has been primarily comprised of salaries and benefits, consulting, contract labor, travel, depreciation, occupancy and recruiting expenses incurred in providing professional services to our customers. We expect that costs of revenue relating to our applications and services will consist primarily of salaries and benefits, contract labor, travel, depreciation and occupancy costs necessary to operate and maintain our applications.

     Our operating expenses are classified into three general categories: product development, sales and marketing, and general and administrative. We classify all charges to these operating expense categories based upon the nature of the expenditures. We allocate the total costs for occupancy and certain overhead expenses, to each functional area based on headcount. These allocated charges include facility rent, occupancy expenses, telecommunication charges, general information technology expenses and depreciation expense for the corporate offices.

     Total costs and operating expenses have increased in general due to our overall growth, primarily as a result of an increase in the number of employees and associated costs. Our total number of employees increased to 456 as of December 31, 1999 from 154 as of December 31, 1998 and from 55 as of December 31, 1997. We expect to significantly increase the number of employees in the future, particularly in the professional services, product development and content management areas. We also expect to significantly increase our headcount as a result of our recent and potential future acquisitions. We intend to continue to invest in and expand our professional services, product development, content management, sales and marketing and general and administrative organizations. This expansion will place significant demands on management and operational resources. To manage this rapid growth and increased demand, we must invest in and implement operational systems, procedures and controls. We must also be able to recruit qualified candidates to manage our expanding operations. We expect future expansion to continue to challenge our ability to hire, train, manage and retain our employees.

     Although combined revenue and deferred revenue have increased, we have incurred significant costs to develop our technology and applications and to recruit and train personnel for our professional services, product development, content management, sales and marketing, and general and administrative functions. As a result, we have incurred significant losses since inception, and as of December 31, 1999, we had an accumulated deficit of approximately $72.2 million. We believe that our success is contingent on increasing our customer base and developing additional application offerings. We therefore expect to continue to incur substantial operating losses for the foreseeable future.

     Our limited operating history and the recent introduction of our applications and Exchange Platform technology makes the prediction of future results very difficult. We believe that period-to-period comparisons of operating results should not be relied upon as predictive of future performance. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies at an early state of development, particularly companies in new and rapidly evolving markets. There can be no assurance that we will achieve significant revenue or profitability or, if significant revenue or profitability are achieved, that they can be sustained.

STOCK COMPENSATION EXPENSE

     We had outstanding stock options to purchase a total of 10,742,814, 5,540,246 and 1,720,400 shares of our common stock as of December 31, 1999, 1998 and 1997. Certain options granted to employees during the years ended December 31, 1999 and 1998 resulted in deferred compensation of $8.7 million and $366,000, respectively. The deferred compensation amount reflects the difference between the deemed fair market value of our common stock for accounting purposes and the exercise price of the options as of the measurement date. Deferred compensation is reflected as a reduction of stockholders' equity and is generally being amortized as a charge to operations over the 48-month vesting period of the options using an accelerated method as described in Financial Accounting Standards Board Interpretation No. 28. For the years ended December 31, 1999 and 1998, the amortization of deferred compensation related to employee stock options was $4.4 million and $34,000, respectively, and we expect to record amortization of $2.9 million, $1.3 million and $0.5 million in the years ended December 31, 2000, 2001 and 2002. Subsequent to December 31, 1999, we have granted 3,233,500 stock option to employees. We do not expect to record any deferred compensation related to these options.

     During 1999, we granted stock options to non-employees to purchase 133,000 shares of common stock in exchange for consulting services. We recorded an additional $855,000 of deferred compensation related to these options. We recorded amortization of deferred stock compensation of $250,000 in the year ended December 31, 1999, related to these non-employee options. These shares will be subject to variable accounting treatment until the related services are completed.

RECENT ACQUISITIONS

  InsurQuote Systems, Inc.

     We expect to close our merger with InsurQuote in April 2000. InsurQuote is a leading provider of integrated insurance rating solutions to insurance carriers, distributors, and agents, Internet portals and consumers in the property and casualty insurance market. As a result of the merger, we will acquire all of the outstanding securities of InsurQuote in exchange for 14,590,840 shares and stock options and warrants to purchase an aggregate of 996,294 shares of our common stock, subject to certain adjustments. Of these shares, 90% will be delivered to the former InsurQuote shareholders at the closing of the acquisition and 10% will be placed in escrow for a one-year period to satisfy potential indemnification claims that we may have against the former stockholders of InsurQuote. We will also convert all of InsurQuote's outstanding stock options and warrants into options and warrants to purchase approximately
shares of our common stock. We will reserve      shares of our common stock for
issuance upon the exercise of the options and warrants.

     InsurQuote derives revenue from software license fees for the license of its software applications and from fees for maintenance and related services. For the twelve months ended June 30, 1999, InsurQuote's net sales totaled $9.9 million. For the twelve months ended December 31, 1999, InsurQuote's net sales totaled $10.5 million. Net sales grew to $11.9 million for the twelve months ended June 30, 1998 from $3.5 million for the eleven months ended June 30, 1997, primarily due to acquisitions of Insurance Automation Systems, Inc. ("IAS") and Automated Call Processing ("ACP") during 1997. The decline in net sales during 1999 was due to InsurQuote's loss of its new and used car pricing service contract with a leading consumer publication and advocacy group. InsurQuote's operating expenses increased significantly during each of the twelve month periods ended December 31, 1999 and June 30, 1999 and 1998 as a result of InsurQuote's acquisitions of IAS and ACP, its expansion of its sales and marketing activities and its increased investment in product development. As a result, InsurQuote's net loss applicable to common shareholders was $17.8 million and $8.9 million for the twelve months ended June 30, 1999 and 1998, respectively and was $2.8 million for the eleven months ended June 30, 1997. For the twelve months ended December 31, 1999 InsurQuote's net loss applicable to common shareholders was $19.9 million.

     We will account for the acquisition under the purchase method of accounting and will record an estimated charge related to acquired in-process research and development of approximately $1.3 million which will be reflected in the quarter ending June 30, 2000. The acquired in-process technology had not reached technological feasibility and, in the opinion of our management, has no alternative future use. In addition to the in-process research and development charge, we expect to record acquired intangible assets of approximately $146.4 million which will be amortized over estimated useful lives of 24 to 48 months. Goodwill represents approximately $122.7 million of the total intangibles and will be amortized over an estimated useful life of four years.

  LifeLink Corporation

     In March 2000, we acquired LifeLink, a provider of illustration applications, Internet-based quoting services, and comparative financial and rating data for the life insurance industry. As a result of the merger, we acquired all of the outstanding capital stock of LifeLink in exchange for 333,333 shares of our common stock, with an estimated value of $2.9 million, and three secured promissory notes with aggregate principal amounts of $6.0 million, payable with accrued interest of 7%, due upon the successful completion of this offering or one year from the date of issuance subject to certain contingencies. Of the secured promissory notes, one of the notes with a principal amount of $1.0 million will be placed in escrow for 12 months and another note with a principal amount of $1.0 million will be placed in escrow for 18 months. Both of the escrowed notes will be used to satisfy potential indemnification claims that we may have against the former stockholders of LifeLink. We will account for the acquisition under the purchase method of accounting and allocate the purchase price to the tangible and intangible assets acquired based upon an independent third-party valuation, when complete.

  p.d.,q.

     In November 1999, we acquired assets related to p.d.,q., an agency management software package designated for broker general agents in the individual life insurance market, from First Colony Life Insurance Company, a wholly owned subsidiary of General Electric Financial Assurance Holding, Inc. We issued 1,058,450 shares of our Series D preferred stock, with an approximate value of $22.3 million, in exchange for the p.d.,q. assets. We accounted for the acquisition using the purchase method of accounting and we allocated the purchase price amongst the assets acquired based upon an independent third-party valuation. Such allocation resulted in acquired intangibles of $22.3 million which is being amortized over estimated useful lives of 24 to 48 months. Goodwill represents approximately $14.4 million of the total intangibles and is being amortized over an estimated useful life of four years.

  Blaise Software, Inc.

     In June 1999, we acquired certain assets of Blaise Software, Inc., a provider of healthcare insurance carrier information. In connection with the acquisition, we paid $1.2 million in cash, issued 50,000 shares of common stock, issued a secured promissory note of $750,000 which bears interest at 8.5% per annum, with principal and interest payable through June 2000 and a $750,000 promissory note which bears interest at 8.5% per annum and which is convertible into 50,000 shares of our common stock upon completion of this offering. The acquisition was accounted for using the purchase method of accounting and we allocated the purchase price amongst the assets acquired based upon an independent third-party valuation. Such allocation resulted in acquired intangibles of approximately $3.0 million which are being amortized over estimated lives of 36 to 60 months.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

  Revenue

     Revenue increased to $5.5 million in 1999 from $1.6 million in 1998 and $0 in 1997. The increases were primarily due to recognition of revenue from professional services fees related to pre-implementation, implementation, consulting and other services provided to three customers during 1999, and one customer in 1998, all of whom are direct or indirect shareholders in the Company.

  Cost of Revenue

     Cost of revenue increased to $12.2 million for 1999 from $1.7 million in 1998 and $0 in 1997. Cost of revenue for 1999 and 1998 was primarily comprised of personnel and related expenditures resulting from expanding the professional services organization to support current customers and future business activities. The increase in cost of revenue in 1999 as compared with 1998 was primarily due to increased headcount in our professional services organization and increased use of contract labor. We expect cost of revenue to continue to be a substantial portion of our expenses in the future as we expand our professional services organization and content management, gathering and formatting activities in order to meet anticipated demand for our applications.

     OPERATING EXPENSES

     Product Development. Product development expenses increased to $18.2 million in 1999 from $7.8 million in 1998 and $4.0 million in 1997. The increase in the total amount of product development expense was primarily attributable to increased personnel and related expenses and increased use of third-party developers relating to further development and enhancement to our Exchange Platform technology and applications. Product development is essential to our future success and we expect that product development expenses will continue to increase in absolute dollars in future periods.

     Selling and Marketing. Selling and marketing expense consists of personnel and related overhead costs, including sales commissions together with market research and promotion costs. Selling and marketing expense increased to $19.9 million in 1999 from $4.7 million in 1998 and $1.3 million in 1997. The increase in the total amount of selling and marketing expense was primarily attributable to the expansion of our sales and marketing organizations and further development of our market strategy and related activities. In particular, the increase in expense is a result of increased personnel and related expenses, marketing and travel expenditures. We expect that selling and marketing expenses will continue to increase in future periods as we expect to further expand our sales and marketing efforts.

     General and Administrative. General and administrative expense includes personnel and related overhead costs for our support and administration functions. General and administrative expense increased to

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

$8.6 million in 1999 from $1.4 million in 1998 and $609,000 in 1997. The increase in the total amount of general and administrative expense was primarily attributable to increased personnel and related expenses, consulting, contractor and legal expenditures. We anticipate that general and administrative expenses will increase in future periods as we expect to add personnel to support our expanding operations, incur additional costs related to the growth of our business, and assume the responsibilities of a public company.

     Interest and Other Income, net

     Interest and other income, net increased to $1.0 million for 1999 from $249,000 in 1998 and $77,000 in 1997. The increases were primarily attributable to increases in interest income as a result of increased average cash, cash equivalents and short-term investment balances maintained in interest-bearing accounts.

     Income Taxes

     As of December 31, 1999, we had net operating loss carryforwards of approximately $61.5 million, which begin expiring in 2011, and product development credit carryforwards of $1.3 million, which begin expiring in 2012. As a result of changes in our ownership in 1998, our ability to utilize $5.3 million of our net operating loss carryforwards is limited to approximately $3.8 million per year. Future ownership changes may further limit our ability to use our current and future net operating loss carryforwards. Finally, based on the weight of available evidence, both positive and negative, including our history of losses, we have not established a deferred tax asset on our consolidated balance sheet as it is currently more likely than not that such benefits will not be realized. Accordingly, a full valuation allowance of approximately $26.5 million has been recorded to offset the net deferred tax assets.

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

QUARTERLY RESULTS OF OPERATIONS

     The following table presents our operating results both in absolute dollars and as a percentage of revenue for each of the four quarters ended December 31, 1999. The information for each of these quarters is unaudited and has been prepared on the same basis as our annual audited financial statements appearing elsewhere in this prospectus. In the opinion of management, all adjustments, consisting of only normal recurring adjustments that are necessary to present fairly the unaudited quarterly results of operations for such periods have been included. This information should be read in conjunction with the audited financial statements and the notes attached to those financial statements. Results for any quarterly period are not necessarily indicative of the results which may be expected for any other period. We have experienced, and expect to continue to experience, fluctuations in operating results from quarter to quarter.

                                                                THREE MONTHS ENDED
                                               -----------------------------------------------------
                                               MARCH 31,    JUNE 30,    SEPTEMBER 30,   DECEMBER 31,
                                                 1999         1999          1999            1999
                                               ---------   ----------   -------------   ------------
                                                        (IN THOUSANDS, EXCEPT PERCENTAGES)
                                                                    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue......................................  $     453   $      423    $      432      $    4,190
Operating expenses:
  Cost of revenue............................      1,087        2,022         2,440           6,610
  Product development........................      3,437        4,114         4,854           5,807
  Selling and marketing......................      3,054        4,661         5,471           6,698
  General and administrative.................        831        1,355         2,039           4,370
                                               ---------   ----------    ----------      ----------
       Total operating expenses..............      8,409       12,152        14,804          23,485
                                               ---------   ----------    ----------      ----------
Loss from operations.........................     (7,956)     (11,729)      (14,372)        (19,295)
Interest and other income, net...............        229          183           122             467
                                               ---------   ----------    ----------      ----------
Net loss.....................................  $  (7,727)  $  (11,546)   $  (14,250)     $  (18,828)
                                               =========   ==========    ==========      ==========
AS A PERCENTAGE OF TOTAL REVENUE:
Revenue......................................      100.0%       100.0%        100.0%          100.0%
Operating expenses:
  Cost of revenue............................      240.0        478.0         564.8           157.8
  Product development........................      758.7        972.6       1,123.6           138.6
  Selling and marketing......................      674.2      1,101.9       1,266.4           159.9
  General and administrative.................      183.4        320.3         472.0           104.3
                                               ---------   ----------    ----------      ----------
       Total operating expenses..............    1,856.3      2,872.8       3,426.8           560.6
                                               ---------   ----------    ----------      ----------
Loss from operations.........................   (1,756.3)    (2,772.8)     (3,326.8)         (460.6)
Interest and other income, net...............       50.6         43.3          28.2            11.1
                                               ---------   ----------    ----------      ----------
Net loss.....................................   (1,705.7)%   (2,729.5)%    (3,298.6)%        (449.5)%
                                               =========   ==========    ==========      ==========

     Our revenue increased significantly during the fourth quarter of 1999 due to professional services revenue primarily related to consulting, installation and implementation services provided under time-and-materials contracts for related parties. Quarterly increases in operating expenses reflect continued expansion in all phases of our operations throughout the four-quarter period. Operating expenses are largely the result of higher personnel costs resulting from continued increases in the number of employees. Changes in interest and other income, net in the fourth quarter largely reflects changes in interest income due to increases in cash, cash equivalents and short-term investments resulting from proceeds from the issuance of preferred stock in October 1998, September 1999 and November 1999.

     Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. In the future, we intend to increase our product development, selling and marketing and general and administrative activities and to increase other operating expenses as required to launch new applications and content. Our limited operating history and the emerging nature of the markets in which we compete make it difficult for us to accurately forecast our operating results. We expect, however, that we will continue to incur operating losses in the future.

     Due to the foregoing factors, our annual or quarterly operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of our common stock would likely decline.

LIQUIDITY AND CAPITAL RESOURCES

     Cash used in operating activities for the year ended December 31, 1999 was $30.4 million. Cash used in operating activities for the years ended December 31, 1998 and 1997, respectively, was $2.9 million and $4.5 million. The net cash used in operating activities in the years ended 1999, 1998 and 1997 was primarily attributable to the net losses of $52.4 million in 1999, $13.9 million in 1998 and $5.8 million in 1997, partially offset by increased deferred revenue of $16.9 million in 1999, $12.0 million in 1998 and $1.0 million in 1997.

     Net cash used in investing activities was $26.3 million for the year ended December 31, 1999 compared to $1.7 million and $1.0 million for the years ended 1998 and 1997, respectively. Purchases of property and equipment, net, were $9.6 million, $1.6 million and $725,000 for the years ended December 31, 1999, 1998 and 1997, respectively. The increase in 1999 was largely the result of purchases of computers, servers and office equipment for our expanding workforce. In addition, during 1999, $15.3 million was invested in short-term debt instruments and commercial paper. During 1999, $1.2 million of cash was used in connection with the acquisition of Blaise Software, Inc. (see Note 8 in the notes attached to the consolidated financial statements).

     Cash provided by financing activities for the year ended December 31, 1999 was $43.0 million and was primarily a result of the net proceeds received from the issuance of the Series D preferred stock totaling $42.5 million. The proceeds from the exercise of stock options totaled $859,000. Cash provided by financing activities was $24.2 million in 1998, and $5.4 million in 1997, resulting primarily from net proceeds from the sale of preferred stock in each of those respective years. Bank financing of $750,000 was received in 1997 and repaid in 1998. As of December 31, 1999, our total minimum operating lease commitments were $3.6 million and were primarily related to the facilities that we occupy.

     Since inception we have funded our operations primarily through the private placement of equity securities, through which we have raised net proceeds of $76.8 million as of December 31, 1999. We have also financed our operations through bank borrowings and equipment lease financing. In connection with the acquisition of Blaise Software, Inc., we issued a secured promissory note of $750,000 and a convertible promissory note of $750,000. The secured promissory note bears interest at 8.5% per annum, with principal and interest payable monthly through June 2000. At December 31, 1999, it has a balance due of approximately $476,000. The convertible promissory note bears interest at 8.5% per annum, and automatically converts into 50,000 shares of common stock upon an initial public offering of our common stock. This note matures in December 2000 and no principal or interest payments are due until maturity. As of December 31, 1999, we also had $188,000 of capital lease obligations outstanding.

     InsurQuote used $13.3 million and $14.5 million of cash in operating activities during the twelve months ended June 30 and December 31, 1999, respectively. Cash used was primarily attributable to the net losses of $17.3 million and $18.9 million, respectively. In addition, $2.9 million was used for purchases of property and equipment during each of the twelve month periods ended June 30 and December 31, 1999, respectively. InsurQuote has funded its operations primarily through the private placement of convertible preferred stock through which it raised $19.9 million in March 1999. For the year ended June 30, 1998, InsurQuote financed its operations primarily through the private placement of redeemable convertible preferred stock for $5.0 million and convertible preferred stock for $4.5 million, the issuance of common stock for $1.5 million and an $8.9 million note payable issued to a related party.

     We currently anticipate that the net proceeds from this offering and the concurrent private transactions, together with our available cash, cash equivalents and short-term investments, will be sufficient to meet our capital requirements for at least the next 12 months. However, we may need to raise additional funds prior to the end of this period if we were to experience greater than expected losses from operations, undertake new business initiatives or acquire complementary businesses or technologies. Our future liquidity and capital requirements will depend upon numerous factors, including the success of our existing and new application offerings and competing technological and market developments. We may be required to raise additional funds through public or private financing, strategic relationships or other arrangements. There can be no assurance that additional funding, if needed, will be available on terms acceptable to us, or at all. If we are not successful in raising additional capital as required, our business could be materially harmed. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then-current stockholders would be reduced.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000. To date, we have not entered into any derivative financial instruments or hedging activities.

     In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 provides specific guidance, among other things, as to the recognition of revenue related to up-front, non-refundable fees and service charges received in connection with a contractual arrangement. We have applied the provisions of SAB 101 for the year ended December 31, 1999. The adoption of SAB 101 did not have a material impact on our financial condition or results of operations.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     We sell our applications and professional services in North America and Europe and in the future may sell our applications and professional services in other regions of the world. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. Our interest income is sensitive to changes in the general level of U.S. interest rates. Due to the short-term nature of our investments, we believe that there is no material risk exposure.

                                    BUSINESS

OVERVIEW

     We are a leading provider of Internet based, business-to-business solutions that enable e-commerce in the approximately $2.8 trillion global insurance industry. Our software applications and professional services offerings are designed to meet the evolving needs of carriers, distributors and buyers of insurance. Our technologies leverage the power of the Internet to streamline and automate the insurance distribution process to facilitate end-to-end transaction processing. We have developed proprietary Exchange Platform technology, which allows the creation of dynamic electronic marketplaces, or e-markets, that bring together buyers and sellers of insurance products. Our technology electronically links insurance carriers with distribution channels, ranging from traditional brokers that sell the majority of insurance today to banks, financial brokerage firms and other emerging distribution channels, such as Internet portals. Carriers and distributors can significantly decrease costs, increase revenue and improve service levels by using our applications and Exchange Platform technology to conduct e-insurance transactions.

     Our Exchange Platform technology enables the creation of single- and multi-carrier, multi-product e-markets. Using our technology, individual carriers or groups of carriers can create e-markets that are customized to their particular distribution strategies. Our technology gives carriers the flexibility to expand their e-markets to include additional products, carriers or distributors. Our Exchange Platform technology enables brokers, financial advisors, other distributors and consumers to easily access product, pricing and market information online and complete business transactions electronically.

     Our extensive suite of applications automates core insurance sales, marketing, underwriting, and distribution processes, while integrating with carrier and distributor legacy systems to enable electronic, end-to-end processing of insurance policies. In addition, we provide a variety of client server, Internet based and desktop applications, including comparative quoting, financial analysis and sales illustration. We expect that our merger with InsurQuote Systems, Inc. will accelerate our ability to provide e-commerce solutions to the property and casualty sectors of the insurance industry. We intend to capitalize on InsurQuote's extensive relationships with property and casualty insurance carriers and distributors, and to integrate its comparative rating technology and its substantial inventory of carrier rating and plan content with our Exchange Platform technology.

     We complement our technology with a professional services organization that offers a range of services, including selected strategic, process reengineering, customization of applications, implementation assistance and project management services. We have designed these services to decrease implementation risk, shorten the time it takes to create e-markets, improve our customers' competitive position and maximize their return on investment. We believe that our ability to successfully deliver a complete e-insurance solution to our customers provides us with a significant competitive advantage.

     Our customers and strategic partners cover nearly all facets of the insurance industry:

     - Health and Ancillary Carriers. Our health and ancillary carrier customers include leading companies such as Blue Cross and Blue Shield of Colorado, two regional Kaiser Foundation Health Plans, The Regence Group, Standard Insurance Companies and UnitedHealthcare.

     - Life Insurance and Annuity Carriers. Our life insurance and annuity carrier customers include 40 leading insurance carriers, including Equitable, GE Financial Assurance Holdings, Hartford Life, John Hancock, Merrill Lynch, Mutual of Omaha, New York Life, Phoenix Home Life, Travelers and Zurich Kemper Life.

     - Property and Casualty Carriers. We provide solutions to leading property and casualty carriers such as Zurich Financial Services Group's subsidiaries in the U.S., Canada, and Europe. Through our acquisition of InsurQuote, we provide insurance distributors with rating services using data received from over 400 property and casualty carriers, including leaders such as AIG, Metropolitan Property and Casualty, The Hartford, Nationwide, Progressive and Travelers.

     - Distributors. Our distributor customers are among the largest brokerage firms in the U.S. and include Acordia of California; CBIZ Benefits & Insurance Services, Inc.; Lockton Companies of Colorado; Seabury & Smith (a division of Marsh McLennan) and USI Insurance Services.

     - Portals. We provide our solutions to a rapidly growing number of leading insurance portals such as Autobytel.com, Cars.com, Insurance.com (an affiliate of Fidelity Investments), Insure.com, InsWeb, Intuit's QuickenInsurance and Perksatwork.com.

     We believe that our solutions for enabling e-commerce in the insurance industry, together with our strategic relationships with leading insurance carriers and distributors, give us a significant first mover advantage as the insurance industry capitalizes on the opportunities created by the Internet.

INDUSTRY OVERVIEW

GROWTH OF THE INTERNET AND BUSINESS-TO-BUSINESS E-COMMERCE

     The Internet is dramatically changing how businesses and individuals communicate and share information. The widespread adoption of the Internet as a business communications platform continues to create many new opportunities to conduct commerce more efficiently. Business-to-business e-commerce is expected to grow from $145 billion in 1999 to $7.29 trillion in 2004, with $2.7 trillion expected to occur through business-to-business e-markets, according to the Gartner Group. International Data Corporation projects that use of the Internet will grow from over 150 million users at the end of 1999 to 500 million users by 2003.

     As e-commerce continues to grow, business-to-business e-markets are achieving increasing acceptance across a number of industries. These e-markets seamlessly link sellers, distributors and buyers, in an online marketplace. E-markets allow market participants to easily share comprehensive product, pricing and market information online and complete business transactions electronically.

INSURANCE INDUSTRY CHARACTERISTICS

     According to the U.S. Census Bureau, in 1997 insurance carrier revenues in the United States totaled $1.1 trillion, representing the largest segment of United States Gross Domestic Product of any industry. Direct commercial premiums in the global insurance market were approximately $2.3 trillion in 1997 according to the U.S. Census Bureau and the Organization for Economic Cooperation and Development.

     The U.S. insurance industry is highly fragmented. According to the Organization for Economic Co-Operation and Development, there were more than 5,000 carriers in the U.S. in 1997 and, according to the Health Insurance Association of America, in 1994 there were more than 744,000 brokers, agents and other persons employed in distribution and administration by the insurance industry. Insurance carriers have traditionally used three distribution channels to market their products and services: independent agents and brokers, exclusive agents and direct sales. Independent agents and brokers sell insurance products on behalf of multiple insurance carriers. Insurance carriers may also use general agents to serve as intermediaries between the carrier and independent agents and brokers. Exclusive, or captive agents, sell only a particular carrier's products. Direct sales efforts by carriers include direct mailings, telemarketing and use of the Internet.

TRADITIONAL APPROACH TO INSURANCE UNDERWRITING AND DISTRIBUTION

     The traditional approach to underwriting and distributing insurance is highly inefficient and involves numerous manual, redundant functions. At many stages in the process, data must be manually re-keyed, reformulated or manipulated multiple times so that it can be processed by a variety of incompatible systems. The typical, broker-assisted sales process for insurance products involves the following key steps:

     - collecting client data, analyzing client needs, searching available policies, reviewing and selecting policy options from multiple carriers, and educating the client about the available options;

     - obtaining and comparing preliminary quotes from various insurance carriers, collecting additional detailed information about the client, verifying information, correcting data entry errors, collecting missing information, and generating a final price quote;

     - purchasing the insurance after the final rate presentation to the client and inputting the client's policy information into the carrier's systems to generate a policy; and

     - managing policy administration, addressing ongoing benefit and coverage questions and handling the annual policy renewal process.

     The entire process is people- and paper-intensive and may take 30 to 60 days or longer to complete for many types of insurance. The complexity, redundancy, and manual nature of the process means that errors may occur at multiple points, resulting in additional cost, slow turnaround times, and high levels of customer and distributor frustration and dissatisfaction. The inefficiency of the process, together with a fragmented distribution system, results in insurance distribution costs that according to Deloitte & Touche account for 20% of each premium dollar, or extrapolating to the global market, $560 billion annually. The inefficiencies of the process make it uneconomical for carriers to tailor products to specific consumer needs. Thus, most carriers tend to offer generic products that are designed for large markets.

INITIAL APPROACHES TO ONLINE INSURANCE DISTRIBUTION

     There have been several attempts to improve the current insurance distribution process through use of the Internet. To date, these efforts have been primarily focused on providing rate quotes to consumers for consumer lines of insurance such as health and auto. A number of insurance carriers have created web sites to sell their own products directly to consumers. However, these single carrier sites generally offer only limited buying and administrative capabilities. In addition, a number of e-markets have been created through which consumers can shop for simple insurance products. Most of these sites have been largely referral-based consumer sites with limited transaction capability, although some sites are now offering online enrollment. To date, no site has addressed the more complex products required in the business-to-business market. The early online distributors have not integrated their Internet based systems with carriers' legacy systems and therefore have not been able to provide end-to-end electronic transaction processing. Furthermore, most of these initial efforts have attempted to displace the broker, rather than improve the efficiency of the current broker-dominated distribution system.

NEED FOR IMPROVED DISTRIBUTION

     We believe that several factors make the traditional methods of insurance distribution ripe for significant change:

     - Development of the Internet Economy. The proliferation of Internet technologies is enabling a wide range of improvements to business processes. Insurance carriers and distributors face increasing pressure to rapidly adopt new technologies to reduce costs, eliminate inefficiencies and improve their competitive position. Insurance carriers and distributors are increasingly seeking to capitalize on the efficiencies of Internet communications. As carriers and distributors create e-markets they seek to increase the efficiency of their existing distribution channels, while providing the means to pursue a variety of emerging and new distribution opportunities.

     - Consumer Empowerment. Consumers are demanding a broader range of choice in insurance and financial products and ready access to more extensive information regarding those products. As employers provide their employees with an expanding array of insurance and benefit choices, there is a growing need for better information regarding the available alternatives.

     - Need for Differentiation. As insurance and other financial protection products become increasingly commoditized and information about these products becomes easier to access, carriers will seek opportunities to differentiate their offerings on the basis of service, quality and product design. Similarly, distributors will look to technology to help them become sophisticated, value-added advisors rather than mere intermediaries.

     - Evolving Competitive Environment. Financial services deregulation has increased competition in the insurance market by allowing the entry of banks and financial institutions, intensifying the competitive pressure on traditional industry participants and driving the need to improve core business processes. The trend toward insurance industry consolidation continues among both carriers and distributors, creating larger, better financed competitors.

     As their operating environments change, insurance carriers and distributors can no longer afford to rely on distribution systems that are costly and inefficient, that cannot accommodate changing technology or that fail to meet customer expectations. The Internet economy demands insurance distribution processes that use leading-edge technologies to eliminate inefficiencies, create competitive advantage, differentiate products and create new revenue opportunities. These technologies must also support an increasing variety of distribution channels, while improving the carrier's and distributor's ability to capture information that will enable them to develop products that target key markets and that are more tailored to meeting customer needs.

THE CHANNELPOINT SOLUTION

     We have created a unique set of Internet-based, business-to-business e-commerce solutions that are designed to transform the way insurance, benefits and financial protection products are bought, sold and serviced. Our technology automates the complex business processes of insurance rating, underwriting and distribution and enables carriers, distributors and buyers to engage in e-commerce. Our Exchange Platform technology and extensive suite of electronic insurance, or e-insurance, applications provide the only end-to-end electronic distribution solution for the insurance industry. By automating the core processes for insurance distribution and administration, we enable the creation of user-friendly, efficient e-markets. These e-markets can be single- or multi-carrier and can support multiple products. They can cover a single type of insurance product or multiple types of insurance products. They can be sponsored by carriers, distributors, portals, financial advisors, banks or other e-market entrepreneurs. We believe that these e-markets will enable carriers and distributors to significantly reduce distribution costs, increase revenue and more effectively meet the needs of purchasers by offering more highly customer-focused and differentiated solutions, while enhancing service levels. By automating the current paper-based, labor-intensive, inefficient and error-prone distribution process, our solutions significantly reduce administrative costs and dramatically improve sales cycle times.

     The insurance marketplace has three important constituencies: carriers, distributors and buyers, including businesses and individuals. We believe our applications provide the following benefits to these constituencies.

  BENEFITS TO INSURANCE CARRIERS

     Significantly Reduces Administrative Costs. We enable carriers to automate core rating, underwriting, sales and distribution processes, thereby streamlining the distribution process and reducing administrative costs. We expect processing costs to decline sharply as paper processes are largely eliminated and data entry errors are reduced. For example, our ChannelPoint CommerceLink application facilitates rapid and secure transmission of data between distributors and carriers. Our technology generates proposals and quotes in a fraction of the time previously required and significantly reduces policy processing turnaround times.

     Generates Revenue Opportunities. Our applications create new revenue opportunities for participating carriers by increasing the productivity of brokers and direct sales personnel and by generating product sales from a broader distribution base. Carriers also may use the information made available through our solutions to sell additional products to the same customer. Our technology enables carriers to develop new products and services based upon customer demand and to differentiate their products on features other than price. Our technology also enables carriers to create new distribution methods to market and sell their products and services through the creation of e-markets.

     Improves Customer Service and Satisfaction. Our solutions are designed to automate and streamline core business functions. By providing customers with faster access to information, reducing the time it takes to buy insurance and reducing the number of administrative errors, carriers provide their customers with a more satisfying experience.

     Improves Access to Information and Response Time. Participating carriers can more easily access data throughout the distribution and administration processes, including up-to-date information regarding the types of policies that customers are purchasing, features customers are demanding and consumer reaction to changes in product offerings. This enables carriers to rapidly modify their product offerings to address the evolving demands of the marketplace, alter distribution channels and mix, and create trading partner alliances to meet the requirements of employers or large distributors.

     Reduces Time to Enable Internet Assisted Distribution. We enable insurance carriers to benefit from sophisticated Internet based distribution technology without requiring them to develop proprietary systems. In addition, we offer a range of services, including selected strategic, process reengineering, customization of applications, implementation assistance and product management services, to ensure that our customers can rapidly deploy our e-insurance solutions.

  BENEFITS TO INSURANCE DISTRIBUTORS

     Generates Revenue Opportunities. Our applications open new revenue opportunities to participating distributors. Distributors can improve their productivity due to faster and simpler proposal and quote turnaround and the ability to complete e-insurance transactions, giving distributors more time to develop new accounts and serve existing customers. Distributors can increase revenue per customer by using the information made available through our technology to sell additional products to the same customer. Distributors can use our technology to develop additional innovative products and services, including worksite marketing through our ChannelPoint Commerce atWork application.

     Reduces Administrative Costs. Our ChannelPoint Commerce Broker application is designed to reduce distributors' administrative costs by reducing or eliminating the need to fill out proposal and enrollment forms manually and by automating other distribution and administrative functions. Distributors can create quotes and professional proposals, facilitate online enrollment and manage their daily business all through a standard web browser.

     Provides Insurance Solutions to Better Match Customer Needs. Because our applications are designed to enable distributors to review a wide variety of carrier information, as well as other market data, distributors are better able to match effectively insurance and financial protection solutions to each purchaser's specific needs. This solution orientation enables distributors to enhance their competitive position with a client and increase client satisfaction. Distributors are also able to respond to changes in customer demands at an earlier stage by recognizing emerging market trends that would not be visible without the data collection and reporting capabilities of our technology platform.

  BENEFITS TO BUYERS

     Improved Customer Service. By eliminating time-consuming, paper-based processes, carriers and distributors can devote more time to customer service, leading to enhanced customer satisfaction.

     Improved Access to Product Information. Our ChannelPoint Commerce atWork, ChannelPoint Commerce Consumer and ChannelPoint QuoteSearch applications improve the availability and timeliness of information and facilitate more informed consumer choices. Traditionally, comparison shopping for insurance was complex because the paper-based system made it difficult for purchasers to understand the price and product differences among various policies. Our solution makes it easy for employers or consumers to compare coverage and pricing comparisons of available policies.

     Access to Innovative, Customized Products. As carriers and distributors use market data aggregated by our technology to customize their offerings, customers will benefit by gaining better access to insurance and financial protection products that meet their needs. We believe that customers benefit from more customized solutions and more efficient use of their premium dollars. By using our technology, buyers are able to access information about products and buy them from their desktop computer.

OUR STRATEGY

     Our objective is to strengthen our position as a leading provider of business-to-business e-commerce solutions for the global insurance industry. Our strategy for achieving this objective includes the following elements:

     Expand Insurance Services and Benefits Solutions. Our Exchange Platform technology and e-insurance applications are designed to enable our customers to implement innovative distribution solutions. Using our technology, carriers and distributors can create customized e-markets for the distribution of insurance products. In addition, to further enhance our offerings, we intend to continue to develop and introduce unique business-to-business solutions for the insurance industry.

     Establish Exchange Platform Technology as the Industry Standard. We seek to establish our Exchange Platform technology as the industry standard for the distribution of insurance and financial services products by securing the participation of leading carriers and distributors. We are targeting key insurance industry participants to adopt our Exchange Platform technology, which enables carriers to create their own trading groups through single- and multi-carrier e-markets. As our technology becomes embedded in their infrastructure, we plan to deploy additional applications to capitalize on additional opportunities. To date, we have secured contracts with carriers such as UnitedHealthcare, GE Financial Assurance Holdings, and Zurich Financial Services/Zurich Insurance Company to standardize on our Exchange Platform. We have signed agreements with leading brokers such as Acordia of California; CBIZ Benefits and Insurance Services; Lockton Companies of Colorado; Seabury & Smith (a division of Marsh McLennan) and USI Insurance Services.

     Expand Range of Insurance Product Offerings. Our technology provides access to an extensive selection of customizable insurance, benefits and financial protection products and services across several lines of business. We currently support products in all three of the principal lines of insurance: health and ancillary, life and annuity and property and casualty and plan to expand our applications to cover additional insurance products. We also plan to develop relationships with traditional financial service providers, enabling them to provide a broad range of customizable insurance, benefits and financial protection products using our technology.

     Rapidly Expand Professional Services Capabilities. We intend to continue to rapidly expand our professional services organization to meet the requirements of existing customers and the growing demand for our e-insurance solutions. We intend to supplement our internal professional services capabilities with our relationships with leading technology consulting firms, including Andersen Consulting, First Consulting Group and USWeb/CKS. We plan to establish new relationships with additional leading consulting and systems integration firms.

     Extend Technology Leadership. We plan to extend our technology leadership by continuing to develop our Exchange Platform technology, applications, content management systems and the quality of our services. We intend to invest heavily in product development as we develop our technology and expand the range of insurance products offered. To achieve these goals, we plan to continue to attract and develop high quality technical talent and use third-party consulting organizations to leverage our ability to maintain our technological competitive advantage.

     Pursue Strategic Acquisitions. We intend to pursue strategic acquisitions of companies or lines of business that enable us to accelerate our market penetration, acquire access to additional brokers and acquire complementary technologies and applications. For example, through our successful acquisition of Blaise Software, Inc. in June 1999, we gained relationships with over 600 brokerages, primarily in the health insurance segment, and 31 carriers in the Northeast United States.

EXCHANGE PLATFORM AND APPLICATIONS

     We offer an extensive set of e-insurance applications for carriers, distributors and buyers that integrate with our Exchange Platform. For example, our ChannelPoint Insure application eliminates traditional paper-based systems and automates a carrier's core internal sales and distribution processes which, when coupled with our Exchange Platform technology enables end-to-end transaction processing. Through our acquisitions of InsurQuote, p.d.,q., LifeLink and Blaise we have several client-server, Internet-based and desktop applications that are in the process of being integrated with our Exchange Platform. Our Exchange Platform technology and its related carrier, distributor and buyer applications are designed to achieve our goal of significantly reducing administrative costs and dramatically improving sales cycle times.

                                   [DIAGRAM]

[Schematic with ChannelPoint logo in the center. Circles on either side of the logo list all of the types of ChannelPoint customers, grouping them as Buyers, Distributors and Carriers. Under each customer grouping, the client lists ChannelPoint products that correspond to that grouping.]

OUR EXCHANGE PLATFORM TECHNOLOGY

     Our Exchange Platform technology is an Internet-based platform that enables business-to-business e-commerce between insurance carriers and distribution partners. The Exchange Platform technology also provides the foundation for the development and implementation of user-friendly, efficient, Internet-based carrier, distributor and buyer applications. These applications support existing and new e-markets, which can be single- or multi-carrier and can support multiple products.

     Our Exchange Platform technology provides for online shopping, selling and buying across multiple lines of insurance including health and ancillary, life and annuities and property and casualty. It enables insurance carriers to conduct business electronically with distributors, employers and consumers through standard web browsers. Our Exchange Platform technology provides detailed information on participating plans and policies, and incorporates carriers' business rules to permit efficient distribution of their products.

OUR CARRIER APPLICATIONS

-------------------------------------------------------------------------------------------------
       Our carrier applications enable carriers to support their existing distribution channels and to develop and take advantage of new channels of distribution.
-------------------------------------------------------------------------------------------------
  - Commerce Carrier(TM)         An Exchange Platform integrated application that provides
                                 administration, transaction information and analytical
                                 services to carriers that participate in
                                 ChannelPoint-enabled e-markets.
  - CommerceLink                 An Exchange Platform integrated application that enables
                                 business-to-business integration by connecting carriers' and distributors' legacy systems with our Exchange Platform.
  - InSight                      A desktop-based application that provides comparative quote data used to facilitate competitive market analysis for
                                 personal auto products.
  - Rate Analyst                 A desktop-based application that enables carriers to vary
                                 rating plan assumptions to create scenarios that can be
                                 imported into the InSight application.
  - Insure(TM)                   An enterprise application that automates health and life
                                 insurance carrier core internal sales and distribution
                                 processes, thereby eliminating traditional paper-based
                                 systems. Insure can be linked to our Exchange Platform
                                 technology and applications to enable end to end processing for health and life insurance products.
-------------------------------------------------------------------------------------------------

OUR DISTRIBUTOR APPLICATIONS

-------------------------------------------------------------------------------------------------
       Our distributor applications enable distributors to actively participate in the efficiencies provided by the Exchange Platform and to establish multiple e-markets.
-------------------------------------------------------------------------------------------------
  - Commerce Broker(TM)          An Exchange Platform integrated application that automates rating, quoting, proposal and enrollment tasks, all within a standard web browser. Enables distributors and brokers to
                                 create proposals without manually comparing and evaluating prices, benefits and provider networks.
  - InsurQuote                   A desktop-based application that provides comparative rating for automobiles, homeowners, and commercial products.
  - InsurWare                    An Internet-based application that provides a web hosting, content, and rating package that enables agencies to create an agency-branded web site where consumers can shop from
                                 agency-licensed carriers. Provides the agent with the
                                 ability to purchase, download and process leads from other insurance portals.
  - HealthSearch                 A desktop-based application that supports quoting, product comparisons, proposal generation, physician searches, and
                                 forms management for health insurance brokers and general
                                 agencies.
  - pdq Commerce                 A client server-based application that enables carriers and general agencies to communicate by facilitating downloading of pending case status, in-force policy status, and
                                 commission information. Enables case processing, agent
                                 management, resource database, and commission tracking.
  - VitalTerm and VitalAnnuity   An Internet-based application that provides comparative
                                 quoting for term life insurance and annuities.
  - VitalSigns                   A desktop-based application that enables brokers and other distributors to select the right life insurance carrier
                                 based on customer needs for financial analysis, ratings and comparisons.
  - WinFlex                      A desktop-based application that enables multi-carrier life insurance sales illustration.
-------------------------------------------------------------------------------------------------

OUR BUYER APPLICATIONS

-------------------------------------------------------------------------------------------------
       Our buyer applications enable carriers and distributors to implement multiple e-market options for the electronic distribution of insurance products to employers, employees and consumers.
-------------------------------------------------------------------------------------------------
  - Commerce atWork(TM)          An Exchange Platform integrated application that delivers
                                 electronic enrollment, benefits administration and worksite marketing capabilities. Enables carriers and distributors to market and sell insurance, benefits and financial protection products directly to corporate employees and affinity group members using standard web browsers.
  - Commerce Consumer(TM)        An Exchange Platform integrated application that facilitates direct-to- consumer retailing. Enables carriers,
                                 distributors and third-party aggregators to establish
                                 e-insurance web sites to sell directly to consumers and
                                 small businesses (Available 2nd half of 2000).
  - TransAct                     An Internet-based application that provides on-line
                                 comparative shopping for auto insurance. Enables portals,
                                 distributors and other third-party aggregators to deliver
                                 comparative quotes to consumers based on the information
                                 they provide and pre-defined assumptions.
-------------------------------------------------------------------------------------------------

PRODUCT DEVELOPMENT

     We have assembled a large staff of product development professionals with extensive experience in the insurance, software, and e-commerce industries to lead the definition of our market and applications requirements. The core of our product development group came as a team directly from Sun Microsystems where they worked together in the design and development of Java-based applications. Our management team's insurance industry experience provides the guidance for our product development.

     Our product development process is designed to facilitate rapid delivery of continuous, incremental capabilities. Our application development capitalizes on our component-based architecture and extendable insurance object model to meet evolving market requirements.

     We will take advantage of our core health and ancillary, life and annuity and property and casualty Exchange Platform technology to cover other insurance, benefits and financial protection products. Our planned technology investments are intended to enable both carriers and distributors to optimize decisions relative to branding, differentiation and where best to deploy functional components, such as underwriting and pricing. We will continue to develop and utilize tools such as data mining and personalized content that allow for targeted selling and buying activities.

PROFESSIONAL SERVICES

     We offer a broad range of professional services that enable our customers to rapidly implement and deploy our Exchange Platform technology and our applications. Our professional services organization has significant domain expertise across all lines of insurance, consists of professional services personnel with extensive experience in enterprise-scale implementations and is supported by a world-class product development organization. Our professional services teams also include specialized personnel from our sales and product marketing organizations to ensure the complete and timely delivery of our implementations. Our professional services organization also complements our sales organization by providing reengineering and workflow design services and other strategic technology services during the sales and implementation processes. We intend to expand our professional services organization substantially to enable the rapid implementation and delivery of our solutions as demand for our solutions increases.

     To complement our internal professional services organization, we have established strategic relationships with several leading consulting and system integration firms, including Andersen Consulting, First Consulting Group and USWeb/CKS. These consulting firms and systems integrators assist in the implementation and deployment of our Exchange Platform technology and our applications as well as in the sales process.

CUSTOMERS

     Our customers include leading carriers in the health and ancillary, life and annuity and property and casualty segments of the insurance industry. Our customers also include leading national and regional distributors, including brokerage firms, agencies, general agents, and other wholesalers, as well as a number of leading Internet portals and electronic brokers. The following is a partial list of our customers that have entered into agreements with us to use our technology and that we believe are representative of our overall customer base:

    HEALTH AND ANCILLARY CARRIERS
    Blue Cross and Blue Shield of Colorado        Mid-Atlantic Medical Services, Inc.
    Ceres Net, Inc.                               Physicians Health Services, Inc.
    Guarantee Life Insurance Company              The Regence Group
    Kaiser Foundation Health Plan of the          Standard Insurance Company
      Mid-Atlantic States, Inc.                   UnitedHealthcare
    LifeGuard

    LIFE AND ANNUITY CARRIERS
    American General Life Insurance Company       Massachusetts Mutual Life Insurance Company
    The Equitable Life Insurance Company of the   Merrill Lynch Life Agency
      United States                               Mutual of Omaha Insurance Company
    GE Financial Assurance Holdings, Inc.         New York Life Insurance Co.
    The Hartford                                  The Travelers Insurance Company
    John Hancock                                  Zurich Kemper Life

    PROPERTY AND CASUALTY CARRIERS
    21st Century Insurance Group                  Progressive Casualty Insurance Company
    AIG Specialty                                 Safeco Insurance Co. of America
    eCoverage                                     The Travelers Indemnity Company
    Metropolitan Property and Casualty            Zurich Financial Services Group's
    Insurance                                     subsidiaries
      Company                                     in the U.S., Canada and Europe and
    Hartford Fire Insurance Company               Zurich Insurance Company
    Nationwide Mutual Insurance Company

    DISTRIBUTORS
    Acordia California, Inc.                      Meeker Sharkey
    BISYS                                         The Reppond Company Inc.
    CBIZ Benefits & Insurance Services, Inc.      Seabury & Smith, Inc. (a division of Marsh
    Jordan Shields Insurance Agency               McLennan)
    The Kooper Group                              USI Insurance Services Inc.
    Lockton Companies of Colorado, Inc.

    PORTALS
    Autobytel.com                                 InsWeb Corporation
    Cars.com                                      Perks-At-Work, Inc.
    Insurance.com (an affiliate of Fidelity       QuickenInsurance
    Investments)                                  ReliaQuote.com
    Insure.com
    InsureOne.com

     During 1999, Zurich Financial Services Group, UnitedHealthcare and GE Financial Assurance Holdings, Inc., each of which are direct or indirect ChannelPoint stockholders, accounted for 46%, 31% and 11%, respectively, of our revenue. We expect these customers to continue to account for a significant portion of our revenue in the future. The loss of any one of these customers, or a substantial reduction in the scope of the work we do with any one of these customers, would significantly harm our business.

CASE STUDIES

     The following case studies illustrate how some representative customers have implemented or are implementing e-commerce solutions based on our Exchange Platform technology and applications to automate and Internet-enable their insurance distribution and administration processes.

     HEALTH AND ANCILLARY CARRIER

     UnitedHealthcare is one of the three largest national managed healthcare companies, with premium revenue in 1999 of $13.9 billion. It is a leader in 41 geographic markets nationwide and sells commercial, Medicare, and Medicaid network-based insurance products. UnitedHealthcare was interested in developing its e-commerce capabilities to generate increased revenue and make distribution more efficient.

     UnitedHealthcare selected us as its strategic electronic market technology provider. It recognized our technology leadership, insurance domain expertise and ability to design, manage and implement enterprise-scale projects. UnitedHealthcare uses our technology to reduce its overall administrative costs and processing time associated with quoting and enrolling small group health customers in five key markets. We believe it intends to expand this capability to additional markets over the next several years. UnitedHealthcare is using our ChannelPoint Insure application in its small business service centers to support paper-based requests for proposals and case processing. Insure is at the core of UnitedHealthcare's small business service center's strategy. Insure's sophisticated rules-based technology allows UnitedHealthcare to customize its processes specific to competitive and regulatory demands of each market. Insure integrates with multiple UnitedHealthcare legacy systems used for managing UnitedHealthcare's small group business.

     UnitedHealthcare uses ChannelPoint Commerce Broker technology to power privately branded e-markets for distributing UnitedHealthcare products. Commerce Broker allows brokers to quickly generate proposals at any time. Planned enhancements will allow brokers to electronically enroll customers in UnitedHealthcare plans, and to enable end-to-end processing, from the initial proposals through loading into UnitedHealthcare's legacy systems complete information regarding each new product sold.

     LIFE AND ANNUITY CARRIER

     GE Financial Assurance Holdings, Inc. owns a number of leading consumer insurance and investment companies that sell a variety of products, including: life insurance, annuities, mutual funds, long-term care coverage, supplemental accident and health benefits, retirement investment plans, auto coverage and life style enhancement products like travel services and automobile clubs. They are sold through multiple distribution channels, generating approximately $9 billion in revenues in 1999. GE Financial Assurance ("GEFA") selected us to help it pursue its e-commerce strategy because of our technology leadership, the strength of our management team and our ability to design, manage and implement enterprise-scale projects. GEFA and ChannelPoint are in the initial phases of implementing our Exchange Platform technology for GEFA's life and long-term care insurance product lines. It is intended that our Exchange Platform technology will web-enable end-to-end processing from application to policy issuance and will provide electronic interfaces to third-party medical information providers. GEFA believes that the end-to-end processing capabilities of our Exchange Platform technology will result in substantially reduced back office costs, faster policy issuance, improved broker productivity and increased flexibility to expand into new distribution channels for greater choice of customer access.

     PORTAL

     Autobytel.com is the leading international automotive e-commerce provider. Autobytel.com recognized the new revenue opportunity and value-added service it could provide on its web site through an automobile insurance program. While many other automobile web sites had implemented click-through agreements with third-party insurance sites, Autobytel.com wanted to increase its brand value, revenues and the stickiness of its web site through an Autobytel.com-branded automobile insurance service within its existing web site framework.

     Autobytel.com chose ChannelPoint to provide the insurance service because of our proven rating technology, established carrier relationships and nationwide fulfillment partners. Our TransAct product provides Autobytel.com a private-labeled, comprehensive, turn-key automobile insurance solution for its web site. In this regard, our TransAct product provides Autobytel.com with an Autobytel.com-branded end-user interface. Based on the individual consumers' personal data, our interface allows consumers to generate accurate quotes from various insurance companies simultaneously. TransAct connects Autobytel.com's customers with a nationwide network of carriers and distributors that can complete the insurance policy binding process.

SALES AND MARKETING

     Our sales organization targets leading global or national insurance carriers and distributors across the health and ancillary, life and annuity and property and casualty segments of the insurance industry. We believe that we have assembled a sales organization with significant experience in selling complex solutions that are critical to a customer's business and with significant insurance domain expertise. Our sales process for prospective customers for Exchange Platform technology requires a significant investment of time and resources, as it involves a strategic and technical assessment of the prospective customers' existing insurance distribution processes and information technology systems. Because of this, we utilize integrated sales teams that include members of both our sales and professional services organizations, as well as personnel from leading consulting firms and systems integrators with which we have developed close working relationships. We believe this approach provides each prospective customer with important strategic and technical advice and enables us to define for the customer e-insurance solutions that are tailored to the individual customer's needs, that can be delivered and implemented on a timely basis.

     We focus our marketing efforts on branding, awareness and direct marketing. We create branding and awareness through a public relations effort focused on disseminating our business-to-business e-commerce vision through national and regional business publications, the information technology press and insurance industry magazines. Our primary brand, ChannelPoint, is promoted through our web site, advertising and direct mail. Our secondary brand, Powered by ChannelPoint, is required on all customer web sites that utilize our applications. We take advantage of high-profile speaking opportunities at conferences and seminars to promote our technology. Our direct marketing staff uses direct mail, places advertisements in regional business and insurance industry publications and conducts inbound and outbound telemarketing. In addition, we regularly produce sales tools such as videos, multimedia CD-ROM demonstrations and product literature to heighten visibility.

CUSTOMER SUPPORT

     We believe that effective customer service is essential to attracting and retaining carriers and distributors. We provide ongoing telephone support through our customer service and sales support centers which are accessible by a toll-free call and are available from 6:00 a.m. to 6:00 p.m. Mountain Time Monday through Friday. Our operators screen all requests for telephone support and direct the call to the appropriate customer service personnel. Technical support personnel are responsible for resolving technical problems encountered by carriers, distributors and buyers.

TECHNOLOGY

     Our Exchange Platform technology is the foundation that enables carriers and distributors to electronically distribute and administer their insurance products. Our Exchange Platform technology consists of the base infrastructure required to support large-scale e-commerce operations. The common object model at the core of the platform enables e-market sponsors to create cross-product, cross-carrier solutions for their customers.

     Platform Infrastructure and Security. The platform infrastructure provides the scalability, performance and security required to support high-volume e-markets. The platform architecture is designed for the tightly coupled relationships between business objects that are necessary to support end-to-end processing of business transactions in the insurance marketplace. Our data security centers around a rule-based model that tracks who has access to which services. Roles are defined for each user type and group. Each role has a set of applications and information for which it is authorized. Our security architecture begins with the specification of users. We have a nine point plan in place to ensure the security of customer information: authentication, privacy and encryption, access control, user auditing, network, monitoring, redundancy, professional evaluation and certification, and ongoing investigation.

     Applications and Programming Interfaces. We provide a variety of applications that e-market sponsors can use to construct branded e-markets for their end users. Packaged applications including our ChannelPoint Commerce Carrier, ChannelPoint Commerce Broker, and ChannelPoint Commerce atWork provide functionality to carriers, distributors and consumers. In addition, those who want to build their own applications can interface directly with our Exchange Platform technology through a set of application programming interfaces to drive their own user experience. The Exchange Platform web-API is composed of Internet standard protocols. This is intended to ensure interoperability, interface stability, and security. The technologies used are also specifically designed for ensuring performance appropriate for the Internet medium. This end-to-end solution provides high-performance response to transaction requests between market sponsor sites and the Exchange Platform.

     Line of Business Support. The Exchange Platform technology supports multiple lines of business through line of business content libraries targeted at insurance or financial protection products. Line of business content libraries can be added as necessary to meet the needs of our customers.

     Hosting Architecture. The Exchange Platform is hosted in a Denver, Colorado data center, which includes redundant servers and Internet service providers. The data center is co-located at a facility managed by Inflow, a third-party hosting provider. Extensive fail-over, switchover and load balancing capabilities are designed to allow information and transactions to continue without interruption if there is a server or Internet service provider failure. Our applications provide high performance and availability, supporting large numbers of simultaneous users, 24 hours a day, 7 days a week. We are currently developing plans to expand to additional sites to provide further safeguards against primary site failures.

     Integration with Third-Party and Legacy Systems. Our technology can interface with third-party information systems as well as external rating technologies through our ChannelPoint CommerceLink application. We believe that CommerceLink provides us with a significant advantage over competitors in the e-commerce space by enabling tight integration with our customer-existing systems. CommerceLink is flexible and extensible to enable the Exchange Platform technology to connect to legacy environments and provides broad business-to-business capability for the future. CommerceLink provides out-of-the-box capabilities such as e-mail and printing interfaces as well as the ability to store ASCII files to enable carriers to benefit from Exchange Platform connectivity without investing in direct interfaces to legacy systems. CommerceLink also includes a "plug-in" development kit for tailored integration of Exchange Platform technology applications into back-end systems. The CommerceLink development kit includes plug-in API and Java classes, programmer's guide, sample plug-in source code, and a simulator for enrollment information.

     Our technology is based on Internet standards including:

     - Strong encryption using 128-bit SSL;

     - Strong authentication using X.509 digital certificates and access control lists;

     - HIPAA-compliant security solution;

     - HTTP and HTTPS transports to work with existing firewall technologies;
       and

     - Integrated support for XML 1.0 documents.

CONTENT MANAGEMENT CAPABILITIES

     Through our relationships with our customers and through recent acquisitions we have collected a significant base of insurance rating information, or content. This content base consists of company-specific rates, business rules, information and calculations used to develop a quote for insurance and issue a policy. We have developed complex technology and processes that enable us to develop and maintain this content base. We plan to continue to invest in content management technology and processes to extend our competitive advantage. Our extensive content base can be accessed through our Exchange Platform technology and applications, allowing us to leverage the same content base across existing and new distribution channels.

     To date, we have assembled and maintain over 10,000 carrier plans across multiple lines of insurance and we are increasing the capability of our Exchange Platform technology to access these plans. We believe that our extensive inventory of content provides us with a significant competitive advantage in the market.

STRATEGIC RELATIONSHIPS

     A key element of our strategy to strengthen our position as a leading provider of business-to-business e-commerce solutions for the insurance industry has been to develop long-term strategic relationships with leading insurance carriers across all lines of insurance. We believe that these strategic relationships have enabled us to leverage the significant domain expertise and resources of these organizations to rapidly develop e-insurance solutions that are designed to transform the way insurance products are bought, sold and administered in all segments of the insurance industry. We intend to develop additional relationships with leading insurance distributors and financial services firms to enable us to continue to provide best-of-breed e-insurance solutions for those industries. The following describes our current strategic relationships:

  UnitedHealthcare

     In December 1999, we entered into a five year agreement with UnitedHealthcare. Under this agreement, UnitedHealthcare will serve as a strategic partner, providing us with input on products and participating in joint marketing initiatives. UnitedHealthcare will pay us licensing fees for use of our software, professional services fees, transaction fees based on their customers' use of our Exchange Platform technology and maintenance fees.

  GE Financial Assurance Holdings

     In November 1999, we entered into a five year alliance with GEFA to standardize its life, annuity and long-term care business on our Exchange Platform technology. GEFA will provide us with input on products and participate in joint marketing initiatives. GEFA will pay us transaction fees based on their customers' use of our Exchange Platform technology, professional services fees and maintenance fees.

  Zurich Financial Services/Zurich Insurance Company

     In December 1999 we entered a five year strategic agreement with Zurich Financial Services/Zurich Insurance Company, which we refer to as the Z Group in this prospectus, to create an end-to-end delivery network for the global distribution of Z Group's insurance and financial services products. Under the agreement, we will develop application programs for our Exchange Platform for any Zurich affiliate as well as provide product maintenance and support services for Z Group's use of our Exchange Platform technology. Zurich will pay us a fixed fee in exchange for a perpetual license to our Exchange Platform technology, professional services fees, under certain circumstances, a percentage of its revenue from third-party products that are sold through any Zurich e-market on our Exchange Platform and transaction fees from Z Group products sold through multi-carrier exchanges hosted by us, and maintenance fees.

COMPETITION

     The overall insurance industry is intensely competitive, and the market for business-to-business e-commerce solutions for insurance industry likewise is becoming intensely competitive. The companies that have entered or that are seeking to enter this market are pursuing a wide variety of different business models.

     An increasing number of insurance carriers and distributors are creating their own insurance quoting and enrollment web sites. Furthermore, there are a number of companies across particular lines of insurance or financial services that offer some of the functionality that we provide through our Exchange Platform technology. These companies may be able to build upon this functionality to provide a more comprehensive solution that could compete with our Exchange Platform technology.

     Additionally, we face the potential entry into our market space from established information technology companies that traditionally have not focused on insurance and benefits distribution. Large technology companies may enter the market for electronic insurance distribution. Each possesses the vast technology infrastructure and resources necessary to pursue the online insurance distribution market should they choose to compete with us. Several of these companies have existed much longer than us and possess large installed customer bases as well as a substantial, established brand identity.

PRIVACY POLICY

     We believe the privacy of personally identifiable information of Internet users is becoming increasingly important as the use of the Internet for e-commerce continues to grow. We have adopted a privacy policy for our user information. We do not disclose any of our users' personally identifiable information to carriers unless a user specifically requests insurance coverage. We do not sell or otherwise make available to any other party any personally identifiable information concerning our users. However, we do compile user information in our databases. We analyze this aggregated statistical information internally for marketing purposes and to improve the content and site layout of our applications. We make this information available in aggregate form only, without individual identification of consumers, to participating carriers for their use in adjusting, refining and expanding their product offerings.

GOVERNMENT REGULATIONS AND FUTURE LEGISLATION

     The insurance industry is subject to extensive regulation under state laws. Insurance laws and regulations cover all aspects of the insurance process, including sales techniques, underwriting for eligibility, rates, claim payments and record keeping by licensed insurance carriers and distributors. We perform functions for licensed insurance carriers and are, therefore, required to comply with a complex set of rules and regulations that often vary from state to state. If we fail to comply with these rules and regulations, insurance carriers doing business with us could be subject to censure, fines or cease-and-desist orders. This risk, as well as changes in the regulatory climate or the enforcement or interpretation of existing law, could require changes to our business. Furthermore, because the application of e-commerce to the insurance market is relatively new, the impact of current or future regulations on our business is difficult to anticipate. We also will be required to comply with international insurance laws and regulations to the extent we make our services and products available in foreign markets. Compliance with foreign regulatory requirements may be expensive and time-consuming, and may not ultimately be successful. If we are unsuccessful in receiving foreign regulatory approvals, our international efforts would be hurt.

     We face additional regulatory risk because most of the laws and regulations governing insurance agents contemplate or assume paper-based transactions and do not currently address the delivery of required disclosures or other documents through electronic communications. Until these laws and regulations are revised to clarify their applicability to e-commerce, any company offering insurance products and services through the Internet or other means of e-commerce will face uncertainty as to compliance with these laws and regulations. Moreover, there are a number of bills pending before Congress that could fundamentally change the traditional role of state regulation of insurance. Our policies and procedures may not be deemed acceptable by any regulatory body examining our activities in light of these potentially different laws and regulations. Any adverse regulatory actions could seriously harm our business. In addition, many state insurance codes limit the collection and use of personal information by insurance carriers, distributors or service organizations. If we do not comply with these state laws, we could be subject to fines or other enforcement proceedings that could harm our business in a particular state. To date, we have not been notified by any regulatory authority that our information practices do not comply with these state laws.

INTELLECTUAL PROPERTY

     We regard our intellectual property as critical to our success, and we rely upon patent, trademark, copyright and trade secrets laws in the United States and other jurisdictions to protect our proprietary rights. We have filed five U.S. patent applications and expect to file additional applications. No patents may issue from these applications and, if any patents are issued, any claims allowed may not be sufficiently broad to protect our technology. In addition, any patents issued may be challenged, invalidated or circumvented. Our trademark registration applications may not be approved or granted, or, if granted, may be successfully challenged by others or invalidated through administrative processes or litigation. In addition, effective patent, copyright, trademark, and trade secret protection may be unavailable or limited in some foreign countries.

     We also seek to protect our proprietary rights through physical and technological security measures, and through the use of confidentiality or license agreements with participating carriers and distributors, technology partners, employees, consultants, advisors and others, and generally to control access to, and distribution and use of, our software, documentation, business and other proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, employees, consultants, advisors or others may not maintain the confidentiality of our proprietary information, and this proprietary information may otherwise become known, or be independently developed, by competitors. The steps we have taken may not prevent misappropriation of our proprietary rights, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. We license our trademarks and similar proprietary rights to third parties. While we attempt to ensure that the quality of our brand is maintained, certain parties may take actions that could harm the value of our proprietary rights, our reputation or the reputation of our services. We may receive notice of claims of infringement of other parties' proprietary rights or claims that our own patents or other intellectual property rights are invalid.

     We are currently involved in litigation in which another company has claimed that we have improperly utilized their trade secrets. We may also be subject to other claims alleging infringement by us of third-party proprietary rights. If we were to discover that any of our technology infringed third-party rights, we may not be able to obtain permission to use such rights on commercially reasonable terms. This inability may require us to expend significant resources to make our technology non-infringing or to discontinue the use of such technology. We have incurred significant expense defending ourselves from the claims that we have improperly used another company's trade secrets. These or other additional claims of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business. In addition, we have agreed, and may agree in the future, to indemnify certain of our customers against claims that our software infringes upon the intellectual property rights of others. We could incur substantial costs in defending our customers against claims that our software infringes third-party proprietary rights. Further, a party making such a claim could secure a judgment that requires us to pay substantial damages or that prevents us from using or selling our applications. Any of these events could have a material adverse effect on our business, financial condition and operating results. Our success depends significantly upon our proprietary technology and other intellectual property rights, including our Exchange Platform technology.

EMPLOYEES

     As of February 29, 2000, we had 614 full-time employees, including 147 employees primarily engaged in professional services, 314 in product development, 83 in sales and marketing, and 70 in administration. As a result of our acquisition of InsurQuote, the number of our employees will increase by 426, based on information as of February 29, 2000, including 297 in product development, 61 in professional sales, 27 in sales and marketing and 41 in administration. We have never had a work stoppage, and none of our employees are currently represented under collective bargaining agreements. We consider our relations with our employees to be good. We believe our future success will depend in part on the continued service of our senior management and key technical personnel, and our ability to attract, integrate, retain and motivate highly qualified technical and managerial personnel. There is significant competition for qualified personnel in our industry and geographical locations. We may not continue to be successful in attracting and retaining a sufficient number of qualified personnel to conduct business in the future.

FACILITIES

     Our principal executive offices and sales operations are located in Westminster, Colorado and our product development, professional services and product marketing operations are located in Colorado Springs, Colorado. We also maintain offices for product development, professional services and sales personnel in New

York, New York; Hartford, Connecticut; Alameda, California; Lynchburg, Virginia and several other locations throughout the United States. As of March 28, 2000, we lease, in total, approximately 189,000 square feet of office space. The leases expire during the period 2000 to 2004. We anticipate that we will require additional space within the next 12 months to accommodate our anticipated growth and that suitable office space will be available on commercially reasonable terms. In July 2000 we plan to occupy an additional 128,000 square feet of office space in Colorado Springs, Colorado, to support the expansion of our product development, professional services and product marketing operations.

     As a result of our acquisition of InsurQuote, we will have product development, sales and support offices in Provo, Utah; Cleveland, Ohio; College Station, Texas and San Francisco, California.

LEGAL PROCEEDINGS

     FirePond, Inc. v. David R. Lundberg. FirePond, Inc. filed suit in the United States District Court for the District of Minnesota on February 26, 1999 against David Lundberg. FirePond subsequently added us as a defendant in the suit. FirePond alleges that Mr. Lundberg, a current ChannelPoint employee and former FirePond employee, breached a noncompetition agreement with FirePond by accepting employment with us. FirePond also alleges misappropriation of FirePond's trade secrets, breach of fiduciary duty, unfair competition and tortious interference with FirePond's noncompetition agreement with Mr. Lundberg. On April 15, 1999, FirePond amended the complaint and added us as a party. On July 30, 1999, the court upheld FirePond's motion for temporary injunction against Mr. Lundberg on the basis of his noncompetition agreement, enjoining him from working for us from July 30, 1999 to September 25, 1999. The court denied FirePond's motion for temporary injunction against ChannelPoint and Mr. Lundberg on the basis of misappropriation of trade secrets. We believe that FirePond's claims are without merit and intend to pursue our defenses vigorously. However, due to the inherently uncertain nature of litigation and the fact that discovery has not yet been completed, we cannot determine the possible loss, if any, that we may ultimately incur either in the context of a trial or as a result of a negotiated settlement. Our defense of this litigation, regardless of its outcome, could result in the expenditure of significant financial and managerial resources.

     Jeffrey Bork v. ChannelPoint, Inc. and Ken Hollen. Jeffrey Bork, a former ChannelPoint employee, filed a suit in District Court, Boulder County, Colorado on February 9, 2000 against ChannelPoint and Ken Hollen, our President and Chief Executive Officer. Mr. Bork seeks a declaratory judgment that, among other things, Mr. Bork's options for shares of ChannelPoint common stock have accelerated according to the terms of an employment agreement with ChannelPoint. Mr. Bork also claims breach of contract, right to unpaid wages, securities fraud, conversion and tortious interference with a contract. He seeks to accelerate options to acquire 655,286 shares of ChannelPoint common stock and unspecified damages. On February 25, 2000 we filed a motion to change venue to El Paso County, Colorado. We believe that Mr. Bork's claims are without merit and intend to pursue our defenses vigorously. However, due to the inherently uncertain nature of litigation and the fact that discovery has not yet begun, we cannot determine the possible loss, if any, that we may ultimately incur either in the context of a trial or as a result of a negotiated settlement. Our defense of this litigation, regardless of its outcome, could result in the expenditure of significant financial and managerial resources.

     In addition, we are involved in other litigation that arises in the normal course of business operations. As of the date of this prospectus, we do not believe that any of this litigation will have a material adverse effect on our business, results of operations or financial condition.

                                   MANAGEMENT

     Our executive officers and directors and their ages and positions as of March 28, 2000 are as follows:

EXECUTIVE OFFICERS AND DIRECTORS

NAME                                        AGE                    POSITION
----                                        ---                    --------
Kenneth E. Hollen(a)......................  42    President, Chief Executive Officer and
                                                  Director
Frederick H. Eppinger.....................  41    Executive Vice President, Industry
                                                  Services
Frederick W. Rook III.....................  44    Executive Vice President, Product
                                                  Development and Operations
Timothy D. Hoogheem.......................  46    Senior Vice President, Finance and
                                                    Administration, Chief Financial Officer
Peter Micciche............................  46    Senior Vice President, Sales
James B. Hollen...........................  40    Senior Vice President, Business
                                                  Development and Director
Eric H. Corwin............................  46    Senior Vice President, Strategic
                                                  Technology
David L. Whetten..........................  43    Senior Vice President
William B. Woahn..........................  43    Senior Vice President
Conrad A. McCarty.........................  33    Corporate Controller, Chief Accounting
                                                  Officer
James C. T. Linfield......................  44    Secretary
Gregory D. Brenneman(b)...................  38    Director
Michael D. Fraizer........................  41    Director
Steven M. Gluckstern......................  48    Director
Eve M. Kurtin(b)..........................  46    Director
Bernard F. McDonagh(b)....................  56    Director
Adam M. Mizel(a)..........................  30    Director
Nancy J. Schoendorf(a)....................  45    Director

------------

(a) Member of the Compensation Committee

(b) Member of the Audit Committee

     Kenneth E. Hollen co-founded ChannelPoint in December 1996 and has been our Chairman of the Board, President and Chief Executive Officer since that time. From April 1995 until February 1996, Mr. Hollen served as Chief Executive Officer of Icon Health, an online consumer healthcare and information services company, which he co-founded, and which was acquired by Healtheon Corporation, a healthcare technology company, in February 1996. From October 1993 to March 1995, he served as Vice President of Sales and Marketing for Emotion, Inc., a provider of multimedia networking solutions.

     Frederick H. Eppinger has been our Executive Vice President, Industry Services since January 2000. From January 1991 to January 2000, Mr. Eppinger was with McKinsey & Company, a management consulting company, holding the positions of Principal from January 1991 to June 1998 and Director from June 1998 to January 2000.

     Frederick W. Rook III has been our Executive Vice President, Product Development and Operations since June 1999. From May 1998 to June 1999, Mr. Rook was the Chief Technical Officer at Manugistics, Inc., a software applications company. From August 1995 to May 1998, he served as Senior Vice President of Business Intelligence at Platinum Technology, Inc., a software, computer support and consulting services firm. From January 1994 to August 1995, he was the Chief Technical Officer of Trinzic Corporation, a software company.

     Timothy D. Hoogheem has been our Senior Vice President, Finance and Administration and Chief Financial Officer since November 1998. From July 1998 to November 1998, Mr. Hoogheem acted as an independent industry consultant. From May 1992 to July 1998, Mr. Hoogheem worked at Somatogen, Inc., a publicly traded biopharmaceutical company, most recently as Senior Vice President of Finance and Administration, Chief Financial Officer and Treasurer.

     Peter Micciche has been our Senior Vice President, Sales since October 1998. Mr. Micciche co-founded SceneWare Corporation, a visual business applications software and services company, in September 1994, and served as its President and Chief Executive Officer from then until October 1998.

     James B. Hollen co-founded ChannelPoint in December 1996, and has been our Senior Vice President, Business Development since July 1998. He was our Vice President of Sales and Marketing from December 1996 until July 1998. He has been a director since December 1996. Prior to co-founding ChannelPoint, Mr. Hollen was Vice President of Market Development at Healtheon Corporation from February 1996 to July 1996. Before Healtheon, he co-founded Icon Health and served as Vice President of Sales and Marketing from January 1996 to February 1996. From May 1991 to January 1996, he served as Vice President of Business Development at Access Health, Inc., a publicly traded healthcare information technology company.

     Eric H. Corwin has served as our Senior Vice President, Strategic Technology since June 1999, and served as our Vice President of Engineering from January 1997 to June 1999. From August 1986 to January 1997, Mr. Corwin worked at Sun Microsystems, Inc., where he most recently served as Director of the Rocky Mountain Technology Center in Colorado Springs.

     David L. Whetten will become a Senior Vice President of ChannelPoint following the closing of the InsurQuote merger. He is the founder of InsurQuote and has been its Chief Executive Officer for the last 13 years.

     William B. Woahn will become a Senior Vice President of ChannelPoint and will continue to serve as President of InsurQuote following the closing of the InsurQuote merger. He has been President of InsurQuote since February 1993.

     Conrad A. McCarty has served as our Corporate Controller and Chief Accounting Officer since January 1999. From December 1995 to May 1998, Mr. McCarty was Corporate Controller and Chief Accounting Officer of Somatogen, Inc. Somatogen was acquired by Baxter International Inc. ("Baxter") in May 1998 and from that date until January 1999, Mr. McCarty was Corporate Controller of Baxter Hemoglobin Therapeutics Inc., a wholly owned-subsidiary of Baxter. Prior to joining Somatogen, he was employed by the accounting firm of Price Waterhouse LLP from December 1991 to December 1995 where he most recently held the position of audit manager. He is a Certified Public Accountant.

     James C. T. Linfield has served as our Secretary since December 1998. Mr. Linfield has been a partner of Cooley Godward LLP, a law firm, since June 1993.

     Gregory D. Brenneman has served as a director of ChannelPoint since March 2000. Mr. Brenneman has served as President and Chief Operating Officer of Continental Airlines since September 1996 and as a Director since June 1995. From May 1995 to September 1996, Mr. Brenneman served as its Chief Operating Officer. Mr. Brenneman is a director of Browning-Ferris, Inc. and J. Crew Group.

     Michael D. Fraizer has served as a director of ChannelPoint since October 1999. Mr. Fraizer has served as the Chairman of the Board, President and Chief Executive Officer of GE Financial Assurance Holdings, Inc. since November 1996. In addition, Mr. Fraizer has held various officer positions with each of General Electric Company and General Electric Capital Corporation since June 1980 and June 1991, respectively, to present. Mr. Frazier also holds a similar position in various companies within the GE Financial Assurance holding company system, including Chairman and Chief Executive Officer of GE Life and Annuity Assurance Company from October 1999 to present.

     Steven M. Gluckstern has served as a director of ChannelPoint since October 1999. Mr. Gluckstern is a partner and co-founder of Capital Z Partners, an alternative asset management firm formed in August 1998. From January 1988 to August 1998, Mr. Gluckstern served in various executive and board positions within Zurich Financial Services, including Chairman and Chief Executive Officer of Zurich Centre Group, the holding company for Zurich's strategic financial business, which includes Centre Solutions (formerly Centre Re), which Mr. Gluckstern co-founded in 1988 and Chief Executive Officer of Zurich Re, the global reinsurance networks of Zurich. Mr. Gluckstern is a member of the board of directors of Wit Capital Group and Aames Financial Corporation.

     Eve M. Kurtin has served as a director of ChannelPoint since June 1999. She has been a Managing Director of Pacific Ventures Group, a healthcare-focused venture capital firm which she co-founded, since November 1995. From June 1994 to November 1995, Ms. Kurtin was Chief Executive Officer and founder of Physician Venture Management, a joint venture of UniHealth and Columbia/HCA, Inc., which developed and operated physician networks nationwide.

     Bernard F. McDonagh has served as a director of ChannelPoint since November 1998. Mr. McDonagh has served as a General Partner of Validus Partners, a venture capital fund manager, since its inception, in May 1998. Mr. McDonagh is also the Chief Executive Officer of UnitedHealth Capital, a business unit of UnitedHealth Group Incorporated responsible for investing in early stage companies. From February 1995 to May 1998, he was the Vice President, Investor Relations and Business Research of United HealthCare Corp.

     Adam M. Mizel has served as a director of ChannelPoint since October 1998. He is a partner and co-founder of Capital Z Partners, formed in August 1998. From April 1994 to August 1998, Mr. Mizel was Managing Director of Zurich Centre Investments, Inc., a private equity investment firm. Mr. Mizel also is currently a General Partner of Capital Z Financial Services Fund II, L.P., a private equity fund which focuses on opportunities in the financial services industry. Mr. Mizel is a member of the board of directors of Wit Capital Group, Lending Tree, Inc. and Aames Financial Corporation.

     Nancy J. Schoendorf has served as a director of ChannelPoint since December 1996. She has been a General Partner of Mohr, Davidow Ventures, a venture capital firm, since June 1993, and a Managing Partner of Mohr, Davidow Ventures since January 1997. Ms. Schoendorf is a member of the board of directors of Actuate Corporation, Agile Software Corporation, BroadBase Software, Inc., and Onvia.com, Inc.

     We currently have nine (9) directors. All directors hold office until the next annual meeting of stockholders at which their term expires and until their successors have been duly elected and qualified. Other than Messrs. Hollen and Hollen, who are brothers, there are no family relationships among any of the directors or executive officers of the Company.

     Following the InsurQuote acquisition, the size of our Board will increase by two positions and the former InsurQuote shareholders will have the right to designate two representatives to our Board, subject to our reasonable approval. This right, however, will terminate upon the closing of this offering with respect to one of the InsurQuote designees.

BOARD COMMITTEES

     Our audit committee consists of Ms. Kurtin, Mr. Brenneman and Mr. McDonagh. The audit committee makes recommendations to the board of directors regarding the selection of independent accountants, reviews the results and scope of the audit and other services provided by our independent accountants, and evaluates our internal accounting procedures.

     Our compensation committee consists of Messrs. Kenneth Hollen and Mizel and Ms. Schoendorf. The compensation committee reviews and approves compensation and benefits for our executive officers. The compensation committee also administers our compensation and stock plans and makes recommendations to the board of directors regarding such matters.

DIRECTOR COMPENSATION

     We do not pay any of our directors cash compensation for any services provided as directors. They are reimbursed for certain expenses in connection with attendance at board and committee meetings. Directors are eligible to participate in our 2000 Equity Incentive Plan. See "Management -- 2000 Equity Incentive Plan." In March 2000, the Board of Directors granted Mr. Brenneman an option to purchase 20,000 shares of common stock at an exercise price of $15.00 per share. The first 25% of the option will vest one year after the initial grant with the remainder vesting quarterly thereafter for three additional years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee of our Board of Directors was formed in 1998, and during fiscal year 1998, its members were Messrs. Kenneth Hollen and Mizel and Ms. Schoendorf. Other than Mr. Hollen, none of the other members of the compensation committee were executive officers of ChannelPoint. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee. Compensation of Mr. Hollen was determined by the entire Board of Directors with a view to attracting and retaining talented individuals to serve as directors and officers of ChannelPoint.

EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid to our Chief Executive Officer and our four other most highly compensated executive officers whose annual salary and bonus exceeded $100,000 for services rendered in all capacities to us during 1999, whom we collectively refer to as the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                      ------------
                                                ANNUAL COMPENSATION    SECURITIES
                                                -------------------    UNDERLYING     ALL OTHER
         NAME AND PRINCIPAL POSITION             SALARY     BONUS      OPTIONS(#)    COMPENSATION
         ---------------------------            --------   --------   ------------   ------------
Kenneth E. Hollen, President and Chief
  Executive Officer...........................  $244,049   $350,000          --        $    --
Eric H. Corwin, Senior Vice President,
  Strategic Technology........................   200,013     32,000          --             --
Frederick W. Rook III, Executive Vice
  President, Product Development and
  Operations(a)...............................   107,692    120,000     456,000          4,029
Timothy D. Hoogheem, Senior Vice President,
  Finance and Administration, Chief Financial
  Officer.....................................   200,013    125,000     200,000             --
Peter Micciche, Senior Vice President,
  Sales.......................................   200,013    150,333      12,000         11,183

---------------

(a) Mr. Rook joined us as Executive Vice President, Product Development and Operations on June 7, 1999 and earns an annual salary of $225,000.

OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1999

     The following table sets forth certain information for the year ended December 31, 1999 with respect to grants of stock options to each of the Named Executive Officers. All options granted by ChannelPoint in 1999 were granted under its 1997 Stock Option Plan. These options have a term of 10 years. See "Stock Plans" for a description of the material terms of these options. During 1999, ChannelPoint granted options to purchase 8,925,850 shares of common stock (including 133,000 shares of common stock issuable pursuant to options granted to non-employees). Options were granted at an exercise price equal to the fair market value of ChannelPoint's common stock, as determined in good faith by the Board of Directors. The Board of Directors determined the fair market value based on ChannelPoint's financial results and prospects. Potential realizable values are net of exercise price before taxes, and are based on the assumption that the common stock of

ChannelPoint appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect ChannelPoint's projection or estimate of future stock price growth.

                                         PERCENT OF                                 POTENTIAL REALIZABLE VALUE AT
                                           TOTAL                                       ASSUMED ANNUAL RATES OF
                                          OPTIONS                                   STOCK PRICE APPRECIATION FOR
                             NUMBER OF   GRANTED TO   EXERCISE                               OPTION TERM
                              OPTIONS    EMPLOYEES      PRICE                       -----------------------------
NAME                          GRANTED     IN 1999     ($/SHARE)   EXPIRATION DATE        5%              10%
----                         ---------   ----------   ---------   ---------------   -------------   -------------
Kenneth E. Hollen..........        --        --            --           --                   --              --
Eric H. Corwin.............        --        --            --           --                   --              --
Frederick W. Rook III(a)...   456,000       5.2%        $3.50      June 6, 2009      $1,003,716      $2,543,613
Timothy D. Hoogheem(a).....   200,000       2.3%         1.00     March 10, 2009        125,779         318,748
Peter Micciche(b)..........    12,000       0.1%         2.50     April 28, 2009         18,867          47,812

------------

(a) These options vest on a monthly basis over a period of 48 months. These options have a term of 10 years. See "Stock Plans" for a description of the material terms of these options.

(b) These options vest at a rate of 25% of the shares on the first anniversary of the date of grant and 1/48 of the shares each month thereafter. These options have a term of 10 years. See "Stock Plans" for a description of the material terms of these options.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND 1999 YEAR-END OPTION VALUES

     The following table sets forth information with respect to the Named Executive Officers concerning exercisable and unexercisable options held as of December 31, 1999.

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED    VALUE OF UNEXERCISED IN-THE-MONEY
                                                         OPTIONS AT 12/31/99           OPTIONS AT 12/31/99(a)
                                                       -----------------------   ----------------------------------
NAME                        NUMBER OF       VALUE       VESTED       UNVESTED        VESTED            UNVESTED
----                         SHARES      REALIZED(b)   ---------    ----------   ---------------    ---------------
                           ACQUIRED ON   -----------
                            EXERCISE
                           -----------
Kenneth E. Hollen........         --            --           --           --               --                 --
Eric H. Corwin...........         --            --           --           --               --                 --
Frederick W. Rook III....         --            --       57,000      399,000       $  313,500         $2,194,500
Timothy D. Hoogheem......    323,458       $32,346       37,500      485,958          300,000          4,081,739
Peter Micciche...........         --            --      280,004      692,038        2,408,034          5,926,327

------------

(a) The value of unexercised options set forth above is calculated based on the deemed fair value of the underlying securities on December 31, 1999 of $9.00 per share, minus the exercise price.

(b) The value realized upon exercise is based on the deemed fair value of the underlying securities on the date of exercise, minus the exercise price.

2000 EQUITY INCENTIVE PLAN

     Our Board of Directors adopted our 2000 Equity Incentive Plan on
          , and our stockholders approved it on           . The equity incentive
plan is an amendment and restatement of our 1997 Stock Option Plan.

     We currently have           shares of our common stock reserved for
issuance under the equity incentive plan. As of March 28, 2000, options had been granted under the equity incentive plan to purchase an aggregate of 21,153,202 shares of our common stock at a weighted average exercise price of $4.38 per share, 5,116,484 shares of which had been exercised (including 1,514,232 shares currently subject to repurchase), and 2,516,757 of which had lapsed.

     The Board of Directors administers the equity incentive plan and has the authority to construe, interpret and amend the equity incentive plan. The Board of Directors also has the authority to determine which eligible individuals are to receive awards and the number, vesting requirements and other terms of each award.

     The Board of Directors may grant incentive stock options with an exercise price of not less than the fair market value of a share of our common stock on the grant date. It may determine the exercise price of nonstatutory stock options. The provisions of the plan provide that if the value of our shares declines thereafter, the Board of Directors may offer optionholders the opportunity to replace their outstanding higher-priced options with new, lower-priced options.

     If we dissolve or liquidate, then outstanding stock awards will terminate immediately prior to this event. However, we treat outstanding stock awards differently in the following situations:

     - a sale of substantially all of our assets;

     - a merger or consolidation in which we are not the surviving corporation (other than a merger or consolidation in which stockholders immediately before the merger or consolidation have, immediately after the merger or consolidation, greater stock voting power);

     - a reverse merger in which we are the surviving corporation but the shares of our common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which stockholders immediately before the merger have, immediately after the merger, greater stock voting power); or

     - any transaction or series of related transactions in which in excess of 50% of our voting power is transferred.

     In these situations, the surviving entity will either assume or replace all outstanding awards under the incentive plan. If it declines to do so, then generally the vesting and exercisability of the awards will accelerate.

     In addition, if a participant's service either is involuntarily terminated without cause or is voluntarily terminated for good reason within one month before or 13 months after the change in control, then any vesting of an award (and, if applicable, the exercisability of the award) will accelerate.

     The equity incentive plan will terminate in 2010 unless the Board of Directors terminates it sooner.

2000 EMPLOYEE STOCK PURCHASE PLAN

     Our Board of Directors adopted the 2000 Employee Stock Purchase Plan on
          , and our stockholders approved it on           .

     We authorized the issuance of           shares of our common stock pursuant
to purchase rights granted to eligible employees under the purchase plan. On December 31 of each year for 10 years, beginning on December 31, 2000, the number of shares in the reserve automatically will be increased by the greater of:

     -   % of our outstanding shares on a fully-diluted basis, or

     - that number of shares that have been issued under the purchase plan during the prior twelve-month period.

     However, the Board of Directors may provide for a lesser increase each year. The automatic share reserve increase in the aggregate may not exceed million shares over the 10-year period.

     The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. The purchase plan provides a means by which eligible employees may purchase our common stock through payroll deductions. We implement the purchase plan by offerings of purchase rights to eligible employees. Generally, all of our employees and the employees of our affiliates incorporated in the United States may participate in offerings under the purchase plan. However, no employee may participate in the purchase plan if immediately after we grant the employee a purchase right, the employee has voting power over 5% or more of our outstanding capital stock.

     The Board of Directors has the authority to set the terms of an offering. It may specify offerings of up to 27 months where common stock is purchased for accounts of participating employees at a price per share equal to the lower of:

     - 85% of the fair market value of a share on the first day of the offering, or

     - 85% of the fair market value of a share on the purchase date.

     For the first offering, which will begin on the effective date of this initial public offering, we will offer shares registered on a Form S-8 registration statement. The fair market value of the shares on the first date of this offering will be the price per share at which our shares are first sold to the public as specified in the final prospectus with respect to our initial public offering. Otherwise, fair market value generally means the closing sales price (rounded up where necessary to the nearest whole cent) for such shares (or the closing bid, if no sales were reported) as quoted on the Nasdaq National Market on the trading day prior to the relevant determination date, as reported in The Wall Street Journal.

     The Board of Directors may provide that employees who become eligible to participate after the offering period begins nevertheless may enroll in the offering. These employees will purchase our stock at the lower of:

     - 85% of the fair market value of a share on the day they began participating in the purchase plan, or

     - 85% of the fair market value of a share on the purchase date.

     The Board of Directors has determined that participants may authorize
payroll deductions of up to   % of their base compensation for the purchase of
stock under the purchase plan. These employees may end their participation in the offering at any time up to 10 days before a purchase date. Their participation ends automatically on termination of their employment.

     A participant's right to purchase our stock under the purchase plan, plus any other purchase plans established by us or by our affiliates, is limited. It may accrue at a rate of no more than $25,000 of the fair market value of our stock for each calendar year in which the purchase right is outstanding. We determine the fair market value of our stock, for the purpose of this limitation, as of the first day of the offering.

     Upon a change in control, the Board of Directors may provide that the successor corporation will assume or substitute for outstanding purchase rights. Alternatively, the Board of Directors may shorten the offering period and provide that our stock will be purchased for the participants immediately before the change in control.

     The purchase plan will not be effective until this initial public offering of our stock. Therefore, as of the date hereof, no shares of common stock have been purchased under the purchase plan.

     The purchase plan has no set termination date. The Board of Directors may terminate the purchase plan at any time after the end of an offering.

INSURQUOTE SYSTEMS, INC. 1994 STOCK OPTION PLAN

     As a result of our acquisition of InsurQuote, we will assume InsurQuote's 1994 Stock Option Plan and all outstanding options under that plan. Following
the closing of the acquisition, options to purchase           shares of our
common stock at a weighted average exercise price of $     per share will be
outstanding under the InsurQuote plan. These stock options represent incentive stock options intended to qualify under Section 422 of the Internal Revenue Code and nonstatutory stock options granted to officers, employees and consultants of InsurQuote. Following the acquisition, our Board will administer the InsurQuote plan and will have authority to construe, interpret and amend the InsurQuote plan. No additional grants of stock options or other awards will be made under the InsurQuote plan.

EMPLOYMENT AGREEMENTS

     We do not have employment agreements with any of our Named Executive Officers. Pursuant to the terms of our Executive Severance Benefit Plan, which was approved by the Board of Directors effective October 23, 1998, and amended on January 28, 1999, Kenneth E. Hollen, Eric H. Corwin, Frederick W. Rook, III, Timothy D. Hoogheem and Peter Micciche will be entitled, in the event we terminate their employment without cause or they voluntarily terminate their employment for good reason within thirteen months following the effective date of certain changes in control, to the payment of their base salary for twelve months following such termination of employment.

     William B. Woahn and David L. Whetten are each employed by InsurQuote under written employment agreements each dated as of February 10, 1998. Upon consummation of the merger with InsurQuote, these agreements will be assumed and amended by ChannelPoint. Following the merger, pursuant to the terms of their respective employment agreements, as amended, Mr. Woahn will be employed as the President of InsurQuote for a period of at least one year and will be employed as Senior Vice President of ChannelPoint thereafter, and Mr. Whetten will be employed as Senior Vice President of ChannelPoint. The initial term of each employment agreement, as amended, ends on January 31, 2003 and renews automatically on a year-to-year basis unless either party gives advance written notice of intent not to renew. The employment agreements, as amended, each provide for an annual base salary of $200,000, and Messrs. Woahn and Whetten will each be eligible to receive an annual bonus of up to 40% of their base salary. The employment agreements also provide that ChannelPoint will provide Messrs. Woahn and Whetten with their current employment benefits for a period of one year after the merger and provide them with customary benefits of ChannelPoint executive employees thereafter. Each of the employment agreements also contains a noncompetition and no-raid provision pursuant to which each of Messrs. Woahn and Whetten has generally agreed that, during the term of his employment and for one year thereafter, he will not compete against ChannelPoint or its affiliates and will not solicit or hire certain employees of ChannelPoint or its affiliates. Each of the employment agreements also contains severance provisions providing that, upon the termination of employment of Messrs. Woahn and Whetten under certain circumstances, Messrs. Woahn and Whetten will be entitled to receive severance payments equal to the greater of (i) $200,000 or
(ii) one year of benefits, salary and bonus and will also be provided one year of executive out-placement services. The employment agreements will terminate upon permanent disability and may be terminated at any time for cause.

     In the event of certain changes in control of ChannelPoint as provided under the 1997 Stock Option Plan, if we terminate any employee's employment without cause within twelve months of such change in control, any option held by us to repurchase shares of stock acquired by such employee under an option shall lapse, and any options held by such employee shall become fully vested. Upon certain changes in control of ChannelPoint as provided under Attachment IV to the Stock Option Grant Notice of the 1997 Stock Option Plan, fifty percent of the unvested stock options held by each of Kenneth E. Hollen, Eric H. Corwin, Frederick W. Rook III, Timothy D. Hoogheem and Peter Micciche will become fully vested and exercisable immediately prior to the happening of certain changes in control. The remainder of the unvested stock options will become fully vested and exercisable if we terminate their employment without cause or if they terminate their employment for good reason within twenty-four months following such change in control.

                              CERTAIN TRANSACTIONS

     The following is a description of transactions since our inception (December 5, 1996) to which we have been a party, in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest, other than our compensation arrangements with our executive officers which are described under "Management." For more information about our preferred stock, see Note 4 to the notes to our consolidated financial statements.

SERIES A FINANCING

     In December 1996, we sold 5,000,000 shares of Series A preferred stock in a private placement at a purchase price of $1.00 per share. Upon the closing of this offering, each share of Series A preferred stock will automatically convert into two shares of common stock. The following beneficial owners of more than 5% of our common stock purchased shares of Series A preferred stock in the private placement:

                                                               NUMBER       AGGREGATE
5% STOCKHOLDERS                                               OF SHARES   PURCHASE PRICE
---------------                                               ---------   --------------
Mohr, Davidow Ventures IV, L.P. ............................  2,352,000     $2,352,000
MDV IV Entrepreneurs' Network Fund, L.P. ...................     98,000         98,000
Pacific Venture Group, L.P. ................................  2,340,289      2,340,289
PVG Associates, L.P. .......................................    109,711        109,711

     Ms. Schoendorf, one of our directors, is a member of Fourth MDV Partners, L.L.C., the general partner of Mohr, Davidow Ventures IV, L.P. and MDV IV Entrepreneurs' Network Fund, L.P. Ms. Kurtin, one of our directors, is a member of PVG Equity Partners L.L.C., the general partner of Pacific Venture Group, L.P. and PVG Associates, L.P.

SERIES B FINANCING

     In September 1997, we sold 1,700,000 shares of Series B preferred stock, and in April 1998, we sold an additional 18,181 shares of Series B preferred stock, in private placements at a purchase price of $2.75 per share. Upon the closing of this offering, each share of Series B preferred stock will automatically convert into two shares of common stock. The following beneficial owner of more than 5% of our common stock purchased shares of Series B preferred stock in the private placements:

                                                               NUMBER       AGGREGATE
5% STOCKHOLDER                                                OF SHARES   PURCHASE PRICE
--------------                                                ---------   --------------
Validus L.P.(a).............................................  1,200,000     $3,300,000

------------

(a) 1,200,000 shares were purchased by HLM Partners VII, L.P. at the initial time of the sale of the shares of Series B preferred stock; such shares were later transferred to Validus, L.P.

     Mr. McDonagh, one of our directors, is a member of Validus Partners L.L.C., the general partner of Validus L.P.

SERIES C FINANCING

     In October 1998, we sold 3,797,785 shares of Series C preferred stock in a private placement at a purchase price of $6.50 per share. Upon the closing of this offering, each share of Series C preferred stock will automatically convert into two shares of common stock. The following beneficial owners of more than 5% of our common stock purchased shares of Series C preferred stock in the private placement:

                                                               NUMBER       AGGREGATE
5% STOCKHOLDERS                                               OF SHARES   PURCHASE PRICE
---------------                                               ---------   --------------
Capital Z Financial Services Fund II, L.P. .................  2,678,081    $17,407,527
Capital Z Financial Services Private Fund II, L.P. .........     14,226         92,469
Validus L.P. ...............................................    461,538      2,999,997
Mohr, Davidow Ventures IV, L.P. ............................    146,154        950,001
MDV IV Entrepreneurs' Network Fund, L.P. ...................      7,692         49,998
Pacific Venture Group, L.P. ................................    146,923        955,000
PVG Associates, L.P. .......................................      6,923         45,000
Gene Hollen(a)..............................................     10,432         67,808

------------

(a)  Gene Hollen is the father of Kenneth E. Hollen and James B. Hollen.

     Messrs. Gluckstern and Mizel, two of our directors, are general partners of Capital Z Partners, Ltd., the general partner of Capital Z Financial Services Fund II, L.P. and Capital Z Financial Services Private Fund II, L.P. Mr. McDonagh, one of our directors, is a member of Validus Partners L.L.C., the general partner of Validus L.P. Ms. Schoendorf, one of our directors, is a member of Fourth MDV Partners, L.L.C., the general partner of Mohr, Davidow Ventures IV, L.P. and MDV IV Entrepreneurs' Network Fund, L.P. Ms. Kurtin, one of our directors, is a member of PVG Equity Partners L.L.C., the general partner of Pacific Venture Group, L.P. and PVG Associates, L.P.

SERIES D FINANCING

     Between September 1999 and February 2000, we sold 3,442,808 shares of Series D preferred stock in a private placement at a purchase price of $20.97 per share. Upon the closing of this offering, each share of Series D preferred stock will automatically convert into two shares of common stock. The following beneficial owners of more than 5% of our common stock purchased shares of Series D preferred stock in the private placement:

                                                               NUMBER       AGGREGATE
5% STOCKHOLDERS                                               OF SHARES   PURCHASE PRICE
---------------                                               ---------   --------------
GE Capital Equity Investments, Inc. ........................    715,302    $14,999,883
First Colony Life Insurance Company(a)......................  1,058,450     22,195,697
UnitedHealthcare............................................    238,435      4,999,982
Validus L.P. ...............................................     47,687        999,996
Mohr, Davidow Ventures IV, L.P. ............................     90,605      1,899,987
MDV IV Entrepreneurs' Network Fund, L.P. ...................      4,769        100,006
Capital Z Financial Services Fund II, L.P. .................    200,661      4,207,861
Capital Z Financial Services Private Fund II, L.P. .........      1,066         22,354

------------

(a) First Colony Life Insurance Company is a wholly owned subsidiary of General Electric Capital Corporation. Shares issued to First Colony Life Insurance Company were in connection with the acquisition of p.d.,q., an agency management software package, and was a non-cash transaction.

     Mr. McDonagh, one of our directors, is Chief Executive Officer of UnitedHealth Capital, a business unit of UnitedHealth Group Incorporated and is a member of Validus Partners L.L.C., the general partner of Validus L.P. Ms. Schoendorf, one of our directors, is a member of Fourth MDV Partners L.L.C., the general partner of Mohr, Davidow Ventures IV, L.P. and MDV IV Entrepreneurs' Network Fund, L.P. Messrs. Gluckstern and Mizel, two of our directors, are general partners of Capital Z Partners, Ltd., the general partner of Capital Z Financial Services Fund II, L.P. and Capital Z Financial Services Private Fund II, L.P.

     At the time of the closing of the sale of the Series D preferred stock, we entered into agreements with four holders of Series D preferred stock allowing them to acquire shares of our common stock concurrently with the consummation of the initial public offering, or IPO, at a purchase price equal to the IPO price. Three holders (including UnitedHealthcare) are entitled to purchase common stock having an aggregate purchase price of up to $18.3 million and GE Capital Equity Investments is entitled to purchase an amount of additional securities representing up to 2% of our fully diluted capitalization.

     We entered into an agreement with a holder of our Series D preferred stock allowing us to repurchase 119,217 shares of Series D preferred stock at the original price paid per share if the Company and the holder do not execute a strategic agreement.

SERIES E FINANCING

     In March 2000, we sold 300,000 shares of Series E preferred stock in a private placement at a purchase price of $100.00 per share. Upon the closing of this offering, each share of Series E preferred stock will automatically convert
into      shares of common stock. The following beneficial owner of more than 5%
of our common stock purchased shares of Series E preferred stock in the private placement:

                                                               NUMBER       AGGREGATE
5% STOCKHOLDER                                                OF SHARES   PURCHASE PRICE
--------------                                                ---------   --------------
GE Capital Equity Investments, Inc. ........................   200,000     $20,000,000

     We believe that each of the transactions described above was carried out on terms that were no less favorable to us than those that would have been obtained from unaffiliated third parties. Any future transactions between us and any of our directors, officers or principal stockholders will be on terms no less favorable to us than could be obtained from unaffiliated third parties and will be approved by a majority of the independent and disinterested members of the board of directors.

ACQUISITION OF INSURQUOTE SYSTEMS, INC.

     On February 1, 2000, we entered into an Agreement and Plan of Merger with InsurQuote pursuant to which InsurQuote will become a wholly-owned subsidiary of
ours. Under the terms of the agreement, we will issue           shares of our
common stock, subject to adjustment for certain changes in both companies' capitalizations, to former InsurQuote shareholders, including:

     -                shares to David L. Whetten, one of our Senior Vice
       Presidents;

     -                shares to William B. Woahn, one of our Senior Vice
       Presidents; and

     -                shares to CCC Information Services Inc.

Of the total number of shares issued to former InsurQuote shareholders, 10% will be held in escrow to secure indemnification obligations to us under the agreement. As part of the acquisition, former InsurQuote shareholders will have the right to designate one representative to our Board upon the closing of this offering, subject to our approval.

AGREEMENTS WITH CCC INFORMATION SERVICES INC.

     Following the InsurQuote acquisition, CCC Information Services Inc.
("CCC"), one of InsurQuote's principal shareholders, will own      shares of our
common stock. In February 1998, CCC and InsurQuote entered into a securities purchase agreement pursuant to which CCC invested $20.0 million in InsurQuote in exchange for shares of InsurQuote common and preferred stock, an $8.9 million unsecured, subordinated promissory note and a common stock purchase warrant. Prior the closing of the acquisition, the warrant will be exercised in full for an aggregate exercise price of $8.9 million and the note plus accrued interest will be repaid. Also in February 1998, CCC and InsurQuote entered into a sales and marketing agreement that gave CCC certain rights to market and sell InsurQuote products to the insurance carrier market. In March 2000, CCC and InsurQuote agreed to terminate the marketing and sales agreement. As part of the termination, CCC will receive $5 million, of which $4.5 million will be paid by an unsecured, subordinated promissory note that matures in September 2002 and $500,000 will be paid in cash in the second quarter of 2000. Following the closing of the acquisition and prior to the closing of this offering, the president of CCC will have Board observer rights.

COMMERCIAL TRANSACTIONS

     We entered into a five year agreement with UnitedHealthcare in December 1999. See "Business -- Strategic Relationships -- UnitedHealthcare" on page 46 for a description of this agreement. Affiliates of UnitedHealthcare are the beneficial owners of approximately 8.8% of our common stock held prior to this offering. In addition, Bernard F. McDonagh, a director of our company, is the chief executive officer of UnitedHealth Capital which shares a common parent company with UnitedHealthcare. UnitedHealthcare accounted for $1.7 million, or 31%, of our revenue in 1999.

     In November 1999, we entered into a five year alliance with GE Financial Assurance Holdings, Inc. For a description of this agreement, see
"Business -- Strategic Relationships -- GE Financial Assurance Holdings" on page
46. GE Capital, the parent company of GEFA, is the beneficial owner of approximately 8.0% of our common stock held prior to this offering. In addition, Michael D. Fraizer, a director of our company, is the President and Chief Executive Officer of GEFA. In 1999, GEFA accounted for $0.6 million, or 11%, of our revenue.

     In March 2000, we acquired LifeLink. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent
Acquisitions -- LifeLink Corporation" on page 27 for a description of this transaction. We issued GE Capital Assurance Company, a former LifeLink shareholder, 110,000 shares of our common stock and a secured promissory note in the amount of $1,980,000 in the transaction. GE Capital, the parent company of GE Capital Assurance Company, is the beneficial owner of approximately 8.0% of our common stock.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to beneficial ownership of our common stock as of March 28, 2000 and as adjusted to reflect the sale of common stock offered hereby to:

     - each person (or group of affiliated persons) known to us to own beneficially more than 5% of the common stock;

     - each of our directors and Named Executive Officers; and

     - all of our directors and executive officers as a group.

     The information has been adjusted to reflect the sale of the common stock in this offering (assuming no exercise of the underwriters' over-allotment option), the sale of shares of common stock in private transactions concurrent with the closing of this offering, the conversion of all outstanding shares of preferred stock into common stock and the issuance of common stock upon the conversion of a convertible promissory note. This information does not reflect the shares of common stock issuable upon the closing of the InsurQuote merger.

     In accordance with the rules of the Securities and Exchange Commission, the following table gives effect to the shares of common stock that could be issued upon the exercise of outstanding options within 60 days of March 28, 2000. Unless otherwise noted in the footnotes to the table and subject to community property laws where applicable, the following individuals have sole voting and investment control with respect to the shares beneficially owned by them. Unless otherwise indicated, the business address for each of the individuals or entities listed below is c/o ChannelPoint, Inc., 10155 Westmoor Drive, Suite 210, Westminster, Colorado 80021.

                                                      SHARES OF COMMON          SHARES OF COMMON
                                                            STOCK                    STOCK
                                                        BENEFICIALLY              BENEFICIALLY
                                                        OWNED BEFORE              OWNED AFTER
                                                       THE OFFERING(a)          THE OFFERING(a)
NAME AND ADDRESS                                   -----------------------   ----------------------
OF BENEFICIAL OWNER                                  NUMBER     PERCENTAGE    NUMBER     PERCENTAGE
-------------------                                ----------   ----------   ---------   ----------
Kenneth E. Hollen(b).............................   6,203,890          %                        %
Capital Z Financial Services Fund II, L.P. and
  affiliates(c)..................................   5,788,068
Mohr, Davidow Ventures IV, L.P. and
  affiliates(d)..................................   5,398,440
Pacific Venture Group, L.P. and affiliates(e)....   5,207,692
James B. Hollen(f)...............................   4,435,014
Validus, L.P. and affiliates(g)..................   3,895,320
GE Capital Equity Investments, Inc. and
  affiliates(h)..................................
Eric H. Corwin(i)................................   1,570,000
Timothy D. Hoogheem(j)...........................     871,916
Peter Micciche(k)................................     972,042
Frederick W. Rook III(l).........................     506,000
Gregory D. Brenneman.............................          --
Michael D. Fraizer...............................          --
Steven M. Gluckstern(c)..........................   5,788,068
Eve M. Kurtin(e).................................   5,207,692
Bernard F. McDonagh(g)...........................   3,895,320
Adam M. Mizel(c).................................   5,788,068
Nancy J. Schoendorf(d)...........................   5,207,692
All directors and executive officers as a group
  (16 persons)(m)................................                      %                        %

------------

(a)  We have calculated percent of shares beneficially owned based on shares of common stock outstanding (or issuable upon conversion of shares of preferred stock outstanding) before this offering and shares of common stock outstanding (or issuable upon conversion of shares of preferred stock outstanding) after this offering.

(b) Includes 409,440 shares of common stock issued pursuant to an Early Exercise Agreement that are subject to a repurchase option in favor of ChannelPoint, 18,890 shares held by his spouse, 260,000 shares held by KHM Investments LLLP, of which Mr. Hollen is a general partner, an aggregate of 30,000 shares held in trusts, of which Mr. Hollen is a trustee and 700,000 shares of common stock subject to stock options that are currently exercisable, subject to a repurchase option.

(c) Consists of 5,788,068 shares of common stock issuable upon conversion of 2,878,742 shares of preferred stock held by Capital Z Financial Services Fund II, L.P. and 15,292 shares of preferred stock held by Capital Z Financial Services Private Fund II, L.P. The General Partner of Capital Z Financial Services Fund II, L.P. and Capital Z Financial Services Private Fund II, L.P. (collectively, "Capital Z") is Capital Z Partners, L.P. Its General Partner is Capital Z Partners, Ltd. Capital Z Partners, Ltd. may be deemed to indirectly beneficially own the shares owned by Capital Z. Mr. Gluckstern, a director of ChannelPoint, is a general partner of Capital Z Partners, Ltd. and may be deemed to be the indirect beneficial owner of the shares owned by Capital Z. Mr. Gluckstern disclaims beneficial ownership of the shares held by Capital Z, except to the extent of his pecuniary interest arising therein. Mr. Mizel, a director of ChannelPoint, is a general partner of Capital Z Partners, Ltd. and may be deemed to be the indirect beneficial owner of the shares owned by Capital Z. Mr. Mizel disclaims beneficial ownership of the shares held by Capital Z, except to the extent of his pecuniary interest arising therein. The address of Capital Z is 54 Thompson Street, New York, New York 10012.

(d) Consists of 5,398,440 shares of common stock issuable upon conversion of 2,588,759 shares of preferred stock held by Mohr, Davidow Ventures IV, L.P. and 110,461 shares of preferred stock held by MDV Entrepreneurs' Network Fund, L.P. The General Partner of Mohr, Davidow Ventures IV, L.P. ("Mohr") and MDV Entrepreneurs' Network Fund, L.P. ("MDV") is Fourth MDV Partners L.L.C. ("MDV Partners"). MDV Partners may be deemed to indirectly beneficially own the shares owned by Mohr and MDV. Ms. Schoendorf, a director of ChannelPoint, is a member of MDV Partners and may be deemed to be the indirect beneficial owner of the shares owned by each of Mohr and MDV. Ms. Schoendorf disclaims beneficial ownership of the shares held by Mohr and MDV, except to the extent of her pecuniary interest arising therein. The address of Mohr is 3000 Sand Hill Road, Suite 240, Menlo Park, California 94025.

(e) Consists of 5,207,692 shares of common stock issuable upon conversion of 2,487,212 shares of preferred stock held by Pacific Venture Group, L.P. and 116,634 shares of preferred stock held by PVG Associates, L.P. The General Partner of Pacific Venture Group, L.P. ("PVG") and PVG Associates, L.P. ("Associates") is PVG Equity Partners L.L.C. ("Equity Partners"). Equity Partners may be deemed to indirectly beneficially own the shares owned by PVG and Associates. Ms. Kurtin is a member of Equity Partners and may be deemed to be the indirect beneficial owner of the shares owned by each of PVG and Associates. Ms. Kurtin, a director of ChannelPoint, disclaims beneficial ownership of the shares held by PVG and Associates, except to the extent of her pecuniary interest arising therein. The address of PVG is 16830 Ventura Blvd., Suite 244, Encino, California 91436.

(f) Includes 579,832 shares of common stock issued pursuant to an Early Exercise Agreement that are subject to a repurchase option in favor of ChannelPoint, 260,000 shares held by JHH Investments LLLP, of which Mr. Hollen is a general partner and an aggregate of 59,994 shares held in trusts of which Mr. Hollen is a trustee.

(g) Consists of 3,895,320 shares of common stock issuable upon conversion of 1,709,225 shares of preferred stock held by Validus, L.P. ("Validus") and 238,435 shares of preferred stock held by United HealthCare Services, Inc. ("United"), the sole limited partner of Validus. The General Partner of Validus L.P. ("Validus") is Validus Partners L.L.C. ("Validus Partners"). Validus Partners may be deemed to indirectly beneficially own the shares owned by Validus. Mr. McDonagh, a director of ChannelPoint, is a member of Validus Partners and may be deemed to be the indirect beneficial owner of the shares owned by Validus. Mr. McDonagh disclaims beneficial ownership of the shares held by Validus, except to the extent of his pecuniary interest arising therein. The address of Validus is 9900 Bren Road, Minnetonka, Minnesota 55343.

(h)  Consists of 110,000 shares of common stock and        shares of common
     stock issuable upon conversion of        shares of preferred stock. The
     address of GE Capital Equity Investments is 120 Long Ridge Road, Stamford, Connecticut 06927.

(i) Includes 238,334 shares of common stock issued pursuant to an Early Exercise Agreement that are subject to a repurchase option in favor of ChannelPoint and 140,000 shares of common stock subject to stock options that are currently exercisable, subject to a repurchase option.

(j) Includes 80,865 shares of common stock issued pursuant to an Early Exercise Agreement that are subject to a repurchase option in favor of ChannelPoint, 548,458 shares of common stock subject to stock options that are currently exercisable, subject to a repurchase option and 60,000 shares held by his children.

(k) Includes 972,042 shares of common stock subject to stock options that are currently exercisable, subject to a repurchase option.

(l) Includes 506,000 shares of common stock subject to stock options that are currently exercisable, subject to a repurchase option.

(m)  Includes            shares (including an aggregate of 1,999,999 shares of
     common stock issued pursuant to Early Exercise Agreements that are subject to a repurchase option in favor of the company) and 2,866,500 shares of common stock subject to stock options that are currently exercisable, subject to a repurchase option held by directors and executive officers of ChannelPoint and entities affiliated with such persons. See Notes (b) through (l) above.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the closing of this offering, our authorized capital stock will
consist of      shares of common stock, par value $.001 per share, and
shares of preferred stock, par value $.001 per share.

     The following description of our securities reflects changes that will be made to our certificate of incorporation and bylaws upon the closing of this offering.

COMMON STOCK

     As of the date of this prospectus, there are      shares of common stock
outstanding and held of record by           stockholders. Upon the closing of
this offering, there will be      shares of common stock outstanding (assuming
no exercise of the underwriters' over-allotment option).

     Holders of common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. Holders of common stock are not entitled to cumulative voting rights in the election of directors. Accordingly, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then-outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors. In the event we liquidate, dissolve or wind up our affairs, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any then-outstanding shares of preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

PREFERRED STOCK

     Upon the closing of this offering, all outstanding shares of our Series A, Series B, Series C and Series D preferred stock will be converted at a rate of two shares of common stock for each share of preferred stock into an aggregate of 27,917,548 shares of common stock and our outstanding shares of Series E
preferred stock will be converted at a rate of      shares of common stock for
each share of Series E preferred stock into an aggregate of      shares of
common stock. Following the conversion, our certificate of incorporation will be amended and restated to delete all references to such shares of preferred stock.

     Under the restated certificate of incorporation that will become effective upon the closing of this offering, our board of directors is authorized, without
further stockholder approval, to issue up to an aggregate of           shares of
preferred stock in one or more series. The board of directors may fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series, and the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption price or prices and liquidation preferences.

     The issuance of preferred stock could:

     - adversely affect the voting power of holders of common stock,

     - adversely affect the likelihood that the holders of common stock will receive dividend payments and payments upon liquidation, and

     - delay, defer or prevent a change in control of ChannelPoint.

     We have no present plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

     After this offering, the holders of      shares of common stock issued upon
conversion of our preferred stock, or their permitted transferees, are entitled to certain rights with respect to the registration of such shares under the Securities Act. If we propose to register any of our securities under the Securities Act for our own account or the account of any of our stockholders other than the holders of the registrable shares, holders of such registrable shares are entitled, subject to certain limitations and conditions, to notice of such registration and are, subject to certain conditions and limitations, entitled to include registrable shares therein, provided, among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in such registration. In addition, commencing 180 days after the effective date of the registration statement of which this prospectus is a part, we may be required to prepare and file a registration statement under the Securities Act at our expense if we are requested to do so by the holders of at least 30% of the registrable shares. We are required to use our best efforts to effect such registration, subject to certain conditions and limitations. We are not obligated to effect more than two of such stockholder-initiated registrations. Further, holders of registrable securities may require us to file additional registration statements on Form S-3, subject to certain conditions and limitations.

     In addition, the holders of 50,000 shares of common stock issued in connection with our acquisition of Blaise Software, Inc. are entitled, subject to limited exceptions, to include their shares in any registration statement we file for our own account or the account of our other stockholders. These rights are subject to the rights of the underwriters of the offering to limit the number of shares included in that registration under certain circumstances.

     We are required to bear substantially all costs incurred in connection with any such registrations, other than underwriting discounts and commissions. The foregoing registration rights could result in substantial future expenses and adversely affect any future equity or debt offerings.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION
AND BYLAWS

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the corporation's board of directors or unless the business combination is approved in a prescribed manner. "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. With certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, fifteen percent (15%) or more of a corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

     The following provisions of our restated certificate of incorporation and amended and restated bylaws that will become effective upon the closing of this offering may have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including attempts that might result in a premium over the market price for the common stock:

     Board of Director Vacancies. The board of directors will be authorized to fill vacant directorships and to increase the size of the board of directors. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the resulting vacancies with its own nominees. In addition, stockholders will only be entitled to remove directors for cause with a majority vote of the stockholders entitled to vote.

     Stockholder Action; Special Meetings of Stockholders. Our stockholders will not be permitted to take action by written consent, but only at duly called annual or special meetings of stockholders. In addition, special meetings of stockholders may be called only by the chairman of the board, the chief executive officer or a majority of the board of directors.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations. Stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must deliver a written notice to our principal executive offices within a prescribed time period. Our amended and restated bylaws also set forth specific requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for the election of directors at an annual meeting of stockholders.

     Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to limitations imposed by the Nasdaq National Market. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

     Our amended and restated bylaws that will become effective upon the closing of this offering provide that we will indemnify our directors and executive officers to the fullest extent permitted by Delaware law and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law.

     In addition, our restated certificate of incorporation that will become effective upon the closing of this offering provides that, to the fullest extent permitted by Delaware law, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as directors. This provision of the restated certificate of incorporation does not eliminate the directors' duty of care. In appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief are available under Delaware law. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws and state and federal environmental laws.

     Each director will continue to be subject to liability for:

     - breach of a director's duty of loyalty to us and our stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; and

     - any transaction from which a director derived an improper personal benefit.

     We also intend to enter into indemnity agreements with our directors and executive officers and to obtain directors' and officers' liability insurance.

     Other than the claims in Jeffrey Bork v. ChannelPoint, Inc. and Ken Hollen, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought.

LISTING

     We have applied for listing of the common stock on the Nasdaq National Market under the trading symbol CHPT.

TRANSFER AGENT AND REGISTRAR

     We have appointed Equiserve to serve as the transfer agent and registrar for the common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock. We cannot predict what effect, if any, market sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through the sale of our equity securities.

     Upon the closing of this offering, we will have a total of      shares of
common stock outstanding, assuming no exercise of the underwriters' over-allotment option, no exercise of options and including shares of our common stock issued in private transactions concurrent with the closing of this
offering. Of the outstanding shares, the      shares being sold in this offering
will be freely tradable, except that any shares held by our "affiliates" may only be sold in compliance with the limitations described below. The remaining shares of common stock will be "restricted securities" that may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144, 144(k) or 701 promulgated under the Securities Act.

     Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will become available for sale in the public market as follows:

NUMBER
OF SHARES                                                     DATE
---------                                                     ----
          ...............................   Upon the date of this prospectus
          ...............................   180 days following the date of this
                                            prospectus (lock-up agreements released)

     In general, under Rule 144, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of (i) 1% of the then-outstanding shares of common stock
(approximately      shares immediately after this offering) or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of that sale is filed. In addition, a person who is not considered an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell such shares under Rule 144(k) without regard to the volume limitations described above.

     Our employees, directors, officers, consultants or advisers who purchased common stock from us prior to the date we become subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, under written compensatory benefit plans or written contracts relating to the compensation of these persons may rely on Rule 701 with respect to the resale of that stock. Rule 701 also will apply to stock options we granted before we became subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of the options, including exercises after the date of this prospectus. Shares of common stock we issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, persons other than affiliates may sell those shares subject only to the manner of sale provisions of Rule 144. Persons who are affiliates under Rule 144 may sell those shares without compliance with its minimum holding period requirements.

     In addition, following the closing of this offering, we intend to file a
registration statement to register for resale the      shares of common stock
available for issuance under our stock plans. Accordingly, shares issued under those plans will become eligible for resale in the public market from time to time, subject to the lock-up agreements described below and, in the case of affiliates of ChannelPoint, the volume limitations of Rule 144 described above. As of the date of this prospectus, options and purchase rights to acquire a
total of      shares of common stock are outstanding under our stock plans, all of which are currently exercisable.

     Directors, officers and all other stockholders have agreed not to sell or otherwise dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Morgan Stanley & Co. Incorporated for a period of 180 days from the date of this prospectus.

     We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of this prospectus, other than the grant of options and purchase rights under our stock plans and the issuance of common stock pursuant thereto.

     Following this offering, certain of our stockholders will have rights to have their shares of common stock registered for resale under the Securities Act.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in the underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Chase Securities, Inc., FleetBoston Robertson Stephens Inc. and Wit SoundView Corporation are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

                                                               NUMBER OF
NAME                                                            SHARES
----                                                           ---------
Morgan Stanley & Co. Incorporated...........................
Chase Securities, Inc. .....................................
FleetBoston Robertson Stephens Inc. ........................
Wit SoundView Corporation ..................................
                                                               --------
          Total.............................................
                                                               ========

     The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of our common stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any such shares are taken.

     The underwriters initially propose to offer part of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and part to certain dealers at a price that represents a concession
not in excess of $     a share under the public offering price. Any underwriter
may allow, and such dealers may reallow, a concession not in excess of $     a
share to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be changed by the representatives.

     We have granted to the underwriters an option, exercisable for 30 days from
the date of this prospectus, to purchase up to an aggregate of      additional
shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent this option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number located next to such underwriter's name in the preceding table bears to the total number of shares of common stock set forth next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in
full, the total price to the public would be $     , the total underwriters'
discounts and commissions would be $     , and total proceeds to us would be
$     .

     At our request, the underwriters expect to reserve for sale at the initial
public offering price up to      shares offered in this prospectus for our
directors, officers, employees and business associates. The number of shares of common stock for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered in this prospectus.

     We, the directors, officers and all of our stockholders have each agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we will not, during the period ending 180 days after the date of this prospectus:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

     - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock,

whether any such transaction described above is to be settled by delivery of common stock or other such securities, in cash or otherwise.

     The restrictions described in the previous paragraph do not apply to:

     - the sale of the shares to the underwriters and the sale of the shares in the private transactions concurrent with this offering;

     - the issuance by us of shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

     - transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of shares;

     - issuance of shares of common stock or options to purchase shares of common stock pursuant to our employee benefit plans as in existence on the date of the prospectus and consistent with past practices; or

     - securities issued in connection with the acquisitions of businesses, assets or technologies.

     The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

     We have submitted an application to have our common stock approved for quotation on the Nasdaq National Market under the symbol "CHPT".

     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of common stock. Specifically, the underwriters may overallot in connection with the offering. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     From time to time, certain of the underwriters have provided, and may continue to provide, investment banking services to us. In this regard, Morgan Stanley & Co. Incorporated served as financial advisor to InsurQuote in connection with our acquisition of InsurQuote, for which Morgan Stanley & Co. Incorporated received customary fees and expenses.

     We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

PRICING OF THE OFFERING

     Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiations between the pricing committee of our board of directors and the representatives. Among the factors to be considered in determining the initial public offering price will be our record of operations, our current financial position and future prospects, sales, earnings and certain of our other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

     Cooley Godward LLP, Boulder, Colorado will pass upon the validity of the shares of common stock offered hereby. As of the date of this prospectus, an investment fund created by Cooley Godward LLP owns an aggregate of 25,000 shares of Series A preferred stock and 6,250 shares of Series C preferred stock (which, upon the closing of this offering, will convert into 62,500 shares of common stock). Davis Polk & Wardwell, New York, New York, will pass upon certain legal matters in connection with the offering for the underwriters.

                                    EXPERTS

     The consolidated financial statements of ChannelPoint, Inc. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of InsurQuote Systems, Inc. as of June 30, 1999 and 1998 and December 31, 1999 and for the eleven months ended June 30, 1997, the years ended June 30, 1999 and 1998 and the six months ended December 31, 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including exhibits, schedules and amendments) under the Securities Act with respect to the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement. For further information about us and our common stock, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. In each instance, please refer to the copy of that contract, agreement or document filed as an exhibit to the registration statement.

     You may read and copy all or any portion of the registration statement or any other information the company files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's web site (http://www.sec.gov).

     As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended. In accordance with those requirements, we will file periodic reports, proxy statements and other information with the SEC. You may also inspect these reports, proxy statements and other information at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     We intend to furnish our stockholders with annual reports containing audited financial statements and, upon request, with quarterly reports for the first three quarters of each year containing interim financial information.

                               CHANNELPOINT, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
CHANNELPOINT, INC. CONSOLIDATED FINANCIAL STATEMENTS
  Report of Independent Accountants.........................  F-2
  Consolidated Balance Sheet................................  F-3
  Consolidated Statement of Operations......................  F-4
  Consolidated Statement of Changes in Stockholders'
     Equity.................................................  F-5
  Consolidated Statement of Cash Flows......................  F-6
  Notes to Consolidated Financial Statements................  F-7

PRO FORMA UNAUDITED CONSOLIDATED CONDENSED FINANCIAL
  INFORMATION
  Overview..................................................  F-22
  Pro Forma Unaudited Consolidated Condensed Balance
     Sheet..................................................  F-23
  Pro Forma Unaudited Consolidated Condensed Statement of
     Operations.............................................  F-24
  Notes to Pro Forma Unaudited Consolidated Condensed
     Financial Information..................................  F-25

INSURQUOTE SYSTEMS, INC. CONSOLIDATED FINANCIAL STATEMENTS
  Report of Independent Auditors............................  F-27
  Consolidated Balance Sheets...............................  F-28
  Consolidated Statement of Operations......................  F-29
  Consolidated Statement of Shareholders' Equity
     (Deficit)..............................................  F-30
  Consolidated Statement of Cash Flows......................  F-31
  Notes to Consolidated Financial Statements................  F-32

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of ChannelPoint, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of ChannelPoint, Inc. at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Broomfield, Colorado
March 24, 2000

                               CHANNELPOINT, INC.

                           CONSOLIDATED BALANCE SHEET
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

                                                                                     PRO FORMA
                                                                                   STOCKHOLDERS'
                                                                DECEMBER 31,       EQUITY AS OF
                                                             -------------------   DECEMBER 31,
                                                               1998       1999         1999
                                                             --------   --------   -------------
                                                                                     (NOTE 1)
                                                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents................................  $ 24,449   $ 10,693
  Short-term investments...................................        --     15,335
  Accounts receivable, net.................................       127        113
  Related party accounts receivable........................     1,919      9,937
  Other receivable -- related party........................        --      1,389
  Capitalized contract costs...............................        88      2,582
  Prepaid expenses and other current assets................       484        484
                                                             --------   --------
          Total current assets.............................    27,067     40,533
Property and equipment, net................................     1,897      9,856
Intangible assets, net.....................................        --     23,794
Other assets...............................................       460        341
                                                             --------   --------
          Total assets.....................................  $ 29,424   $ 74,524
                                                             ========   ========

                              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt and capital lease
     obligations...........................................  $     29   $  1,283     $    533
  Accounts payable and accrued liabilities.................     1,485     10,239       10,239
  Deferred revenue.........................................     3,822      6,430        6,430
                                                             --------   --------     --------
          Total current liabilities........................     5,336     17,952       17,202
Long-term capital lease obligations........................       105        131          131
Deferred revenue...........................................     9,169     23,489       23,489
Commitments and contingencies (Note 9).....................
Stockholders' equity:
  Preferred stock, $.001 par value per share; 15,000,000
     shares authorized; 10,515,966, 13,613,986 and 0 shares
     issued and outstanding at December 31, 1998, 1999 and
     December 31, 1999 (pro forma), respectively...........        11         14           --
  Common stock, $.001 par value; 50,000,000 and 64,000,000
     shares authorized; 17,234,186, 16,974,692 and
     44,252,664 shares issued and 16,234,186, 16,974,692
     and 44,252,664 shares outstanding at December 31,
     1998, 1999 and December 31, 1999 (pro forma),
     respectively..........................................        17         17           44
  Treasury stock, at cost; 1,000,000 and no shares at
     December 31, 1998 and 1999, respectively..............      (400)        --           --
  Additional paid-in capital...............................    35,325    110,263      111,000
  Deferred compensation....................................      (332)    (5,184)      (5,184)
  Accumulated deficit......................................   (19,807)   (72,158)     (72,158)
                                                             --------   --------     --------
          Total stockholders' equity.......................    14,814     32,952       33,702
                                                             --------   --------     --------
          Total liabilities and stockholders' equity.......  $ 29,424   $ 74,524     $ 74,524
                                                             ========   ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               CHANNELPOINT, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEAR ENDED DECEMBER 31,
                                                          -------------------------------------
                                                             1997         1998         1999
                                                          ----------   ----------   -----------
Revenue:
  Revenue...............................................  $       --   $       --   $       680
  Revenue -- related parties............................          --        1,603         4,818
                                                          ----------   ----------   -----------
                                                                  --        1,603         5,498
                                                          ----------   ----------   -----------
Costs and expenses:
  Cost of revenue.......................................          --        1,748        12,159
  Product development...................................       3,983        7,829        18,212
  Selling and marketing.................................       1,292        4,714        19,884
  General and administrative............................         609        1,428         8,595
                                                          ----------   ----------   -----------
          Total operating expenses......................       5,884       15,719        58,850
Loss from operations....................................      (5,884)     (14,116)      (53,352)
Interest and other income, net..........................          77          249         1,001
                                                          ----------   ----------   -----------
Net loss................................................  $   (5,807)  $  (13,867)  $   (52,351)
                                                          ==========   ==========   ===========
Basic and diluted net loss per common share.............  $    (1.22)  $    (1.72)  $     (4.60)
                                                          ==========   ==========   ===========
Weighted average common shares outstanding used in
  computing basic and diluted net loss per common
  share.................................................       4,743        8,077        11,378
                                                          ==========   ==========   ===========
Pro forma basic and diluted net loss per common share
  (unaudited)...........................................                            $     (1.55)
                                                                                    -----------
Weighted average common shares outstanding used in
  computing pro forma basic and diluted net loss per
  common share (unaudited)..............................                                 33,831
                                                                                    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                               CHANNELPOINT, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                   PREFERRED STOCK        COMMON STOCK         TREASURY STOCK      ADDITIONAL
                                                 -------------------   -------------------   -------------------    PAID-IN
                                                   SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT    CAPITAL
                                                 ----------   ------   ----------   ------   ----------   ------   ----------
BALANCE AT DECEMBER 31, 1996...................   5,000,000    $ 5     11,450,000    $12             --   $  --     $  4,959
Issuance of founders' stock....................                         3,090,000      3                                  14
Purchases of restricted common stock...........                          (260,000)    --                                  (1)
Stock option exercises.........................                         1,228,906      1                                  61
Issuance of Series B preferred stock, net......   1,700,000      2                                                     4,598
Net loss.......................................
                                                 ----------    ---     ----------    ---     ----------   -----     --------
BALANCE AT DECEMBER 31, 1997...................   6,700,000      7     15,508,906     16             --      --        9,631
                                                 ----------    ---     ----------    ---     ----------   -----     --------
Issuance of common stock for services..........                            33,766     --                                   5
Purchases of restricted common stock...........                           (55,436)    --                                  (4)
Stock option exercises.........................                         2,046,950      1                                 281
Issuance of Series B preferred stock...........      18,181     --                                                        50
Issuance of Series C preferred stock, net......   3,797,785      4                                                    24,602
Purchase of founders' stock....................                                              (1,300,000)   (445)         439
Deferred compensation..........................                                                                          366
Amortization of deferred compensation..........
Retirement of treasury stock...................                          (300,000)    --        300,000      45          (45)
Net loss.......................................
                                                 ----------    ---     ----------    ---     ----------   -----     --------
BALANCE AT DECEMBER 31, 1998...................  10,515,966     11     17,234,186     17     (1,000,000)   (400)      35,325
                                                 ----------    ---     ----------    ---     ----------   -----     --------
Issuance of common stock for services..........                            18,000     --                                  95
Common stock issued in connection with
  acquisition..................................                            50,000     --                                 266
Issuances of Series D preferred stock, net.....   3,098,020      3                                                    64,720
Purchases of restricted common stock...........                          (809,484)    --                                (121)
Stock option exercises.........................                         1,481,990      1                                 858
Deferred compensation, net.....................                                                                        9,519
Amortization of deferred compensation..........
Retirement of treasury stock...................                        (1,000,000)    (1)     1,000,000     400         (399)
Net loss.......................................
                                                 ----------    ---     ----------    ---     ----------   -----     --------
BALANCE AT DECEMBER 31, 1999...................  13,613,986    $14     16,974,692    $17             --   $  --     $110,263
                                                 ==========    ===     ==========    ===     ==========   =====     ========

                                                                                  TOTAL
                                                   DEFERRED     ACCUMULATED    STOCKHOLDERS
                                                 COMPENSATION     DEFICIT         EQUITY
                                                 ------------   ------------   ------------
BALANCE AT DECEMBER 31, 1996...................    $    --        $   (131)      $  4,845
Issuance of founders' stock....................                         (2)            15
Purchases of restricted common stock...........                                        (1)
Stock option exercises.........................                                        62
Issuance of Series B preferred stock, net......                                     4,600
Net loss.......................................                     (5,807)        (5,807)
                                                   -------        --------       --------
BALANCE AT DECEMBER 31, 1997...................         --          (5,940)         3,714
                                                   -------        --------       --------
Issuance of common stock for services..........                                         5
Purchases of restricted common stock...........                                        (4)
Stock option exercises.........................                                       282
Issuance of Series B preferred stock...........                                        50
Issuance of Series C preferred stock, net......                                    24,606
Purchase of founders' stock....................                                        (6)
Deferred compensation..........................       (366)                            --
Amortization of deferred compensation..........         34                             34
Retirement of treasury stock...................                                        --
Net loss.......................................                    (13,867)       (13,867)
                                                   -------        --------       --------
BALANCE AT DECEMBER 31, 1998...................       (332)        (19,807)        14,814
                                                   -------        --------       --------
Issuance of common stock for services..........                                        95
Common stock issued in connection with
  acquisition..................................                                       266
Issuances of Series D preferred stock, net.....                                    64,723
Purchases of restricted common stock...........                                      (121)
Stock option exercises.........................                                       859
Deferred compensation, net.....................     (9,519)                            --
Amortization of deferred compensation..........      4,667                          4,667
Retirement of treasury stock...................                                        --
Net loss.......................................                    (52,351)       (52,351)
                                                   -------        --------       --------
BALANCE AT DECEMBER 31, 1999...................    $(5,184)       $(72,158)      $ 32,952
                                                   =======        ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               CHANNELPOINT, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1997       1998        1999
                                                              --------   ---------   ---------
OPERATING ACTIVITIES:
Net loss....................................................  $(5,807)   $(13,867)   $(52,351)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................      149         450       3,249
  Non-cash compensation and consulting expense..............       --          39       4,762
Changes in operating assets and liabilities:
  Accounts receivable, net..................................      (22)     (2,024)     (8,004)
  Other receivables -- related party........................       --          --      (1,389)
  Capitalized costs on contracts............................       --         (88)     (2,494)
  Prepaid and other assets..................................      (25)       (498)        119
  Accounts payable and accrued liabilities..................      187       1,125       8,754
  Deferred revenue..........................................    1,000      11,991      16,928
                                                              -------    --------    --------
          Net cash used in operating activities.............   (4,518)     (2,872)    (30,426)
                                                              -------    --------    --------
INVESTING ACTIVITIES:
Purchase of restricted investments..........................     (300)       (120)         --
Purchase of short-term investments, net.....................       --          --     (15,335)
Purchase of property and equipment, net.....................     (725)     (1,615)     (9,631)
Cash paid in connection with acquisitions...................       --          --      (1,315)
                                                              -------    --------    --------
          Net cash used in investing activities.............   (1,025)     (1,735)    (26,281)
                                                              -------    --------    --------
FINANCING ACTIVITIES:
Proceeds from long-term debt borrowings.....................      750          --          --
Principal repayments of capital lease obligations and
  long-term debt............................................       --        (761)       (314)
Proceeds from issuance of common stock......................       77         282         859
Purchase of common stock....................................       (1)         (4)       (121)
Proceeds from issuance of preferred stock, net..............    4,600      24,656      42,527
                                                              -------    --------    --------
          Net cash provided by financing activities.........    5,426      24,173      42,951
                                                              -------    --------    --------
Net increase (decrease) in cash and cash equivalents........     (117)     19,566     (13,756)
Cash and cash equivalents at beginning of period............    5,000       4,883      24,449
                                                              -------    --------    --------
Cash and cash equivalents at end of period..................  $ 4,883    $ 24,449    $ 10,693
                                                              =======    ========    ========
SUPPLEMENTAL DISCLOSURES OF OTHER CASH AND NON-CASH
  TRANSACTIONS
Cash paid for interest......................................  $    48    $     80    $     54
Capital lease obligations for purchases of equipment........       --         145          94
Liability incurred for purchase of treasury stock...........       --           6          --
Secured debt issued in connection with acquisition..........       --          --         750
Convertible promissory note issued in connection with
  acquisition...............................................       --          --         750
Common stock issued in connection with acquisition..........       --          --         266
Preferred stock issued in connection with acquisition.......       --          --      22,196
Property and equipment acquired in connection with
  acquisitions..............................................       --          --         325

  The accompanying notes are an integral part of these consolidated financial statements.

                               CHANNELPOINT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION

     ChannelWorks, Inc., a Delaware corporation, was formed December 5, 1996 and was renamed ChannelPoint, Inc. on February 27, 1997. ChannelPoint, Inc. (the "Company") is developing and will provide business-to-business Internet exchange services that enable end-to-end automation of insurance and benefits products. The Company complements its technology offerings with a professional services organization that provides consulting services including process reengineering, customization, implementation services and project management.

  PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, ChannelPoint Insurance Services, Inc., which was formed in 1999. All significant inter-company balances and transactions have been eliminated.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  REVENUE RECOGNITION

     The Company recognizes software license fee and services revenue in accordance with the provisions of Statement of Position ("SOP") 97-2, "Software Revenue Recognition", as amended. The Company derives revenue from license fees and services which include maintenance, installation, implementation and consulting under the terms of both fixed price and time-and-materials contracts.

     In arrangements where the services are not essential to the functionality of the delivered software, the Company recognizes license revenue when a license agreement has been signed, delivery has occurred, the fee is fixed or determinable and collectibility is probable. Where applicable, fees from such arrangements involving multiple elements are unbundled and recorded as revenue as the elements are delivered to the extent that vendor specific objective evidence of fair value exists. If vendor specific objective evidence of fair value does not exist, fees from such arrangements are deferred until the earlier of the date that vendor specific objective evidence of fair value does exist or all of the elements are delivered.

     License fees and services revenue, other than maintenance revenue, generated from fixed price contracts, where the services are essential to the functionality of the delivered software, is recognized using the completed-contract method of accounting. Costs incurred on contracts in-progress are capitalized and amounts billed are recorded as deferred revenue because the total costs to fulfill the arrangement are not reasonably estimable at contract signing. The Company may encounter budget and schedule overruns on fixed price contracts caused by increased material, labor or overhead costs. Adjustments to cost estimates are made in the periods in which the facts requiring such revisions become known. Estimated losses, if any, are recorded in the period in which current estimates of total contract revenue and contract costs indicate a loss. Revenue from services provided pursuant to time-and-materials arrangements is recognized as the services are performed.

     Annual maintenance revenue is recorded as deferred revenue and is recognized ratably over the service period, which is generally twelve months. Revenue from consulting or training services is recognized as the

                               CHANNELPOINT, INC.

services are performed. When maintenance or other services are bundled with the original license fee arrangement, their fair value is deferred and recognized during the period such services are provided.

     Effective for transactions entered into after December 31, 1999, the Company will adopt the provisions of SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition With Respect to Certain Transactions." The adoption of this statement is not expected to have a material impact on the Company's financial position or results of operations.

     The AICPA issued technical questions and answers on financial and reporting issues related to SOP 97-2 in January 1999. The adoption of this guidance will not have a material impact on the Company's financial condition or results of operations.

  SOFTWARE DEVELOPMENT COSTS

     Research and development costs are expensed as incurred. Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed" requires the capitalization of certain software development costs once technological feasibility is established. To date, the period between achieving technological feasibility and the general availability of such software has been short. Consequently, software development costs qualifying for capitalization have been insignificant and therefore, the Company has not capitalized any software development costs to date.

  CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. All cash equivalents are carried at cost, which approximates fair value. Short-term investments consist of high-grade corporate bonds and U.S. governmental securities maturing within one year. Such short-term investments are classified as held-to-maturity, as defined in SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and accordingly carried at amortized cost.

  RESTRICTED INVESTMENTS

     The Company maintains certificates of deposit ("CDs") with a bank. These CDs are held by the bank for collateral against irrevocable letters of credit issued by the bank to secure two of the Company's facility leases. The balance of these restricted investments was $420,000 at December 31, 1998 and 1999. At December 31, 1999, $120,000 is classified as other current assets and $300,000 is classified as non-current other assets.

  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives of three to five years. Leasehold improvements are amortized over the shorter of the life of the related asset or the life of the lease. Assets under capital lease are recorded at the lower of fair market value or the present value of the future minimum lease payments and are amortized using the straight-line method over the lease term. Maintenance and repairs are expensed as incurred.

  ACQUIRED INTANGIBLE ASSETS

     During 1999, the Company has acquired customer lists, software and technology, goodwill and other intangible assets in acquisitions of other companies. For business combinations accounted for using the purchase method, acquired intangible assets include the amount of purchase price allocated to identified intangible assets and goodwill at the date of each respective acquisition. Goodwill represents the excess of the purchase price over fair value of the net assets acquired. Amortization of intangible assets is computed on a straight-line basis over the related estimated useful lives, which is generally two to five years. The amortization

                               CHANNELPOINT, INC.

of acquired intangible assets is included in the respective expense category to which the asset relates. Amortization expense related to intangible assets for the year ended December 31, 1999 was $1.2 million.

     The Company periodically evaluates the carrying value of long-lived assets to be held and used, primarily property and equipment, and goodwill, under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. The carrying value of long-lived assets is considered impaired when the separately identifiable undiscounted cash flows from the asset are less than its carrying value. In addition, the recoverability of goodwill is further evaluated under the provisions of Accounting Principles Board Opinion No. 17, Intangible Assets, based upon undiscounted cash flows. In the event that the carrying amount exceeds undiscounted cash flows, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined using the anticipated cash flows discounted at a rate commensurate with the risk involved.

  STOCK-BASED COMPENSATION PLAN

     The Company applies Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees", and related Interpretations in accounting for stock-based compensation arrangements. The Company has included the pro-forma disclosures required under SFAS No. 123, "Accounting for Stock-Based Compensation," in Note 5.

  NET LOSS PER COMMON SHARE

     Earnings per common share is computed in accordance with SFAS No. 128, "Earnings Per Share." Basic earnings per common share is calculated by dividing the income or loss by the weighted average number of common shares outstanding during the period, net of shares subject to repurchase provisions. Diluted earnings per share is computed by dividing the income or loss by the weighted average number of common shares outstanding plus the weighted average number of dilutive potential common shares outstanding. Potential common shares, including shares issuable upon conversion of preferred stock, issuable upon conversion of a promissory note, issuable upon the exercise of outstanding stock options and contingently issuable shares subject to repurchase by the Company have been excluded from the computation of diluted loss per share as the effect of their inclusion would be anti-dilutive. The total number of shares excluded from the calculation of diluted loss per share was 41,905,933 at December 31, 1999.

  PRO FORMA NET LOSS PER SHARE (UNAUDITED)

     Pro forma net loss per share for the year ended December 31, 1999 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's Series A, Series B, Series C and Series D convertible preferred stock and the convertible promissory note into shares of the Company's Common Stock effective upon the closing of the Company's initial public offering as if such conversion occurred on January 1, 1999. Pro forma diluted net loss per share is computed using the pro forma weighted average number of common shares only, as potential common shares are anti-dilutive.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments include cash and cash equivalents, short-term investments, accounts receivable, restricted investments, accounts payable and accrued liabilities, and borrowings under long-term obligations. As of December 31, 1998 and 1999, the carrying amounts of financial instruments approximated fair value due to their short maturities or variable rates of interest.

                               CHANNELPOINT, INC.

  CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments and accounts receivable. The Company has cash investment policies that limit investments to investment grade securities and certificates of deposit. The Company performs an ongoing evaluation of its customers' financial condition and does not require any collateral.

     During the years ended December 31, 1998 and 1999, the Company recognized a substantial portion of its consolidated revenue from the following customers, all of which are related parties:

                                                              1998   1999
                                                              ----   ----
Customer A..................................................  100%    31%
Customer B..................................................   --     46%
Customer C..................................................   --     11%

     As of December 31, 1998, Customer A accounted for 88% of accounts receivable, and as of December 31, 1999, Customers A, B and C comprised 96% of total receivables.

  UNAUDITED PRO FORMA STOCKHOLDERS' EQUITY

     The Board of Directors has authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. If the Company's initial public offering ("IPO") is consummated under the terms presently anticipated, all of the convertible preferred stock outstanding and the convertible promissory note will automatically convert into 27,277,972 shares of common stock. Unaudited pro forma stockholders' equity as of December 31, 1999, as set forth on the accompanying consolidated balance sheet, is adjusted for the anticipated conversion of such preferred stock and promissory note.

  SEGMENT REPORTING

     The Company operates as a single segment and will evaluate additional segment disclosure requirements as the Company's operations are expanded.

  RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000. To date, the Company has not entered into any derivative financial instruments or hedging activities.

     In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 provides specific guidance, among other things, as to the recognition of revenue related to up-front non-refundable fees and service charges received in connection with a contractual arrangement. We have applied the provisions of SAB 101 for the year ended December 31, 1999. The adoption of SAB 101 did not have a material impact on our financial condition or results of operations.

                               CHANNELPOINT, INC.

2. BALANCE SHEET COMPONENTS

     Certain balance sheet components are as follows:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1998         1999
                                                              ----------   -----------
Accounts receivable:
  Trade....................................................   $  127,000   $   387,000
  Trade -- related party...................................    1,919,000     9,937,000
                                                              ----------   -----------
                                                               2,046,000    10,324,000
Less: allowance for doubtful accounts......................           --      (274,000)
                                                              ----------   -----------
                                                              $2,046,000   $10,050,000
                                                              ==========   ===========

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1998         1999
                                                              ----------   -----------
Property and equipment:
  Computers, peripherals and software......................   $2,156,000   $10,418,000
  Office furniture, equipment and leasehold improvements...      332,000     2,120,000
                                                              ----------   -----------
                                                               2,488,000    12,538,000
Less: accumulated depreciation and amortization............     (591,000)   (2,682,000)
                                                              ----------   -----------
                                                              $1,897,000   $ 9,856,000
                                                              ==========   ===========

     Property and equipment includes $145,000 and $239,000 of assets under capital leases with accumulated amortization of $21,000 and $76,000 at December 31, 1998 and 1999, respectively.

                                                               DECEMBER 31,
                                                                   1999
                                                               ------------
Intangible assets:
  Customer lists............................................   $ 5,138,000
  Purchased software and technology.........................     3,568,000
  Goodwill..................................................    15,389,000
  Other intangibles.........................................       857,000
                                                               -----------
                                                                24,952,000
Less: accumulated amortization..............................    (1,158,000)
                                                               -----------
                                                               $23,794,000
                                                               ===========

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1998         1999
                                                              ----------   -----------
Accounts payable and accrued liabilities:
  Accounts payable.........................................   $  516,000   $ 4,151,000
  Accrued compensation.....................................      380,000     2,232,000
  Expense advance from related party.......................           --     1,389,000
  Accrued vacation.........................................      306,000       759,000
  Other....................................................      283,000     1,708,000
                                                              ----------   -----------
                                                              $1,485,000   $10,239,000
                                                              ==========   ===========

                               CHANNELPOINT, INC.

3. DEBT

     In connection with the acquisition of Blaise Software, Inc. (see Note 8), the Company issued a secured promissory note of $750,000 and a convertible promissory note of $750,000. The secured promissory note bears interest at 8.5% per annum, with principal and interest payable monthly through June 2000. At December 31, 1999, it has a balance due of approximately $476,000. The convertible promissory note bears interest at 8.5% per annum, and automatically converts into 50,000 shares of common stock upon an initial public offering of the Company's common stock. This note matures in December 2000 and no principal or interest payments are due until maturity.

4. CAPITAL STOCK

  COMMON STOCK

     On December 17, 1999, the Board of Directors declared a two-for-one common stock split effective in the form of a 100% stock dividend. All common stock share and per share amounts in the accompanying consolidated financial statements have been restated to give retroactive effect to the stock dividend for all periods presented.

  PREFERRED STOCK

     The Company had the following series of preferred stock (the "Preferred Stock") authorized, issued and outstanding:

                                                              ISSUED AND OUTSTANDING
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1998         1999
                                                              ---------    ---------
No series, $.001 par value; 3,868,650 and 425,842 shares
  authorized at December 31, 1998 and 1999, respectively....         --           --
Series A convertible, $.001 par value; liquidation
  preference of $1.00 per share; 5,000,000 shares authorized
  at December 31, 1998 and 1999.............................  5,000,000    5,000,000
Series B convertible, $.001 par value; liquidation
  preference of $2.75 per share; 1,718,181 shares authorized
  at December 31, 1998 and 1999.............................  1,718,181    1,718,181
Series C convertible, $.001 par value; liquidation
  preference of $6.50 per share; 4,413,169 shares authorized
  at December 31, 1998 and 1999.............................  3,797,785    3,797,785
Series D convertible, $.001 par value, liquidation
  preference of $20.97 per share; no shares and 3,442,808
  shares authorized at December 31, 1998, and 1999,
  respectively..............................................         --    3,098,020

     Pursuant to commitments made in September 1999, and upon satisfaction of certain regulatory requirements the Company completed its Series D preferred stock offering on February 2, 2000 by closing on the sale of an additional 344,788 shares to existing stockholders which resulted in proceeds to the Company of $7.2 million.

     The Preferred Stock is convertible, at the option of the holder, into common stock at a conversion rate of two shares of common stock for each share of preferred stock subject to certain anti-dilution provisions. Each share of the Preferred Stock automatically converts into common stock upon the earlier of the consent of the holders of at least two-thirds of the outstanding shares of preferred, or immediately upon the closing of a firmly underwritten public offering of common stock subject to a minimum price of $20.97 and aggregate

                               CHANNELPOINT, INC.

proceeds of $40 million. The Company has reserved 30,000,000 common shares for issuance upon conversion of the Preferred Stock.

     Additionally, the Preferred Stock has certain voting rights on an as-converted basis, dividend participation rights and a liquidation preference equal to the original purchase price plus all declared but unpaid dividends thereon (aggregate liquidation preference as of December 31, 1999 was approximately $99.4 million). Holders of shares of the Company's Preferred Stock, in preference to the holders of common stock, are entitled to receive, when and as declared by the Board of Directors, non-cumulative cash dividends at the rate of 8% of the original issue price per share of the related preferred stock. In the event dividends are paid on common stock, an additional dividend shall be paid with respect to all outstanding shares of preferred stock in an amount equal (on an as-converted to common stock basis) to the amount paid per share of common stock. No dividends on common stock have been declared by the Board of Directors.

     At the time of the closing of the Series D preferred stock, the Company entered into agreements with certain Series D preferred stockholders allowing them to acquire shares of the Company's common stock concurrently with the consummation of the initial public offering ("IPO") at a purchase price equal to the IPO price. Three stockholders are entitled to purchase common stock having an aggregate purchase price of up to $18.3 million and is entitled to purchase an amount of additional securities up to 2% of the Company's fully diluted capitalization.

     The Company entered into an agreement with a stockholder of the Company's Series D preferred stock allowing the Company to repurchase 119,217 shares of Series D preferred stock at the original price paid per share if the Company and the stockholder do not execute a strategic agreement.

  FOUNDERS' STOCK

     The Company had 10,150,000 shares of founders' stock outstanding at December 31, 1998 and 1999. The shares vested one-third upon the closing of the Company's Series A preferred stock financing with the remainder vesting ratably over four years. Unvested shares are subject to repurchase by the Company at the original price paid per share upon termination of employment.

     In January 1997, other employees of the Company purchased shares of common stock. At December 31, 1998 and 1999, the Company had 2,830,000 of these shares outstanding. These shares vest over four years, with 25% vesting after one-year and the remainder vesting monthly thereafter. In the event of termination of employment, the unvested shares are subject to repurchase by the Company at the original price paid per share.

     During 1998, the Company repurchased 1,300,000 shares from the founders and amended the vesting schedule for one of the founder's remaining 927,730 unvested shares. The remaining unvested shares vest ratably on a monthly basis over four years beginning November 28, 1998.

     As of December 31, 1998 and 1999, an aggregate of 4,150,274 and 2,251,921 shares, respectively, of common stock issued to founders and employees were subject to repurchase by the Company.

5. STOCK OPTION PLAN

     In March 1997, the Company established the 1997 Stock Option Plan (the "Plan"). Pursuant to the Plan, the Company may grant incentive and non-statutory stock options to purchase up to 14,776,662 shares of the Company's common stock to employees, officers, and consultants, of which 140,922 shares are available for grant as of December 31, 1999. Under the Plan, incentive stock options are granted at an exercise price not less than the fair value of common stock on the date of grant, as determined by the Company's Board of Directors. Non-statutory stock options are granted at an exercise price as determined by the Board of Directors.

                               CHANNELPOINT, INC.

     Options granted generally vest over four years, expire no more than ten years from the date of grant, and provide for exercise before vesting occurs. Shares issued in exchange for options exercised prior to vesting, continue to vest on the same schedule as the related options. The Company reserves the right to repurchase all unvested shares from a stockholder, within 90 days of termination of employment, at a price equal to the price per share paid by the stockholder. As of December 31, 1999, an aggregate of 1,633,226 shares of common stock issued upon exercise of options prior to vesting were subject to repurchase by the Company.

     The following table is a summary of stock option activity:

                                                          WEIGHTED                 WEIGHTED
                                                          AVERAGE      OPTIONS     AVERAGE
                                             NUMBER OF    EXERCISE   VESTED AND    EXERCISE
                                              OPTIONS      PRICE     EXERCISABLE    PRICE
                                             ----------   --------   -----------   --------
OUTSTANDING AT JANUARY 1, 1997.............          --       --
  Granted..................................   2,989,306    $ .09
  Exercised................................  (1,228,906)     .05
  Forfeited................................     (40,000)     .05
                                             ----------    -----      ---------     -----
OUTSTANDING AT DECEMBER 31, 1997...........   1,720,400      .12         20,400     $ .05
  Granted..................................   6,004,546      .26
  Exercised................................  (2,046,950)     .14
  Forfeited................................    (137,750)     .15
                                             ----------    -----      ---------     -----
OUTSTANDING AT DECEMBER 31, 1998...........   5,540,246      .26        222,251       .13
  Granted..................................   8,925,850     5.10
  Exercised................................  (1,481,990)     .58
  Forfeited................................  (2,241,292)     .76
                                             ----------    -----      ---------     -----
OUTSTANDING AT DECEMBER 31, 1999...........  10,742,814    $4.13      1,246,443     $1.25
                                             ==========    =====      =========     =====

     For the years ended December 31, 1998 and 1999, the Company repurchased 55,436 and 809,484 shares of common stock at the original price paid per share from employees who had exercised options prior to their vesting and subsequently terminated employment. The Company paid approximately $4,000 and $121,000 for repurchase of the common stock, which was subsequently retired. The options were reinstated to the available to be granted option pool.

     Based on calculations using the Black-Scholes minimum value option-pricing model, the weighted average grant date fair value of common stock options granted during 1997, 1998 and 1999 was $0.02, $0.04 and $1.01 per share, respectively, using the following assumptions by year:

                                                      1997         1998         1999
                                                   ----------   ----------   ----------
Risk-free interest rate..........................  5.7 - 6.6%   4.2 - 5.6%   4.6 - 6.0%
Expected life....................................   4 years      4 years      4 years
Expected dividend yield..........................      --           --           --
Volatility.......................................      --           --           --

                               CHANNELPOINT, INC.

     Had compensation expense for the Plan been determined based on the fair values at the grant dates for awards under the Plan consistent with the method of accounting prescribed by SFAS No. 123, the Company's net loss and net loss per share would have been as follows:

                                                       YEAR ENDED DECEMBER 31,
                                              -----------------------------------------
                                                 1997           1998           1999
                                              -----------   ------------   ------------
Net loss as reported........................  $(5,807,000)  $(13,867,000)  $(52,351,000)
Net loss per common share as reported.......        (1.22)         (1.72)         (4.60)
Net loss -- pro forma.......................   (5,821,000)   (13,910,000)   (53,109,000)
Net loss per common share -- pro forma......        (1.23)         (1.72)         (4.67)

     The above pro forma disclosures are not necessarily representative of the effects on reported income or loss for future years as additional grants are made each year and options vest over several years.

     The following table summarizes information about stock options outstanding and exercisable as of December 31, 1999:

                                         OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                                 -----------------------------------   -----------------------------------
                                                    WEIGHTED AVERAGE
                                                       REMAINING
                                    NUMBER OF       CONTRACTUAL LIFE                      WEIGHTED AVERAGE
EXERCISE PRICE                        SHARES            (YEARS)        NUMBER OF SHARES    EXERCISE PRICE
--------------                   ----------------   ----------------   ----------------   ----------------
$ .05.........................         122,000            7.17               93,833            $ .05
  .15.........................       1,389,563            8.35              553,932              .15
  .40.........................       1,462,751            8.83              326,856              .40
  .50.........................         885,650            9.08               23,249              .50
 1.00.........................         472,700            9.19               37,500             1.00
 2.50.........................         663,900            9.33                1,666             2.50
 3.50.........................       1,096,000            9.42               57,000             3.50
 6.00.........................         840,200            9.51               49,158             6.00
 7.50.........................       1,435,350            9.59               91,660             7.50
 9.00.........................       2,374,700            9.84               11,589             9.00
                                   -----------            ----            ---------            -----
                                    10,742,814            9.25            1,246,443            $1.25
                                   ===========            ====            =========            =====

     Certain options granted to employees during the years ended December 31, 1998 and 1999 resulted in deferred compensation of $366,000 and $8.7 million, respectively. The amounts recorded represent the difference between the exercise price and the deemed fair value of the Company's common stock for shares subject to the options granted. Deferred compensation is reflected as a reduction of stockholders' equity and is generally being amortized as a charge to operations over the 48-month vesting period of the options using an accelerated method as described in Financial Accounting Standard Board Interpretation No. 28. For the years ended December 31, 1998 and 1999, the amortization of deferred compensation related to employee stock options was $34,000 and $4.4 million, respectively. Subsequent to December 31, 1999, the Company has granted 3,233,500 stock options to employees.

     During 1999, the Company granted options to non-employees to purchase 133,000 shares of common stock at a weighted average exercise price of $6.59 per share and a weighted average fair value on the date of the grant of $4.25 per share. These options were granted in exchange for consulting services. The Company valued these options using a Black-Scholes valuation model and recorded an additional $855,000 of deferred compensation related to these options. The Company recognized amortization of deferred compensation related to these non-employee stock options of $250,000 during 1999. These options will be subject to variable accounting treatment until the related services are completed. During 1999, the Company has entered into various agreements with service providers and consultants which provide that upon completion of services and

                               CHANNELPOINT, INC.

achievement of certain objectives, the Company will grant stock options to purchase 38,000 shares of the Company's common stock.

6. INCOME TAXES

     Deferred tax assets (liabilities) are comprised of the following as of:

                                                                   DECEMBER 31,
                                                            --------------------------
                                                               1998           1999
                                                            -----------   ------------
Deferred tax assets:
  Start-up costs..........................................  $    26,000   $     18,000
  Deferred revenue........................................    1,717,000      1,807,000
  Accrued liabilities.....................................      179,000        322,000
  Intangible amortization.................................           --        147,000
  Research and development credit carryforwards...........      556,000      1,346,000
  Net operating loss carryforwards........................    5,461,000     22,939,000
                                                            -----------   ------------
          Total deferred tax assets.......................    7,939,000     26,579,000
                                                            -----------   ------------
Deferred tax liabilities:
  Property and equipment..................................       (3,000)       (87,000)
                                                            -----------   ------------
                                                              7,936,000     26,492,000
Valuation allowance.......................................   (7,936,000)   (26,492,000)
                                                            -----------   ------------
          Net deferred tax assets.........................  $        --   $         --
                                                            ===========   ============

     As of December 31, 1999, the Company had net operating loss carryforwards of approximately $61.5 million, which begin expiring in 2011, and research and development credit carryforwards of $1.3 million, which begin expiring in 2012. As a result of certain changes in the Company's ownership which occurred in 1998, the utilization of $5.3 million of the Company's net operating loss carryforwards is limited. These restricted carryforwards are subject to an annual utilization limitation of approximately $3.8 million. Future ownership changes may further limit the ability of the Company to utilize its current and future net operating loss carryforwards.

     At December 31, 1998 and 1999, a valuation allowance has been recorded against all net deferred tax assets. Based on the weight of available evidence, both positive and negative, including the Company's history of losses, the net deferred tax asset has been reduced to zero as it is more likely than not that such benefits will not be realized.

     The benefit from income taxes differs from the amounts computed by applying the federal statutory rate to income before income taxes. The amounts are reconciled as follows for the years ended December 31:

                                                               1998           1999
                                                            -----------   ------------
Federal income benefit at statutory rate..................  $(4,715,000)  $(17,799,000)
State income tax, net of federal benefit..................     (457,000)    (1,728,000)
Research and development tax credit.......................     (386,000)      (790,000)
Increase in valuation allowance...........................    5,548,000     18,556,000
Stock compensation expense................................           --      1,587,000
Other.....................................................       10,000        174,000
                                                            -----------   ------------
Benefit from income taxes.................................  $        --   $         --
                                                            ===========   ============

                               CHANNELPOINT, INC.

7. EMPLOYEE BENEFIT PLAN

     The Company's 401(k) Plan (the "401(k) Plan") is available to all full-time employees with eligibility commencing on the first day of employment. Employees may contribute up to 25% of their eligible compensation, not to exceed the amounts allowed by law. The 401(k) Plan allows for discretionary matching contributions to be made by the Company. No matching contributions were made for 1997, 1998 or 1999.

8. ACQUISITIONS

     The Company completed two acquisitions during the year ended December 31, 1999. Both acquisitions were accounted for using the purchase method and, accordingly, the total purchase price of each company was allocated to the acquired assets at their fair values as of the closing dates of the acquisitions. No liabilities were assumed as part of either acquisition. For purposes of allocating the purchase price to the identified acquired assets, the term "fair value" is defined as fair market value, or the price at which an asset would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and both parties are able, as well as willing, to trade and are well-informed about the asset and the market for that asset. The Company's consolidated statements of operations do not include any revenue or expenses related to the acquisitions prior to their closing dates.

     For each of the acquisitions, the Company retained an independent appraiser to assist with assigning the fair values to the tangible and intangible assets acquired. The valuations relied on methodologies that most closely related to the fair market value assignment with the economic benefits provided by each asset and the risks associated with the assets.

  BLAISE SOFTWARE, INC.

     On June 7, 1999, the Company acquired certain assets of Blaise Software, Inc. ("Blaise"), a provider of healthcare insurance carrier information to insurance brokers. The purchase price included $1.2 million in cash, a secured promissory note of $750,000, a convertible promissory note of $750,000 and 50,000 shares of the Company's common stock valued at $266,000. See also Note 3.

     The purchase price of approximately $3.0 million, including expenses, was allocated to the acquired assets based on their fair values as of June 7, 1999. Acquired intangible assets consisted of the customer list which had an allocated value of $1.2 million, $400,000 was allocated to the technology, $370,000 was allocated to other intangibles and $1.0 million was allocated to goodwill. The customer list and goodwill will be amortized over a five year useful life. All other intangible assets will be amortized over a three year useful life. The purchase price allocation was generally based upon the projected net after-tax incremental income attributable to the assets acquired.

  P.D.,Q.

     On November 15, 1999, the Company acquired the assets related to Policy Data, Quickly ("p.d.,q."), an agency management software package designated for broker general agents in the individual life insurance market, from an affiliate of General Electric Capital Corporation ("GE Capital"). ChannelPoint acquired p.d.,q. in exchange for 1,058,450 shares of its Series D preferred stock.

     The aggregate purchase price of approximately $22.3 million, including expenses, has been allocated based on the fair value of the assets acquired. Recorded assets include $14.4 million of goodwill, the customer list of $3.9 million, purchased software and technology of $3.2 million, other intangibles of $0.5 million and tangible assets of $0.3 million. Goodwill is being amortized over four years. The remaining intangible assets acquired are being amortized over two to three years.

                               CHANNELPOINT, INC.

     Depending on the characteristics of the assets, the allocation of the purchase price to the assets acquired, as determined by an independent third-party, consisted of applying one or more of the following approaches: determining market value of comparative assets, calculating the present value of projected income derived from the assets or the estimating the cost of replacing the asset. The value of the customer list was determined primarily by calculating the present value of the net cash flows attributable to the customers acquired from p.d.,q. using a discount rate of 20%. The technology was valued comparing the results from two approaches; analyzing how much it would cost to replace the utility of the existing technology, and the present value of the benefit from not paying royalties to an outside provider. The valuation of goodwill was derived by subtracting the fair value of the acquired tangible and intangible assets from the purchase price.

     The affiliate of GE Capital agreed to pay operating costs of approximately $1.4 million to the Company in order to maintain and support the p.d.,q. products and customers. The Company will amortize this amount by reducing the associated operating costs of p.d.,q. over two years.

     The unaudited pro forma combined results of operations of ChannelPoint, Blaise and p.d.,q. for the years ended December 31, 1998 and 1999 after giving effect to certain pro forma adjustments are as follows:

                                                       1998           1999
                                                   ------------   ------------
                                                           (UNAUDITED)
Revenue..........................................  $  2,589,000   $  5,989,000
Net loss.........................................   (15,007,000)   (54,700,000)
Basic and diluted net loss per share.............  $      (1.86)  $      (4.81)

9. COMMITMENTS AND CONTINGENCIES

  LEASES

     The Company leases certain office facilities and equipment pursuant to non-cancelable operating leases, which expire at various dates through July 31, 2004. Total rent expense under these leases for the years ended December 31, 1997, 1998 and 1999 approximated $220,000, $532,000 and $1.1 million, respectively.

     The aggregate future minimum non-cancelable commitments as of December 31, 1999 for capital leases and non-cancelable operating leases with initial terms in excess of one year are as follows:

                                                   OPERATING LEASES   CAPITAL LEASES
                                                   ----------------   --------------
2000.............................................     $1,338,000         $ 80,000
2001.............................................        830,000           84,000
2002.............................................        715,000           62,000
2003.............................................        379,000           10,000
2004.............................................        368,000            3,000
                                                      ----------         --------
Minimum lease payments...........................     $3,630,000          239,000
                                                      ==========
Less amounts representing interest...............                         (51,000)
                                                                         --------
                                                                          188,000
Less portion due within one year.................                         (57,000)
                                                                         --------
                                                                         $131,000
                                                                         ========

     Subsequent to December 31, 1999, the Company entered into a facility lease agreement which requires future minimum payments of $290,000, $589,000 and $349,000 for the years ended December 31, 2000, 2001 and 2002, respectively.

                               CHANNELPOINT, INC.

  LEGAL

     FirePond, Inc. filed suit in the United States District Court for the District of Minnesota on February 26, 1999 against a current employee of the Company and former employee of the plaintiff. FirePond subsequently added the Company as a defendant in the suit. FirePond alleges that the employee breached a non-competition agreement with FirePond by accepting employment with the Company. FirePond also alleges misappropriation of FirePond's trade secrets, breach of fiduciary duty, unfair competition and tortious interference with FirePond's noncompetition agreement with the employee. On April 15, 1999, FirePond amended the complaint and added the Company as a party. On July 30, 1999, the court upheld FirePond's motion for temporary injunction against the employee on the basis that his noncompetition agreement enjoined him from working for the Company from July 30, 1999 to September 25, 1999. The court denied FirePond's motion for temporary injunction against ChannelPoint and the employee on the basis of misappropriation of trade secrets. The Company believes that FirePond's claims are without merit and intends to pursue its defenses vigorously. However, due to the inherently uncertain nature of litigation and the fact that discovery has not yet been completed, the Company cannot determine the possible loss, if any, that it may ultimately incur either in the context of a trial or as a result of a negotiated settlement. The Company's defense of this litigation, regardless of its outcome, could result in the expenditure of significant financial and managerial resources.

     A former employee of the Company filed a suit in District Court, Boulder County, Colorado on February 9, 2000 against the Company and its President and Chief Executive Officer. The plaintiff seeks a declaratory judgment that, among other things, his options for shares of the Company's common stock have accelerated according to the terms of an employment agreement with the Company. The former employee also claims breach of contract, right to unpaid wages, securities fraud, conversion and tortious interference with a contract. The former employee seeks to accelerate options to acquire 655,286 shares of the Company's common stock and unspecified damages. On February 25, 2000, the Company filed a motion to change venue to El Paso County, Colorado. The Company believes that the former employee's claims are without merit and intend to pursue our defenses vigorously. However, due to the inherently uncertain nature of litigation and the fact that discovery has not yet begun, the Company cannot determine the possible loss, if any, that it may ultimately incur either in the context of a trial or as a result of a negotiated settlement. The Company's defense of this litigation, regardless of its outcome, could result in the expenditure of significant financial and managerial resources.

     In addition, the Company is involved in other litigation that arises in the normal course of business operations. As of the date of this prospectus, management does not believe that any of this litigation will have a material adverse effect on our business, results of operations or financial condition.

10. RELATED PARTY TRANSACTIONS

     The Company has a long-term software licensing and services agreement with a related party which, at December 31, 1999, indirectly owns approximately 14% of the Company's issued and outstanding preferred stock. During 1998 and 1999, the Company recognized revenue of $1.6 million and $1.7 million from this related party, and had recorded deferred revenue of $7.7 million and $10.6 million at December 31, 1998 and 1999, respectively, from this related party.

     The Company has an agreement to provide various services and products with a separate company which indirectly owns approximately 21% of the Company's issued and outstanding preferred stock. During 1999, the Company recognized revenue of approximately $2.5 million under this agreement. At December 31, 1998 and 1999, the Company had recorded deferred revenue of $5.0 million and $16.9 million, respectively, from this related party. The Company also had $9.7 million of accounts receivable at December 31, 1999 from this related party.

                               CHANNELPOINT, INC.

     In November 1999, the Company entered into a strategic alliance with an affiliate of GE Capital, which indirectly owns 13% of the Company's issued and outstanding preferred stock. During 1999, the Company recognized revenue of $623,000 from this related party. At December 31, 1999, the Company had deferred revenue of $553,000 and total receivables of $1.6 million from this related party.

     During 1999, the Company entered into a professional services agreement with a related party which indirectly owns approximately 3% of the Company's issued and outstanding preferred stock. The Company had deferred revenue of $417,000 from this related party at December 31, 1999.

11. SUBSEQUENT EVENTS

  ACQUISITIONS

     InsurQuote Systems, Inc.

     On February 1, 2000, the Company signed a definitive agreement to merge with InsurQuote Systems, Inc. ("InsurQuote") based in Provo, Utah. InsurQuote provides and develops software which enables insurance carriers and agents to distribute and access property and casualty insurance rating information over the Internet. The Company will issue shares of its common stock, stock options and warrants equal to 22.5% of the Company's fully-diluted common stock outstanding as of the closing date subject to certain adjustments. The acquisition is intended to be accounted for using the purchase method of accounting and is expected to close during April 2000.

     LifeLink Corporation

     On March 24, 2000, the Company acquired the assets related to LifeLink Corporation, an illustration software company which provides life insurance quoting services. The purchase price of $8.9 million consisted of secured promissory notes totaling $6 million, payable with accrued interest at 7%, due upon the successful completion of this IPO or one year from the date of issuance, subject to certain contingencies, and 333,333 shares of the Company's common stock. The Company will place $2.0 million in escrow for a period of 12 to 18 months to satisfy potential indemnification claims. The acquisition will be accounted for using the purchase method of accounting and the purchase price will be allocated to the acquired tangible and intangible assets based upon their fair values on the date of acquisition based upon an independent third-party valuation.

12. SUBSEQUENT EVENTS (UNAUDITED)

  SERIES E PREFERRED STOCK

     In March 2000, the Company's Board of Directors authorized 500,000 and the Company issued 300,000 shares of Series E preferred stock in a private placement at a purchase price of $100.00 per share to certain existing stockholders of the Company and one new investor. The Series E preferred stock is convertible into shares of the Company's common stock upon the earlier of the closing of an IPO, a private financing, acquisition of the Company, agreement of the Company and holders representing two-thirds of the outstanding shares of the Series E preferred stock or 18 months after the issuance date. Depending on the event which causes the conversion, the Series E preferred stock will convert into common stock at a conversion rate based on the IPO price per share of common stock, the per share price in the private financing, $15.00 per share in the event of an acquisition of the Company, or the fair market value of a share of common stock 18 months after the issuance date, in each case less a discount of one-half of one percent per month such preferred stock has been outstanding. If, prior to the occurrence of any of the specified events or 18 months, the Company and the holders of the Series E preferred stock agree to convert the Series E preferred stock into common stock, the conversion rate is based on the fair market value of a share of the common stock on the date of conversion.

                               CHANNELPOINT, INC.

  INITIAL PUBLIC OFFERING

     On March 27, 2000, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission that would permit the Company to sell shares of the Company's common stock in connection with a proposed IPO.

                               CHANNELPOINT, INC.

        PRO FORMA UNAUDITED CONSOLIDATED CONDENSED FINANCIAL INFORMATION

OVERVIEW

     Pursuant to the February 1, 2000 merger agreement between ChannelPoint, Inc. ("ChannelPoint") and InsurQuote Systems, Inc. ("InsurQuote"), ChannelPoint will acquire all of the outstanding common stock of InsurQuote. Upon completion of the acquisition, the existing InsurQuote stockholders will own approximately 22.5% of the outstanding common stock of the combined company as of December 31, 1999 based on each Company's respective capitalization on such date subject to certain adjustments. The acquisition will be accounted for using the purchase method of accounting, and accordingly, the purchase price will be allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their fair values on the acquisition date based on an appraisal performed by an independent third party. The allocation is preliminary and is subject to adjustment upon finalization of the purchase accounting.

     The total purchase price of approximately $140.4 million is based upon the 22.5% of outstanding common stock of the combined company and includes an estimated 14,590,840 shares and stock options and warrants to purchase an aggregate of 996,294 shares of ChannelPoint's common stock, subject to certain adjustments, with an estimated fair value of approximately $136.3 million and acquisition related expenses of approximately $4.1 million. Acquired intangible assets include $122.7 million of goodwill, the customer list of $3.2 million, purchased software and technology of $2.7 million and assembled workforce of $14.9 million and non-compete agreements of $2.9 million. The acquired intangible assets will be amortized over their estimated useful lives of two to four years. The Company also assumed net liabilities of $7.3 million.

     Approximately $1.3 million of the purchase price will be allocated to the acquired in-process research and development efforts. The in-process research and development efforts relate to the development of software which had not progressed to a stage where they met technological feasibility.

     The following unaudited pro forma combined condensed balance sheet as of December 31, 1999 combines ChannelPoint's December 31, 1999 balance sheet with InsurQuote's December 31, 1999 balance sheet as if the acquisition had been consummated on that date. The unaudited pro forma combined condensed statement of operations gives effect to the pending acquisition as if it had occurred on January 1, 1999. This statement combines the ChannelPoint results of operations with the results of operations of InsurQuote for the year ended December 31, 1999.

     The unaudited pro forma combined condensed information is presented for illustrative purposes only and is not necessarily indicative of the financial position or operating results that would have actually occurred if the acquisition had been consummated as of the dates indicated, nor is it necessarily indicative of future financial position or operating results. The pro forma adjustments are based on the information currently available at the date of this Prospectus and are subject to change based upon completion of the transaction and final purchase price allocation, including determination of the fair value of the ChannelPoint shares issued in the acquisition.

     The unaudited pro forma consolidated condensed financial statements presented herein should be read in conjunction with the historical audited financial statements of ChannelPoint and InsurQuote included elsewhere in this Prospectus.

                               CHANNELPOINT, INC.

            PRO FORMA UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEET
                            AS OF DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                     ASSETS

                                                                         PRO FORMA          PRO FORMA
                                            CHANNELPOINT   INSURQUOTE   ADJUSTMENTS         COMBINED
                                            ------------   ----------   -----------         ---------
Current assets:
  Cash and cash equivalents...............    $ 10,693      $  3,276     $     --           $ 13,969
  Short-term investments..................      15,335            --           --             15,335
  Accounts receivable, net................      10,050         1,845           --             11,895
  Other receivable -- related party.......       1,389            --           --              1,389
  Capitalized contract costs..............       2,582            --           --              2,582
  Prepaid expenses and other current
     assets...............................         484           283           --                767
                                              --------      --------     --------           --------
          Total current assets............      40,533         5,404           --             45,937
Property and equipment, net...............       9,856         4,212           --             14,068
Intangible assets, net....................      23,794           158      146,432 (A)        170,384
Other assets..............................         341            --           --                341
                                              --------      --------     --------           --------
          Total assets....................    $ 74,524      $  9,774     $146,432           $230,730
                                              ========      ========     ========           ========

                           LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Current portion of long-term debt and
     capital lease obligations............    $  1,283      $    256     $     --           $  1,539
  Accounts payable and accrued
     liabilities..........................      10,239         3,213        4,060 (A)         17,512
  Deferred revenue........................       6,430         3,051           --              9,481
                                              --------      --------     --------           --------
          Total current liabilities.......      17,952         6,520        4,060             28,532
Long-term debt and capital lease
  obligations.............................         131         9,007           --              9,138
Other liabilities.........................          --         1,553           --              1,553
Deferred revenue..........................      23,489            --           --             23,489
Mandatorily redeemable preferred stock....          --         5,000       (5,000)(B)             --
Stockholders' equity:
  Preferred stock.........................          14        27,473      (27,473)(B)             14
  Common stock............................          17         1,741       (1,726)(A)(B)          32
  Additional paid-in capital..............     110,263           123      136,228 (A)(B)     246,614
  Deferred compensation...................      (5,184)           --           --             (5,184)
  Accumulated deficit.....................     (72,158)      (41,643)      40,343 (A)(B)     (73,458)
                                              --------      --------     --------           --------
          Total stockholders' equity
            (deficit).....................      32,952       (12,306)     147,372            168,018
                                              --------      --------     --------           --------
          Total liabilities and
            stockholders' equity..........    $ 74,524      $  9,774     $146,432           $230,730
                                              ========      ========     ========           ========

See accompanying Notes to Pro Forma Consolidated Condensed Financial Information

                               CHANNELPOINT, INC.

       PRO FORMA UNAUDITED CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                          PRO FORMA       PRO FORMA
                                             CHANNELPOINT   INSURQUOTE   ADJUSTMENTS      COMBINED
                                             ------------   ----------   -----------     -----------
Revenue....................................  $     5,498     $ 10,533     $     --       $    16,031
                                             -----------     --------     --------       -----------
Costs and expenses:
  Cost of revenue..........................       12,159        3,830        9,785(E)         25,774
  Product development......................       18,212        3,542           --            21,754
  Selling and marketing....................       19,884       21,759      (18,583)(E)        23,060
  General and administrative...............        8,595           --        8,798(E)         17,393
  Amortization of assets acquired..........           --           --       38,270(C)         38,270
                                             -----------     --------     --------       -----------
          Total operating expenses.........       58,850       29,131       38,270           126,251
                                             -----------     --------     --------       -----------
Loss from operations.......................      (53,352)     (18,598)     (38,270)         (110,220)
Interest and other income, net.............        1,001         (269)          --               732
                                             -----------     --------     --------       -----------
Net loss...................................      (52,351)     (18,867)     (38,270)         (109,488)
Preferred stock dividend...................           --         (996)         996(D)             --
                                             -----------     --------     --------       -----------
Net loss applicable to common
  shareholders.............................  $   (52,351)    $(19,863)    $(37,274)      $  (109,488)
                                             ===========     ========     ========       ===========
Basic and diluted net loss per common
  share....................................  $     (4.60)                                $     (4.22)
                                             ===========                                 ===========
Weighted average common shares outstanding
  used in computing basic and diluted net
  loss per common share....................       11,378                                      25,969
                                             ===========                                 ===========
Pro forma basic and diluted net loss per
  common share (unaudited).................  $     (1.55)                                $     (2.26)
                                             ===========                                 ===========
Weighted average common shares outstanding
  used in computing pro forma basic and
  diluted net loss per common share
  (unaudited)..............................       33,831                                      48,422
                                             ===========                                 ===========

      See accompanying Notes to Pro Forma Consolidated Condensed Financial
                                  Information.

                               CHANNELPOINT, INC.

              NOTES TO PRO FORMA UNAUDITED CONSOLIDATED CONDENSED
                             FINANCIAL INFORMATION
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)

     The total purchase price of InsurQuote reflects the issuance of an estimated 14,590,840 shares of ChannelPoint's common stock and the assumption of options and warrants to purchase approximately 996,294 shares of the Company's common stock. The total estimated purchase price was $140.4 million, including $4.1 million of direct acquisition expenses.

     The valuation of ChannelPoint's common stock is based on valuations prepared in connection with the proposed initial public offering. The valuation of options and warrants assumed by ChannelPoint is based upon the Black-Scholes valuation model with the following assumptions:

Risk-free interest rate....................................   6%
Expected life of the options...............................   4 years
Volatility.................................................   80%
Dividend yield.............................................   --

     The total purchase price of the InsurQuote acquisition has been allocated to acquired assets based on estimates of their fair value. The following table presents the allocation of the purchase price (in thousands):

Acquired in-process research and development..............  $  1,300
Goodwill..................................................   122,732
Customer list.............................................     3,200
Technology................................................     2,700
Assembled workforce.......................................    14,900
Non-compete agreements....................................     2,900
Net fair value of tangible assets acquired and liabilities
  assumed.................................................    (7,306)
                                                            --------
                                                            $140,426
                                                            ========

     The amount of purchase price allocated to InsurQuote's in-process research and development will be expensed upon consummation of the merger as the underlying technology has not reached technological feasibility and, in the opinion of management, has no alternative future use. This amount has not been reflected in the accompanying pro forma statement of operations as a nonrecurring charge, but has been reflected as an adjustment to accumulated deficit in the accompanying pro forma balance sheet.

     The adjustments to the pro forma consolidated balance sheet as of December 31, 1999 are as follows:

          (A) To reflect goodwill and other intangibles of approximately $146.4 million resulting from the acquisition of InsurQuote and to reflect the purchase price paid as follows: issuance of ChannelPoint common stock, options and warrants valued at approximately $136.3 million and acquisition related expenses payable of approximately $4.1 million.

          (B) To eliminate the historical equity of InsurQuote.

     The adjustments to the pro forma combined condensed statements of operations for the year ended December 31, 1999 assume the acquisition occurred as of January 1, 1999 and are as follows:

          (C) To reflect the amortization of approximately $38.3 million of estimated goodwill, with a four year life, and other intangibles resulting from the acquisition. The intangible assets will be amortized ratably over an estimated useful life of two to four years.

          (D) To reflect the elimination of dividends on the preferred stock issued by InsurQuote which were exchanged for ChannelPoint common stock.

          (E) To reflect the reclassification of certain InsurQuote expenses to conform to Channelpoint's presentation.

                            INSURQUOTE SYSTEMS, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS
                      YEARS ENDED JUNE 30, 1999 AND 1998,
                       ELEVEN MONTHS ENDED JUNE 30, 1997
                AND SIX MONTHS ENDED DECEMBER 31, 1999 AND 1998

                                    CONTENTS

Report of Independent Auditors..............................  F-27
Consolidated Financial Statements
Consolidated Balance Sheets.................................  F-28
Consolidated Statements of Operations.......................  F-29
Consolidated Statements of Shareholders' Equity (Deficit)...  F-30
Consolidated Statements of Cash Flows.......................  F-31
Notes to Consolidated Financial Statements..................  F-32

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
InsurQuote Systems, Inc.

     We have audited the accompanying consolidated balance sheets of InsurQuote Systems, Inc. and subsidiary (the Company) as of June 30, 1998 and 1999 and December 31, 1999, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the eleven months ended June 30, 1997, the years ended June 30, 1998 and 1999 and the six months ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of InsurQuote Systems, Inc. and subsidiary at June 30, 1998 and 1999 and December 31, 1999, and the consolidated results of their operations and their cash flows for the eleven months ended June 30, 1997, the years ended June 30, 1998 and 1999 and the six months ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred losses since inception, has limited access to additional resources, and its continued existence is dependent upon its ability to obtain additional financing. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in
Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

January 20, 2000, except for
  Note 12, as to which the date is
  February 1, 2000

                            INSURQUOTE SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                        JUNE 30
                                                              ---------------------------   DECEMBER 31
                                                                  1998           1999           1999
                                                              ------------   ------------   ------------
Current assets:
  Cash and cash equivalents.................................  $  8,032,178   $ 11,539,387   $  3,275,848
  Accounts receivable, less allowance of $248,775, $313,893
    and $297,930, respectively..............................       903,426        919,756      1,845,356
  Other.....................................................        68,920        335,835        282,671
                                                              ------------   ------------   ------------
         Total current assets...............................     9,004,524     12,794,978      5,403,875
Equipment:
  Office equipment..........................................       392,744      1,083,125      1,127,752
  Computer equipment........................................     1,775,673      3,802,446      4,679,842
  Leasehold improvements....................................       164,189        328,754        400,661
                                                              ------------   ------------   ------------
                                                                 2,332,606      5,214,325      6,208,255
  Accumulated depreciation..................................      (665,946)    (1,307,013)    (1,995,592)
                                                              ------------   ------------   ------------
                                                                 1,666,660      3,907,312      4,212,663
Other assets, net of accumulated amortization of $1,543,191,
  $3,761,102 and $4,687,322, respectively...................     3,587,823      1,283,244        158,333
                                                              ------------   ------------   ------------
         Total assets.......................................  $ 14,259,007   $ 17,985,534   $  9,774,871
                                                              ============   ============   ============

                                 LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities:
  Accounts payable..........................................  $    852,748   $    821,204   $    281,066
  Accrued liabilities.......................................     1,962,563      2,270,210      2,932,233
  Current portion of notes payable to related parties.......            --        200,000        200,000
  Current portion of notes payable and capital lease
    obligation..............................................       229,229         59,003         55,923
  Deferred revenue..........................................     1,524,886      2,175,216      3,051,303
                                                              ------------   ------------   ------------
         Total current liabilities..........................     4,569,426      5,525,633      6,520,525
Notes payable to related parties, less current portion......     9,100,000      8,900,000      8,900,000
Capital lease obligation, less current portion..............            --        137,282        107,099
Other accrued liabilities...................................       366,759        981,341      1,553,120
Series C redeemable convertible preferred stock; no par
  value; 145,414 shares authorized, issued and
  outstanding...............................................     5,000,000      5,000,000      5,000,000
Shareholders' deficit:
  Series A convertible preferred stock; no par value;
    167,399 shares authorized, 103,500 and 119,475 shares
    issued and outstanding at June 30, 1998 and 1999 and at
    December 31, 1999, respectively.........................       279,000        279,000        329,002
  Series B convertible preferred stock; no par value;
    705,089 shares authorized; 603,164 shares issued and
    outstanding.............................................     2,773,994      2,773,994      2,773,994
  Series D convertible preferred stock; no par value;
    320,203 shares authorized, issued and outstanding.......     4,469,886      4,469,886      4,469,886
  Series F convertible preferred stock; no par value;
    426,856 shares authorized, issued and outstanding.......            --     19,900,000     19,900,000
  Common stock; no par value; 7,000,000 shares authorized;
    970,844, 1,121,309 and 1,122,862 issued and outstanding
    at June 30, 1998 and 1999 and December 31, 1999,
    respectively............................................     1,717,762      1,737,285      1,741,017
  Additional paid-in-capital................................            --        125,000        123,000
  Accumulated deficit.......................................   (14,015,820)   (31,841,887)   (41,642,772)
  Treasury stock, 371 shares................................        (2,000)        (2,000)            --
                                                              ------------   ------------   ------------
         Total shareholders' deficit........................    (4,777,178)    (2,558,722)   (12,305,873)
                                                              ------------   ------------   ------------
         Total liabilities and shareholders' deficit........  $ 14,259,007   $ 17,985,534   $  9,774,871
                                                              ============   ============   ============

                            See accompanying notes.

                            INSURQUOTE SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                   SIX MONTHS ENDED
                                  ELEVEN MONTHS       YEAR ENDED JUNE 30              DECEMBER 31
                                  ENDED JUNE 30   --------------------------   -------------------------
                                      1997           1998           1999          1998          1999
                                  -------------   -----------   ------------   -----------   -----------
                                                                               (UNAUDITED)
Net sales.......................   $ 3,499,786    $11,907,974   $  9,918,518   $ 4,658,961   $ 5,273,696
Operating Expenses
  Cost of sales.................     2,783,233      1,673,760      3,045,402       975,491     2,106,970
  Selling, general and
     administrative expenses....     2,119,431     16,275,983     20,487,057     9,703,064    10,628,091
  Research and development......     1,056,125      2,077,394      3,149,276     1,500,388     1,892,903
                                   -----------    -----------   ------------   -----------   -----------
Loss from operations............    (2,459,003)    (8,119,163)   (16,763,217)   (7,519,982)   (9,354,268)
Other income (expense):
  Interest expense..............      (352,575)      (909,960)      (879,503)     (349,332)     (357,483)
  Interest income...............        45,640        226,633        315,310       136,841       194,918
  Other.........................            --             --             --            --       337,642
                                   -----------    -----------   ------------   -----------   -----------
Net loss........................    (2,765,938)    (8,802,490)   (17,327,410)   (7,732,473)   (9,179,191)
Preferred stock dividend........            --        (96,700)      (498,657)     (124,330)     (621,694)
                                   -----------    -----------   ------------   -----------   -----------
Net loss applicable to common
  shareholders..................   $(2,765,938)   $(8,899,190)  $(17,826,067)  $(7,856,803)  $(9,800,885)
                                   ===========    ===========   ============   ===========   ===========

                            See accompanying notes.

                            INSURQUOTE SYSTEMS, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                     PREFERRED STOCK            COMMON STOCK        ADDITIONAL                   TREASURY STOCK
                                 -----------------------   ----------------------    PAID-IN-    ACCUMULATED    ----------------
                                  SHARES       AMOUNT       SHARES       AMOUNT      CAPITAL       DEFICIT      SHARES   AMOUNT
                                 ---------   -----------   ---------   ----------   ----------   ------------   ------   -------
BALANCE AT JULY 31, 1996.......    706,664   $ 3,052,994     600,000   $  146,020                $ (2,350,692)
  Net loss.....................                                                                    (2,765,938)
                                 ---------   -----------   ---------   ----------    --------    ------------    ----    -------
BALANCE AT JUNE 30, 1997.......    706,664     3,052,994     600,000      146,020                  (5,116,630)
  Issuance of Common Stock for
     the purchase of certain
     assets of ACP.............                               37,094       71,962
  Issuance of Series D,
     convertible preferred
     stock.....................    320,203     4,469,886
  Issuance of Common Stock,
     (net of issuance costs of
     $130,334).................                              333,750    1,499,780
  Repurchase of shares.........                                                                                  (371)   $(2,000)
  Preferred stock dividend.....                                                                       (96,700)
  Net Loss.....................                                                                    (8,802,490)
                                 ---------   -----------   ---------   ----------    --------    ------------    ----    -------
BALANCE AT JUNE 30, 1998.......  1,026,867     7,522,880     970,844    1,717,762                 (14,015,820)   (371)    (2,000)
  Exercise of stock options and
     other.....................                              150,465       19,523
  Issuance of Series F,
     convertible preferred
     Stock, (net of issuance
     costs of $100,000)........    426,856    19,900,000
  Issuance of warrants with
     notes payable.............                                                      $125,000
  Preferred stock dividend.....                                                                      (498,657)
  Net Loss.....................                                                                   (17,327,410)
                                 ---------   -----------   ---------   ----------    --------    ------------    ----    -------
BALANCE AT JUNE 30, 1999.......  1,453,723    27,422,880   1,121,309    1,737,285     125,000     (31,841,887)   (371)    (2,000)
  Exercise of stock options....                                1,924        3,732
  Exercise of preferred stock
     warrant...................     15,975        50,002
  Retirement of treasury
     stock.....................                                 (371)                  (2,000)                    371      2,000
  Preferred stock dividend.....                                                                      (621,694)
  Net Loss.....................                                                                    (9,179,191)
                                 ---------   -----------   ---------   ----------    --------    ------------    ----    -------
BALANCE AT DECEMBER 31, 1999...  1,469,698   $27,472,882   1,122,862   $1,741,017    $123,000    $(41,642,772)     --    $    --
                                 =========   ===========   =========   ==========    ========    ============    ====    =======


                                    TOTAL
                                 ------------
BALANCE AT JULY 31, 1996.......  $    848,322
  Net loss.....................    (2,765,938)
                                 ------------
BALANCE AT JUNE 30, 1997.......    (1,917,616)
  Issuance of Common Stock for
     the purchase of certain
     assets of ACP.............        71,962
  Issuance of Series D,
     convertible preferred
     stock.....................     4,469,886
  Issuance of Common Stock,
     (net of issuance costs of
     $130,334).................     1,499,780
  Repurchase of shares.........        (2,000)
  Preferred stock dividend.....       (96,700)
  Net Loss.....................    (8,802,490)
                                 ------------
BALANCE AT JUNE 30, 1998.......    (4,777,178)
  Exercise of stock options and
     other.....................        19,523
  Issuance of Series F,
     convertible preferred
     Stock, (net of issuance
     costs of $100,000)........    19,900,000
  Issuance of warrants with
     notes payable.............       125,000
  Preferred stock dividend.....      (498,657)
  Net Loss.....................   (17,327,410)
                                 ------------
BALANCE AT JUNE 30, 1999.......    (2,558,722)
  Exercise of stock options....         3,732
  Exercise of preferred stock
     warrant...................        50,002
  Retirement of treasury
     stock.....................            --
  Preferred stock dividend.....      (621,694)
  Net Loss.....................    (9,179,191)
                                 ------------
BALANCE AT DECEMBER 31, 1999...  $(12,305,873)
                                 ============

                            See accompanying notes.

                            INSURQUOTE SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                        SIX MONTHS ENDED
                                                      ELEVEN MONTHS       YEAR ENDED JUNE 30              DECEMBER 31
                                                      ENDED JUNE 30   --------------------------   --------------------------
                                                          1997           1998           1999           1998          1999
                                                      -------------   -----------   ------------   ------------   -----------
                                                                                                   (UNAUDITED)
OPERATING ACTIVITIES
Net loss............................................   $(2,765,938)   $(8,802,490)  $(17,327,410)  $(7,732,473)   $(9,179,191)
Adjustments to reconcile net loss to net cash used
  in operating activities:
  Depreciation......................................       142,553        392,597        818,927       299,875        655,620
  Amortization......................................       295,821      1,247,370      2,217,911     1,006,145      1,124,911
  Loss from disposal of assets......................            --             --         23,258            --             --
  Interest expense on warrants......................            --             --        125,000            --             --
  Impairment of intangible assets...................            --        980,000             --            --             --
  Changes in operating assets and liabilities:
    Accounts receivable.............................       489,616        437,179        (16,330)     (726,785)      (925,600)
    Other assets....................................       225,310        (90,260)      (180,247)      154,189         53,164
    Accounts payable and accrued liabilities........       356,906        989,119        392,028      (245,748)        71,970
    Deferred revenue................................      (366,348)       248,297        650,330     1,138,626        876,087
                                                       -----------    -----------   ------------   -----------    -----------
Net cash used in operating activities...............    (1,622,080)    (4,598,188)   (13,296,533)   (6,106,171)    (7,323,039)
INVESTING ACTIVITIES
Purchases of property and equipment.................      (313,598)      (889,173)    (2,886,552)     (983,947)      (994,234)
Acquisitions, net of working capital acquired.......    (2,501,000)      (512,661)            --            --             --
                                                       -----------    -----------   ------------   -----------    -----------
Net cash used in investing activities...............    (2,814,598)    (1,401,834)    (2,886,552)     (983,947)      (994,234)
FINANCING ACTIVITIES
Proceeds from notes payable to related parties......     6,500,000      8,900,000      3,000,000            --             --
Principal payments on notes payable to related
  parties...........................................        (4,291)    (6,519,539)    (3,000,000)           --             --
Principal payments on notes payable.................       (35,521)    (2,243,518)            --            --             --
Payments on debt....................................            --             --       (229,229)     (229,229)            --
Net proceeds from issuance of common stock..........            --      1,499,780             --            --             --
Proceeds from exercise of stock options.............            --             --         19,523            --          3,732
Proceeds from issuance of redeemable convertible
  preferred stock...................................            --      5,000,000             --            --             --
Proceeds from issuance of convertible preferred
  stock.............................................            --      4,469,886     19,900,000            --             --
Proceeds from exercise of preferred stock warrant...            --             --             --            --         50,002
Purchase of treasury stock..........................            --         (2,000)            --            --             --
Other...............................................        83,308         (3,698)            --            --             --
                                                       -----------    -----------   ------------   -----------    -----------
Net cash provided by financing activities...........     6,543,496     11,100,911     19,690,294      (229,229)        53,734
                                                       -----------    -----------   ------------   -----------    -----------
Net increase (decrease) in cash and cash
  equivalents.......................................     2,106,818      5,100,889      3,507,209    (7,319,347)    (8,263,539)
Cash and cash equivalents at beginning of year......       824,471      2,931,289      8,032,178     8,032,178     11,539,387
                                                       -----------    -----------   ------------   -----------    -----------
Cash and cash equivalents at end of year............   $ 2,931,289    $ 8,032,178   $ 11,539,387   $   712,831    $ 3,275,848
                                                       ===========    ===========   ============   ===========    ===========

                            See accompanying notes.

                            INSURQUOTE SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

1. ACCOUNTING POLICIES

  DESCRIPTION OF BUSINESS

     InsurQuote Systems, Inc. (the Company) commenced operations in 1989 and is engaged in the business of developing, selling and maintaining software used by independent insurance agents and companies to price and rate insurance coverage offered by certain insurance companies. In July 1997, the Company acquired certain assets of Automated Call Processing (ACP), a company principally engaged in the business of providing automobile pricing and insurance information.

     During 1997, the Company changed its fiscal year end from July 31 to June
30. Accordingly, the statements of operations, cash flows and shareholders' equity (deficit) for fiscal 1997 reflect results of operations and cash flows for the eleven months ended June 30, 1997. All references to the year ended June 30, 1997 in the footnotes reflect the eleven month period then ended.

     As discussed in Note 12, the Company has entered into a definitive agreement to be acquired by ChannelPoint, Inc. In connection with ChannelPoint's registration statement on Form S-1 to be filed with the Securities and Exchange Commission and because ChannelPoint, Inc. has a December 31 year end, the six month interim periods ended December 31, 1999 and 1998 have been included herein with the Company's audited financial statements.

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiary Insurance Automation Systems, Inc.
(IAS). All intercompany accounts and transactions have been eliminated in consolidation.

  INTERIM FINANCIAL INFORMATION

     The financial statements for the six months ended December 31, 1998 and related notes are unaudited but include all adjustments (consisting solely of normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the financial position and results of operations for the interim periods. The results of operations for the six-month periods ended December 31, 1998 and 1999 are not necessarily indicative of the operating results to be expected for the full year.

  CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash, cash equivalents and accounts receivable. Risks associated with cash and cash equivalents are mitigated by banking with creditworthy institutions.

     The Company grants credit to substantially all of its customers without requiring collateral. The Company has established provisions for potential credit losses that are expected to be incurred.

  MAJOR CUSTOMER

     The Company had no net sales greater than 10% to one customer for the year ended June 30, 1999 and six months ended December 31, 1999 and net sales to one customer of 22% and 11% of consolidated net sales for the year ended June 30, 1998 and 1997, respectively.

  CASH AND CASH EQUIVALENTS

     The Company considers highly liquid investments with original maturities of three months or less to be cash equivalents.

                            INSURQUOTE SYSTEMS, INC.

  EQUIPMENT

     Equipment is stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, generally three to five years. Leasehold improvements are depreciated using the straight-line method over the shorter of the estimated useful lives of the assets or the remaining lives of the related leases.

  OTHER ASSETS

     Other current assets include prepaid assets and deposits. Other long-term assets are comprised primarily of purchased intangibles including contracts, software and copyrights, goodwill and the value assigned to non-compete agreements acquired in connection with the purchase of IAS and ACP (see Notes 3 and 4). Software and copyrights of approximately $4.2 million and goodwill are being amortized over a three year period based on the estimated useful life of the technology. The value assigned to the non-compete agreements is being amortized over three years, the term of the agreements. The value assigned to contracts acquired is being amortized over the life of the contracts, which range from one to three and a half years.

  STOCK BASED COMPENSATION

     The Company has elected to account for stock based compensation arrangements under the provisions of Accounting Principles Board No. 25, Accounting for Stock Issued to Employees, rather than adopting the alternative fair value accounting provided under Statement of Financial Accounting Standard ("SFAS") No. 123, Accounting for Stock based Compensation.

  REVENUE RECOGNITION

     The Company recognizes revenue primarily from software licensing, maintenance and related services. Revenue from software license fees is recognized when the software is delivered, there are no uncertainties surrounding product acceptance, the fees are fixed and determinable, and collection is considered probable. Revenue from services and support is recognized at the time the services and support are rendered. Revenue from maintenance contracts and service agreements, which are typically pre-paid, is deferred when received and recognized ratably over the term of the contract or agreement.

  INCOME TAXES

     The Company uses an asset and liability method of accounting for income taxes. The provision for income taxes is based on income or loss for financial reporting purposes as required by SFAS No. 109, Accounting for Income Taxes.

  ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and revenues and expenses. Actual results could differ from the estimates and assumptions used.

  SOFTWARE DEVELOPMENT COSTS

     Software development costs have been accounted for in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Under the standard, capitalization of software development costs begins upon the establishment of technological feasibility which, for the Company, is upon completion of a working model. To date, all such amounts have been insignificant prior to

                            INSURQUOTE SYSTEMS, INC.

general release of the software. Accordingly, the Company has charged all software development costs to expenses.

  RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133"). SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000. To date, the Company has not entered into any derivative financial instruments or hedging activities.

     In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 provides specific guidance, among other things, as to the recognition of revenue related to up-front non-refundable fees and service charges received in connection with a contractual arrangement. We do not anticipate that the adoption of SAB 101 will have a material impact on our financial condition or results of operations.

  RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred.

  RECLASSIFICATIONS

     Certain prior year amounts have been reclassed to conform with the current year presentation.

2. GOING CONCERN

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has an accumulated deficit of $41,642,772, $31,841,887 and $14,015,820 at December 31, 1999, June 30, 1999
and June 30, 1998, respectively, including a net loss of $9,179,191 for the six months ended December 31, 1999, $17,327,410 in fiscal 1999 and $8,802,490 in fiscal 1998. The Company also has limited immediate access to additional capital resources. Therefore, the Company's continued existence is dependent upon its ability to obtain additional financing. Management intends to seek additional financing to fund continuing operations until such time as the Company is able to generate cash flows from sales sufficient to fund its operations.

3. ACQUISITIONS

     On March 7, 1997, the Company completed the purchase of substantially all the assets of IAS. Accordingly, the results of operations of IAS have been included in the Company's financial statements since the date of acquisition. IAS is engaged in the business of designing, developing and selling comparative rating software. The aggregate purchase price was approximately $5.1 million consisting of $2.5 million paid at closing, the issuance of a $1.8 million one year promissory note to the seller with the remaining balance comprised of liabilities assumed by the Company. The promissory note carried an interest of 9% with interest and principal due on March 7, 1998, and was secured by substantially all of the assets of IAS. The note was paid during 1998.

     On July 1, 1997, the Company purchased certain assets of Automated Call Processing, a company engaged in the business of providing automobile pricing and insurance information. The aggregate purchase price of approximately $2.2 million consisted of $512,661 in cash, the issuance of a $750,000 promissory note and 37,094 shares of common stock of the Company to the seller, with the remaining balance comprised of liabilities assumed by the Company.

                            INSURQUOTE SYSTEMS, INC.

4. OTHER ASSETS

     Other assets relate primarily to intangible assets acquired in the purchase of IAS and ACP and are comprised of the following:

                                                         JUNE 30
                                                -------------------------   DECEMBER 31
                                                   1998          1999          1999
                                                -----------   -----------   -----------
Software and copyrights.......................  $ 4,170,655   $ 4,170,655   $ 4,170,655
Goodwill, contract rights and other assets....      960,359       873,691       675,000
                                                -----------   -----------   -----------
                                                  5,131,014     5,044,346     4,845,655
Accumulated amortization......................   (1,543,191)   (3,761,102)   (4,687,322)
                                                -----------   -----------   -----------
                                                $ 3,587,823   $ 1,283,244   $   158,333
                                                ===========   ===========   ===========

     Accumulated amortization for software and copyrights was approximately $1.1 million and $3.15 million at June 30, 1998 and 1999, respectively.

     During fiscal year 1998 certain intangible assets purchased in conjunction with the acquisition of ACP became impaired when a customer failed to renew contracts which would have provided the Company with a future revenue stream. As a result, the accompanying 1998 financial statements reflect a charge to selling, general and administrative expenses of $980,000 to adjust the value of the intangible assets to their estimated fair values based on a discounted cash flow projection of expected future revenues from remaining contracts with the customer. Revenue and expenses associated with the impairment represented approximately 27% of 1998 net sales and 10% of 1998 total operating expenses.

5. NOTES PAYABLE

     Notes payable to related parties represent amounts that are payable to certain stockholders and directors of the Company and consisted of the following:

                                                           JUNE 30
                                                   -----------------------   DECEMBER 31
                                                      1998         1999         1999
                                                   ----------   ----------   -----------
Unsecured note payable, interest at 10.5%,
  interest payable monthly, principal due in full
     on
  June 6, 2000...................................  $  100,000   $  100,000   $  100,000
Unsecured note payable, interest at 10.5%,
  interest payable monthly, principal due in full
  on March 28, 2000..............................     100,000      100,000      100,000
Unsecured subordinated note payable, interest at
  7.5%, interest payable quarterly, principal due
  in full on February 10, 2003...................   8,900,000    8,900,000    8,900,000
                                                   ----------   ----------   ----------
                                                    9,100,000    9,100,000    9,100,000
Less current portion.............................          --     (200,000)    (200,000)
                                                   ----------   ----------   ----------
                                                   $9,100,000   $8,900,000   $8,900,000
                                                   ==========   ==========   ==========

     In January 1999, the Company borrowed $3,000,000 from a board member. The note carried an interest rate of 12% and included a detachable warrant to purchase 9,604 shares of Series B preferred stock with an exercise price of $37.48 per share. The note was repaid in March 1999. As of December 31, 1999, the warrant remained outstanding.

                            INSURQUOTE SYSTEMS, INC.

     Maturities of notes payable and notes payable to related parties for each of the next five fiscal years ended December 31 and thereafter are as follows:

2000....................................................   $  200,000
2001....................................................           --
2002....................................................           --
2003....................................................    8,900,000
2004 and thereafter.....................................           --
                                                           ----------
                                                           $9,100,000
                                                           ==========

     The Company paid approximately $235,000, $950,000, $881,000, and $334,000 in cash for interest for the eleven months ended June 30, 1997, years ended June 30, 1998 and 1999, and six months ended December 31, 1999, respectively.

6. INCOME TAXES

     As of December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $35,187,000 and $34,089,000, respectively. The Company also had federal research and development tax credit carryforwards of approximately $592,000. The net operating loss and credit carryforwards will expire at various dates beginning in 2005 through 2019, if not utilized.

     Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

     As of December 31, 1999, the Company had deferred tax assets of approximately $15,310,000 and deferred tax liabilities of approximately $4,000. As of June 30, 1999 and 1998, the Company had deferred tax assets of approximately $11,641,000 and $5,371,000, respectively, and deferred tax liabilities of approximately $8,000 and $16,000, respectively. The net deferred tax assets have been fully offset by a valuation allowance. The net valuation allowance was increased by $3,673,000 during the six months ended December 31, 1999 and $6,278,000 for the year ended June 30, 1999. Deferred tax assets relate primarily to: 1) net operating loss carryforwards; 2) research credits; and 3) use of extended tax amortization periods for intangible assets.

7. COMMITMENTS

     The Company has various operating and capital lease commitments. As of December 31, 1999, future minimum lease payments under these commitments for each of the next five years and thereafter are as follows:

                                                              OPERATING    CAPITAL
                                                              ----------   --------
2000........................................................  $1,109,928   $ 70,219
2001........................................................     971,570     76,083
2002........................................................     498,450     35,033
2003........................................................     485,952      3,808
2004 and thereafter.........................................     200,436         --
                                                              ----------   --------
Total future minimum lease payments.........................  $3,266,336    185,143
                                                              ==========
Less amount representing interest...........................                (22,121)
                                                                           --------
                                                                            163,022
Less current portion........................................                (55,923)
                                                                           --------
Long-term capital lease obligation..........................               $107,099
                                                                           ========

                            INSURQUOTE SYSTEMS, INC.

     The operating lease agreements are subject to predetermined rate increases in accordance with the signed rental agreements. Rent expense under operating leases for eleven months ended June 30, 1997 and the years ended June 30, 1998 and 1999 was approximately $191,000, $618,000 and $888,000, respectively. Rent expense for the six months ended December 31, 1999 was approximately $520,000.

     Equipment under capital lease, net of accumulated depreciation of $45,000, $9,000 and $30,000, was approximately $135,000, $194,000 and $173,000 at June
30, 1998, June 30, 1999 and December 31, 1999, respectively.

8. SHAREHOLDERS' DEFICIT

  PREFERRED STOCK

     The Company has authorized 3,000,000 shares of preferred stock without par value, of which 167,399 shares have been designated as Series A, 705,089 shares have been designated as Series B, 145,414 shares have been designated as Series C, 320,203 shares have been designated as Series D, 100 shares have been designated as Series E, of which none have been issued, 426,856 shares have been designated as Series F, and 1,234,939 shares are undesignated as of December 31, 1999.

     The Series A, Series B, Series D and Series E preferred stock are non-cumulative voting shares that are entitled to receive an annual dividend at a rate of $0.2426, $0.4139, $0.8250 and $0.8065 per share, respectively. The Series F preferred stock is cumulative, voting and is entitled to receive an annual dividend at a rate of $2.3427 per share. Series C shareholders purchasing shares in the initial sale of these shares are entitled to an annual dividend rate of $1.7190 per share. Dividends on preferred stock Series A, B, D and E, are non-cumulative and are not payable unless declared. Dividends on Series C and F preferred stock are cumulative and are accrued quarterly from the date of issuance. The Company cannot make distributions nor declare dividends on its common stock unless and until dividends, including accrued but unpaid dividends on Series C preferred stock, are paid or declared and set apart, upon all shares of preferred stock. As of December 31, 1999, the Board has not declared any dividends payable on preferred or common stock.

  CONVERSION PRIVILEGES

     Each share of preferred stock is convertible at any time, at the option of the holder, into fully paid and nonassessable shares of common stock that is equal to the original issue price for such series divided by the conversion price. The conversion rate is subject to adjustment in a number of circumstances, including subsequent issuances of common stock. At December 31, 1999, June 30, 1999 and June 30, 1998 each share of preferred stock was convertible into one share of common stock.

     Each share of Series A and B preferred stock automatically will be converted into shares of common stock, based upon the current conversion rate, immediately upon the closing of a fully underwritten public offering under the Securities Act of 1933, as amended, that results in net proceeds to the Company of at least $20 million.

     Each share of Series D preferred automatically shall be converted into shares of common stock at the then-effective conversion rate, immediately prior to the consummation of the purchase of securities of the Company by the holder of the Series D preferred stock pursuant to the exercise of the option held by that investor to purchase additional stock of the Company.

     Each share of Series E preferred automatically shall be converted to common stock at the then-effective conversion rate, immediately prior to any sale, assignment, transfer, pledge, encumbrance or disposition of the Company to any person or entity other than the holder of the Series E preferred, its parent or majority-owned subsidiary.

                            INSURQUOTE SYSTEMS, INC.

     Each share of Series F preferred automatically shall be converted to common stock at the then-effective conversion rate upon a majority vote of the Series F holders or upon the closing of a fully underwritten public offering with an initial public offering per share of at least the Series F preferred conversion price plus accumulated but unpaid dividends on the Series F preferred.

  VOTING RIGHTS

     Series A and B preferred shareholders are entitled to vote on all matters with the common shareholders and are entitled to the number of votes equal to the number of common shares into which their preferred shares are convertible.

     Series C and D preferred shareholders are not entitled to vote such shares for the election of directors or on any other matter except (i) any amendment to the Articles of Incorporation that alters the rights, preferences or privileges of that series of preferred stock and (ii) following the closing of the exercise of the option described below, each holder of shares of Series C preferred shall be entitled to the number of votes equal to the number of common stock into which such shares of Series C preferred held by such holder of Series C preferred could then be converted.

     Series E and Series F preferred shareholders are entitled to vote on all matters with common shareholders and are entitled to a number of votes based on a calculation of Series E and Series F preferred outstanding and total common stock outstanding.

     Except as outlined above, preferred shareholders are entitled to vote on all matters with the common shareholders. Each share of common stock is entitled to one vote.

  OTHER RIGHTS

     In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, holders of preferred stock are entitled to payment in an amount equal to approximately $2.70 per share or $322,000, $4.60 per share or $2,774,000, $34.38 per share or $4,999,333, $13.96 per share or
$4,470,033, $10.00 per share and $46.85 per share or $20,000,000 for Series A,
Series B, Series C, Series D, Series E and Series F, respectively, plus all declared and unpaid dividends, or accrued but unpaid dividends for Series C and Series F preferred stock, before any payment will be made to common shareholders. If the assets to be distributed to the holders of preferred stock are insufficient, then the assets will be distributed ratably to the holders of the preferred stock.

     On the fifth anniversary of the issuance of Series C preferred stock, the Company is to redeem all outstanding shares of Series C preferred at a redemption price per share equal to the liquidation preferences together with accrued and unpaid dividends. In the event the Company anticipates a public offering and to the extent the Company has sufficient funds, the Company may elect to redeem any or all of the outstanding shares of Series C preferred stock.

     In March 1999, the Company entered into a securities purchase agreement with an investor wherein the Company received net proceeds of $19,900,000 in exchange for 426,856 shares of Series F preferred stock. Under the terms of this agreement, if any person acquires voting control or all or substantially all of the capital stock or assets of the Company, the investor may require the acquiring person to purchase the Series F preferred stock from the investor at a pre-determined price per share or the fair market value, whichever is greater.

     In February 1998, the Company entered into a securities purchase agreement with an investor wherein the Company received $20,000,000 in exchange for 145,414 shares of Series C preferred stock, 320,203 shares of Series D preferred stock, 333,750 shares of common stock and a promissory note for $8,900,000. Additionally, under the terms of the securities purchase agreement, at any time after July 1, 2000 and until as

                            INSURQUOTE SYSTEMS, INC.

late as July 1, 2010, under certain conditions, the investor has the option to purchase sufficient shares of the Company's common stock at the then fair market value to cause the investor to have at least a 51% voting interest in the Company. This right is terminated if not exercised prior to the closing of an initial public offering of the Company's common stock. If this right is exercised, Series E preferred stock carrying super voting rights will be issued to the investor. All classes of stock issued in this transaction are subject to certain anti-dilution provisions. The Company also issued a warrant to purchase 440,350 shares of common stock in connection with this agreement.

  STOCK OPTIONS

     The Company has an Employee Stock Option Plan (the Plan) for which 579,000 common shares have been reserved. The Plan allows grants of incentive options and nonqualified options to purchase common shares at a price that is not less than the fair market value on the date of grant. The option prices are determined by the Board of Directors. Generally, the options have a ten year life from the date of grant and vest pursuant to one of the following schedules:
1) year 5-40%; year 6-40%; year 7-20%, 2) 1/36th per month vests beginning one month after the grant date, 3) 25% vests on the first anniversary of the grant date and the remainder vests quarterly thereafter based on a four year vesting and 4) 1/12th per month vests beginning one month after the grant date.

     Pro forma information regarding net loss and loss per share has been determined as if the Company had accounted for its employee stock options under the fair market value method. The fair value of these options was estimated at the date of grant using a Minimum Value option pricing model with the following weighted average assumptions for fiscal years ended June 30, 1999 and 1998 and six months ended December 31, 1999, respectively; risk-free interest rate of approximately 6%, 6.1% and 6%; dividend yield of 0% and a weighted-average expected life of the option of 8 years.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting period. Because the effect of SFAS No. 123, Accounting for Stock Based Compensation is prospective, the initial impact on pro forma net income (loss) may not be representative of compensation expense in future years. The effect on the Company's pro forma results for each of the fiscal years ended June 30, 1999 and 1998 and six months ended December 31, 1999 was not material (<1% impact on net loss).

     A summary of stock option activity, and related information for the eleven months ended June 30, 1997, years ended June 30, 1998 and 1999 and six months ended December 31, 1999 follows:

                                    ELEVEN MONTHS
                                        ENDED                      YEAR ENDED JUNE 30                SIX MONTHS ENDED
                                       JUNE 30         ------------------------------------------       DECEMBER 31
                                        1997                  1998                   1999                  1999
                                 -------------------   -------------------   --------------------   -------------------
                                           WEIGHTED-             WEIGHTED-              WEIGHTED-             WEIGHTED-
                                            AVERAGE               AVERAGE                AVERAGE               AVERAGE
                                           EXERCISE              EXERCISE               EXERCISE              EXERCISE
                                 OPTIONS     PRICE     OPTIONS     PRICE     OPTIONS      PRICE     OPTIONS     PRICE
                                 -------   ---------   -------   ---------   --------   ---------   -------   ---------
Outstanding at beginning of
  period.......................  395,724     $0.13     401,224     $0.15      398,636     $0.18     345,223    $ 1.65
Granted........................    5,500      1.94       5,137      1.94       98,682      5.25      69,450     15.14
Exercised......................                 --          --        --     (150,465)     0.13      (1,924)     1.94
Canceled.......................                 --      (7,725)     0.10       (1,630)     0.11      (2,409)     1.94
                                 -------               -------               --------               -------
Outstanding at end of period...  401,224     $0.15     398,636     $0.18      345,223     $1.65     410,340    $ 4.12
                                 =======               =======               ========               =======
Weighted-average fair value of
  options granted during the
  period.......................  $  0.77               $  0.75               $   2.00               $  5.77

                            INSURQUOTE SYSTEMS, INC.

     Exercise prices for options outstanding as of December 31, 1999 ranged from $0.10 to $16.04. There were approximately 40,000 exercisable options outstanding at December 31, 1999. The weighted average remaining contractual life of the options is 6 years. Below are the segregated exercise prices as of December 31, 1999:

                                                          RANGE OF EXERCISE PRICES
                                              ------------------------------------------------
                                              $0.10-1.94   $3.32-4.43    $9.37    $14.02-16.04
                                              ----------   ----------   -------   ------------
Options outstanding.........................    271,390      40,000       7,500       91,450
Weighted-average exercise price of options
  outstanding...............................   $   0.31     $  3.88     $  9.37     $  15.11
Weighted-average remaining contractual life
  of options outstanding....................    5 years     8 years     9 years     10 years

  WARRANTS

     During 1995, the Company received $300,000 from an investor upon the issuance of three $100,000 promissory notes. Attached to each of these notes are warrants to purchase shares of Series A preferred stock at $3.13 per share. As of December 31, 1999 and June 30, 1999, warrants to purchase 47,924 and 63,899 shares, respectively, of Series A preferred stock remain outstanding. The warrants expire in March and June of 2005 if not exercised earlier.

     In connection with previous debt agreements, the Company issued warrants to purchase 7,693 and 84,628 shares of Series B preferred stock which expire on December 23, 2001 and February 25, 2002, respectively. Under the terms of each issuance, half of the shares are exercisable at $16.13 per share and the remaining shares are exercisable at $48.87 per share.

     During fiscal 1998, in connection with the issuance of a $8,900,000 promissory note, the Company issued a warrant to the investor to acquire an additional 440,350 shares of common stock at a price of $20.21 per share. The warrant is exercisable by the holder through February 10, 2008.

     As discussed in Note 5, 9,604 warrants with an exercise price of $37.48 were issued in connection with a related party note payable.

     In connection with a software development agreement, the Company issued warrants to purchase 10,000 shares of common stock which expire on January 1, 2004, with an exercise price of $5.06 per share. Under the terms of the agreement, the warrant shall become exercisable ratably over a three year period.

9. EMPLOYEE BENEFIT PLAN

     In 1998, the Company formally adopted a retirement plan that is qualified under Section 401(k) of the Internal Revenue Code, which covers all eligible employees. Participants may contribute a portion of their compensation not exceeding a limit set annually by the Internal Revenue Service. The Company makes a matching contribution based on the contribution made by the employee. Total expense under the plan was approximately $10,300, $61,700, $87,000 and $54,400 for the eleven months ended June 30, 1997, years ended June 30, 1998 and 1999 and six months ended December 31, 1999, respectively.

10. RELATED PARTY TRANSACTION

     The Company is obligated to pay one of its shareholders commissions for the sale of certain of its products and services under a sales agreement. Commissions incurred during the years ended June 30, 1998 and 1999 and six months ended December 31, 1999 totaled approximately $0, $381,000 and $482,000, respectively. In addition, the Company incurred interest expense totaling approximately $91,000, $667,500 and $333,750, respectively, on a note payable to the same shareholder. See Note 5. As of June 30, 1998 and 1999 and December 31, 1999, the Company had accrued interest to this shareholder of $91,000, $93,000 and $96,000, respectively.

                            INSURQUOTE SYSTEMS, INC.

11. YEAR 2000 ISSUE -- UNAUDITED

     The Company has identified no significant issues related to the impact of the Year 2000 on its computer systems and does not anticipate any future financial or operational problems associated therewith.

12. SUBSEQUENT EVENT

     On February 1, 2000, the Company signed a definitive agreement to merge with ChannelPoint, Inc. (ChannelPoint), a software development company. Subject to certain adjustments, each shareholder of the Company will receive shares of ChannelPoint common stock in the following ratios based on the respective series of common or preferred stock held at the time of the merger: common stock -- 3.60916; Series A -- 3.75266; Series B -- 3.85400; Series C -- 5.62254;
Series D -- 4.35237; and Series F -- 6.21775.

                              [CHANNELPOINT LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than the underwriting discount and commissions, payable by the registrant in connection with the sale of the common stock being registered hereby. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee.........  $19,800.00
NASD filing fee.............................................    8,000.00
Nasdaq National Market initial listing application fee......    5,000.00
Blue Sky fees and expenses..................................      *
Printing and engraving expenses.............................      *
Legal fees and expenses.....................................      *
Accounting fees and expenses................................      *
Directors' and officers' insurance..........................      *
Transfer agent and registrar fees...........................      *
Miscellaneous expenses......................................      *
                                                              ----------
          TOTAL.............................................      *
                                                              ==========

---------------

     * To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The company's amended and restated bylaws that will become effective upon the closing of this offering provide that the company will indemnify its directors and executive officers to the fullest extent permitted by Delaware law and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law.

     In addition, the company's restated certificate of incorporation that will become effective upon the closing of this offering provides that, to the fullest extent permitted by Delaware law, its directors will not be personally liable to the company or its stockholders for monetary damages for any breach of fiduciary duty as directors. This provision of the restated certificate of incorporation does not eliminate the directors' duty of care. In appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief are available under Delaware law. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws and state and federal environmental laws.

     Each director will continue to be subject to liability for:

     - breach of a director's duty of loyalty to the company and its stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; and

     - any transaction from which a director derived an improper personal benefit.

     The company also intends to enter into indemnity agreements with its directors and executive officers and to obtain directors' and officers' liability insurance.

     There is no pending litigation or proceeding involving any of the company's directors or officers as to which indemnification is being sought. The company is not aware of any pending or threatened litigation that may result in a claim for indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The company has issued and sold the following securities since March 1, 1997:

     On various dates between March 1997 and March 28, 2000, the Company authorized the grant of stock options to employees, consultants, directors and officers to purchase an aggregate of 35,693,202 shares of its common stock at an exercise prices ranging from $0.05 per share to $15.00 per share. Of these option grants, 18,356,484 shares have been exercised at a weighted average exercise price of $4.99 per share, with 3,288,733 of such shares being subject to repurchase by the Company should the optionee terminate his/her employment with the Company. The Company relied on the exemption provided by Rule 701 of the Securities Act.

     On September 9, 1997, the Company issued an aggregate of 1,700,000 shares of its Series B preferred stock to two accredited investors at a purchase price of $2.75 per share for cash proceeds in the amount of $4,675,000.00. The Company relied on the exemption provided by Rule 506 of Regulation D under the Securities Act.

     On March 20, 1998, the Company issued an aggregate of 10,908 shares of its common stock at a price of $0.30 per share to two of its consultants in exchange for services rendered to the Company. The Company relied on the exemption provided by Rule 701 of the Securities Act.

     On April 7, 1998, the Company issued an additional 18,181 shares of its Series B preferred stock to one accredited investor at a purchase price of $2.75 per share for cash proceeds in the amount of $49,997.75. The Company relied on the exemption provided by Rule 506 of Regulation D under the Securities Act.

     On October 13, 1998, the Company issued an aggregate of 3,797,785 shares of its Series C preferred stock to eleven accredited investors at a purchase price of $6.50 per share for cash proceeds in the amount of $24,685,602.50. The Company relied on the exemption provided by Rule 506 of Regulation D under the Securities Act.

     On April 29, 1999, the Company issued an aggregate of 22,858 shares of its common stock at a price of $0.80 per share to three of its consultants in exchange for services rendered to the Company. The Company relied on the exemption provided by Rule 701 of the Securities Act.

     On June 6, 1999, the Company issued 10,000 shares of its common stock at a price of $0.80 per share to one of its consultants in exchange for services rendered to the Company. The Company relied on the exemption provided by Rule 701 of the Securities Act.

     On June 7, 1999, the Company issued a convertible promissory note automatically convertible into 50,000 shares of its common stock at value of $3.00 per share upon the closing of the Company's initial public offering to one accredited investor. The Company relied on the exemption provided by Rule 506 of Regulation D under the Securities Act.

     On August 6, 1999, the Company issued an aggregate of 8,000 shares of its common stock at a price of $6.00 per share to two of its consultants in exchange for services rendered to the Company. The Company relied on the exemption provided by Rule 701 of the Securities Act.

     Between September 14, 1999 and February 2, 2000, the Company sold an aggregate of 5,482,378 shares of Series D preferred stock in a private placement at a purchase price of $20.97 per share to eight accredited investors for cash proceeds in the amount of $114,965,466.66. The Company relied on the exemption provided by Rule 506 of Regulation D under the Securities Act.

     On November 15, 1999, the Company issued 1,058,450 shares of Series D preferred stock to one accredited investor in a non-cash transaction in consideration for the acquisition of Policy Data, Quickly, an agency management software package. The Company relied on the exemption provided by Rule 506 of Regulation D under the Securities Act.

     On December 16, 1999, the Company declared a 1:1 stock dividend for each outstanding shares of its common stock for the issuance of an aggregate of 8,487,354 shares. The Company relied on the exemption provided by Section 4(2) and 4(6) of the Securities Act.

     On March 24, 2000, the Company issued 333,333 shares of common stock pursuant to the Agreement and Plan of Merger between the Company and LifeLink. The Company relied on the exemption provided by Section 4(2) and 4(6) of the Securities Act.

     On March 27, 2000, the Company issued 300,000 shares of Series E preferred stock to three accredited investors. The Company relied on the exemption provided by Rule 506 of Regulation D of the Securities Act.

     On April   , 2000, the Company issued      shares of common stock pursuant
to the Agreement and Plan of Merger between the Company and InsurQuote. The Company relied on the exemption provided by Section 4(2) and 4(6) of the Securities Act.

     The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view for distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          1.1*           -- Form of Underwriting Agreement.
          2.1            -- Agreement and Plan of Merger between the Company and
                            InsurQuote.
          3.1            -- Restated Certificate of Incorporation of the Company.
          3.2*           -- Form of Restated Certificate of Incorporation of the
                            Company to become effective upon the closing of the
                            offering.
          3.3            -- Amended and Restated Bylaws of the Company.
          3.4*           -- Amended and Restated Bylaws of the Company to become
                            effective upon the closing of the offering.
          4.1            -- Reference is made to Exhibits 3.1 through 3.4.
          4.2*           -- Specimen stock certificate representing shares of Common
                            Stock of the Company.
          5.1*           -- Opinion of Cooley Godward LLP regarding the legality of the securities being registered.
         10.1*           -- 2000 Equity Incentive Plan of the Company.
         10.2*           -- 2000 Employee Stock Purchase Plan of the Company.
         10.3*           -- Form of Grant Notice and Stock Option Agreement.
         10.4            -- Attachment IV to the Stock Option Grant Notice of the
                            1997 Stock Option Plan of the Company.
         10.5            -- Executive Severance Benefit Plan of the Company.
         10.6            -- InsurQuote 1994 Stock Option Plan, as amended, along with form of Stock Option Agreement.
         10.7            -- Termination and Release Agreement between InsurQuote and
                            CCC Information Services, Inc.
         10.8            -- Employment Agreement between InsurQuote and William B.
                            Woahn, as amended by Letter Agreement, dated February 1,
                            2000, by and among the Company, InsurQuote and William B
                            Woahn.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.9            -- Employment Agreement between InsurQuote and David
                            Whetten, as amended by Letter Agreement, dated February
                            1, 2000, by and among the Company, InsurQuote and David
                            Whetten.
         10.10           -- Fifth Amended and Restated Investor Rights Agreement
                            among the Company and certain of its stockholders.
         10.11           -- Fifth Amended and Restated Stockholders Agreement among the Company and certain of its stockholders.
         10.12           -- Sublease between the Company and MCI Systemhouse Corp.
                            for 36,246 square feet in Colorado Springs, Colorado.
         10.13           -- Lease between the Company and Westmoor Business Park Ltd,
                            LLLP for 9040 square feet in Westminster, Colorado.
         10.14           -- Sublease between the Company and Quantum Corporation for
                            150,000 square feet in Colorado Springs, Colorado.
         10.15           -- Lease between InsurQuote and The Jacobsen Group for
                            40,000 square feet in Provo, Utah.
         10.16           -- Sublease between InsurQuote and Park East Realty Co. for
                            31,480 square feet in Beachwood, Ohio.
         10.17*          -- Commerce Exchange Platform Agreement by and between the
                            Company and Zurich Financial Services and Zurich
                            Insurance Company.
         10.18**         -- Business and Technology Partnership Agreement between the
                            Company and United HealthCare Services, Inc.
         10.19**         -- Assignment Agreement between the Company and First Colony
                            Life Insurance Company.
         10.20**         -- Business and Technology Strategic Alliance Agreement
                            between the Company and GE Financial Assurance Holdings,
                            Inc.
         21.1            -- Subsidiaries of the Company.
         23.1*           -- Consent of Cooley Godward LLP (included in Exhibit 5.1).
         23.2            -- Consent of PricewaterhouseCoopers LLP, Independent
                            Accountants.
         23.3            -- Consent of Ernst & Young LLP, Independent Auditors.
         24.1            -- Powers of attorney (included on Page II-5).
         27              -- Financial Data Schedule.

------------

 * To be filed by amendment.

** The Company is applying for confidential treatment with respect to portions of these exhibits.

(b) Financial Statement Schedules.

     Schedule II -- Valuation and Qualifying Accounts

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, County of El Paso, State of Colorado, on March 28, 2000.

                                            By:    /s/ KENNETH E. HOLLEN
                                              ----------------------------------
                                                      Kenneth E. Hollen
                                                President and Chief Executive
                                                            Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth E. Hollen and Timothy D. Hoogheem and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----

                /s/ KENNETH E. HOLLEN                  Chairman of the Board,           March 28, 2000
-----------------------------------------------------    President and Chief Executive
                  Kenneth E. Hollen                      Officer (Principal Executive
                                                         Officer)

               /s/ TIMOTHY D. HOOGHEEM                 Senior Vice President, Chief     March 28, 2000
-----------------------------------------------------    Financial Officer, Finance
                 Timothy D. Hoogheem                     and Administration and
                                                         Treasurer (Principal
                                                         Financial Officer)

                /s/ CONRAD A. MCCARTY                  Corporate Controller and Chief   March 28, 2000
-----------------------------------------------------    Accounting Officer (Principal
                  Conrad A. McCarty                      Accounting Officer)

               /s/ MICHAEL D. FRAIZER                  Director                         March 28, 2000
-----------------------------------------------------
                 Michael D. Fraizer

              /s/ STEVEN M. GLUCKSTERN                 Director                         March 28, 2000
-----------------------------------------------------
                Steven M. Gluckstern

                 /s/ JAMES B. HOLLEN                   Director                         March 28, 2000
-----------------------------------------------------
                   James B. Hollen

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----

                  /s/ EVE M. KURTIN                    Director                         March 28, 2000
-----------------------------------------------------
                    Eve M. Kurtin

               /s/ BERNARD F. MCDONAGH                 Director                         March 28, 2000
-----------------------------------------------------
                 Bernard F. McDonagh

                  /s/ ADAM M. MIZEL                    Director                         March 28, 2000
-----------------------------------------------------
                    Adam M. Mizel

               /s/ NANCY J. SCHOENDORF                 Director                         March 28, 2000
-----------------------------------------------------
                 Nancy J. Schoendorf

              /s/ GREGORY D. BRENNEMAN                 Director                         March 28, 2000
-----------------------------------------------------
                Gregory D. Brenneman

                                  SCHEDULE II
                      CHANNELPOINT, INC. AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS

              COLUMN A                   COLUMN B            COLUMN C            COLUMN D      COLUMN E
              --------                  ----------    ----------------------    ----------    ----------
                                                            ADDITIONS
                                        BALANCE AT    CHARGED TO    CHARGED                   BALANCE AT
                                        BEGINNING     COSTS AND     TO OTHER                     END
                                        OF PERIOD      EXPENSES     ACCOUNTS    DEDUCTIONS    OF PERIOD
                                        ----------    ----------    --------    ----------    ----------
For the year ended December 31,
  1997:
  Provision for doubtful Accounts...      $   --        $   --       $   --       $   --        $   --
                                          ======        ======       ======       ======        ======
For the year ended December 31,
  1998:
  Provision for doubtful Accounts...      $   --        $   --       $   --       $   --        $   --
                                          ======        ======       ======       ======        ======
For the year ended December 31,
  1999:
  Provision for doubtful Accounts...      $   --        $   --       $  381(1)    $  107(2)     $  274
                                          ======        ======       ======       ======        ======

---------------

(1) Receivables acquired from Blaise Software, Inc.

(2) Doubtful accounts written off

                                 EXHIBIT INDEX

     EXHIBIT NUMBER                              DESCRIPTION
     --------------                              -----------
          1.1*           -- Form of Underwriting Agreement.
          2.1            -- Agreement and Plan of Merger between the Company and
                            InsurQuote.
          3.1            -- Restated Certificate of Incorporation of the Company.
          3.2*           -- Form of Restated Certificate of Incorporation of the
                            Company to become effective upon the closing of the
                            offering.
          3.3            -- Amended and Restated Bylaws of the Company.
          3.4*           -- Amended and Restated Bylaws of the Company to become
                            effective upon the closing of the offering.
          4.1            -- Reference is made to Exhibits 3.1 through 3.4.
          4.2*           -- Specimen stock certificate representing shares of Common
                            Stock of the Company.
          5.1*           -- Opinion of Cooley Godward LLP regarding the legality of the securities being registered.
         10.1*           -- 2000 Equity Incentive Plan of the Company.
         10.2*           -- 2000 Employee Stock Purchase Plan of the Company.
         10.3*           -- Form of Grant Notice and Stock Option Agreement.
         10.4            -- Attachment IV to the Stock Option Grant Notice of the
                            1997 Stock Option Plan of the Company.
         10.5            -- Executive Severance Benefit Plan of the Company.
         10.6            -- InsurQuote 1994 Stock Option Plan, as amended, along with form of Stock Option Agreement.
         10.7            -- Termination and Release Agreement between InsurQuote and
                            CCC Information Services, Inc.
         10.8            -- Employment Agreement between InsurQuote and William B.
                            Woahn, as amended by Letter Agreement, dated February 1,
                            2000, by and among the Company, InsurQuote and William B
                            Woahn.
         10.9            -- Employment Agreement between InsurQuote and David
                            Whetten, as amended by Letter Agreement, dated February
                            1, 2000, by and among the Company, InsurQuote and David
                            Whetten.
         10.10           -- Fifth Amended and Restated Investor Rights Agreement
                            among the Company and certain of its stockholders.
         10.11           -- Fifth Amended and Restated Stockholders Agreement among the Company and certain of its stockholders.
         10.12           -- Sublease between the Company and MCI Systemhouse Corp.
                            for 36,246 square feet in Colorado Springs, Colorado.
         10.13           -- Lease between the Company and Westmoor Business Park Ltd,
                            LLLP for 9040 square feet in Westminster, Colorado.
         10.14           -- Sublease between the Company and Quantum Corporation for
                            150,000 square feet in Colorado Springs, Colorado.
         10.15           -- Lease between InsurQuote and The Jacobsen Group for
                            40,000 square feet in Provo, Utah.
         10.16           -- Sublease between InsurQuote and Park East Realty Co. for
                            31,480 square feet in Beachwood, Ohio.
         10.17*          -- Commerce Exchange Platform Agreement by and between the
                            Company and Zurich Financial Services and Zurich
                            Insurance Company.

     EXHIBIT NUMBER                              DESCRIPTION
     --------------                              -----------
         10.18**         -- Business and Technology Partnership Agreement between the
                            Company and United HealthCare Services, Inc.
         10.19**         -- Assignment Agreement between the Company and First Colony
                            Life Insurance Company.
         10.20**         -- Business and Technology Strategic Alliance Agreement
                            between the Company and GE Financial Assurance Holdings,
                            Inc.
         21.1            -- Subsidiaries of the Company.
         23.1*           -- Consent of Cooley Godward LLP (included in Exhibit 5.1).
         23.2            -- Consent of PricewaterhouseCoopers LLP, Independent
                            Accountants.
         23.3            -- Consent of Ernst & Young LLP, Independent Auditors.
         24.1            -- Powers of attorney (included on Page II-5).
         27              -- Financial Data Schedule.

------------

 * To be filed by amendment.

** The Company is applying for confidential treatment with respect to portions of these exhibits.